QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This prospectus supplement and the accompanying prospectuses are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 14, 2004

Prospectus Supplement (To Prospectuses dated April 28, 2003, August 8, 2003 and August 8, 2003, respectively)

18,000,000 shares

Class A Common Stock

        We are offering 7,000,000 shares of our Class A common stock and the selling stockholders are offering 11,000,000 shares of our Class A common stock. We will receive all of the net proceeds from the sale of the shares sold by us. We will not receive any of the proceeds from the sale of the shares sold by the selling stockholders.

Our Class A common stock is traded on The Nasdaq National Market under the symbol "XMSR." On January 9, 2004, the last reported sale price of our Class A common stock on The Nasdaq National Market was $27.50 per share.

See "Risk Factors" beginning on page S-10 of this prospectus supplement and pages 7, 3 and 3, respectively, of the accompanying prospectuses to read about the risks you should consider before buying shares of our Class A common stock.

	Per Share	Total
Public Offering Price
Underwriting Discount
Proceeds, Before expenses, to us
Proceeds, Before expenses, to the selling stockholders

         The selling stockholders have granted the underwriters a 30-day option to purchase up to 2,700,000 additional shares to cover any over-allotments.

Delivery of the shares will be made on or about January    , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectuses. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.	Goldman, Sachs & Co.
Banc of America Securities LLC
Citigroup
Credit Suisse First Boston
Merrill Lynch & Co.
UBS Investment Bank

The date of this prospectus supplement is                         , 2004.

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering of shares of our Class A common stock in two separate documents. The accompanying prospectuses provide general information, some of which may not apply to this offering, and this prospectus supplement, which describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectuses, you should rely on this prospectus supplement.

        You should rely only upon the information contained or incorporated by reference in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Class A common stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference is accurate only as of those documents' respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

        This prospectus supplement summary does not contain all the information you should consider before investing in our Class A common stock. Please read the entire prospectus supplement and accompanying prospectuses carefully, including the sections entitled "Risk Factors." The terms "we," "our," and "us" refer to XM Satellite Radio Holdings Inc. and its subsidiaries.

Our Business

        We are America's leading satellite radio service company, providing music, entertainment and information programming for reception by vehicle, home and portable radios nationwide to over 1.3 million subscribers as of December 31, 2003. Our digital audio XM Radio service presently offers 100 channels of music, news, talk, sports and children's programming for a monthly subscription fee and one premium channel for an additional fee. We believe XM Radio appeals to consumers because of our innovative and diverse programming, nationwide coverage, numerous commercial free music channels and digital sound quality.

        In January 2004, we announced our 2004 channel line-up that will take effect in February 2004. The new channel lineup will feature 68 music channels, all of which will be commercial free, 32 news, sports, talk and variety channels and, commencing in March 2004, 15 instant traffic and weather channels reporting information from major markets such as New York, Los Angeles, Chicago and Washington, DC. We plan to expand the number of local traffic and weather channels we offer to 21 later in 2004. These channels will be offered to subscribers as part of the $9.99 monthly service fee. We also announced that XM Radio will be available on Jet Blue and AirTran airplanes beginning in fall 2004.

        Since our nationwide launch on November 12, 2001, we have built our subscriber base through multiple distribution channels, including an exclusive factory-installation distribution arrangement with General Motors and arrangements with other automotive manufacturers, car audio dealers and national electronics retailers. XM Radio is currently available as original equipment in over 80 new vehicle models. Through an exclusive distribution arrangement with us, General Motors currently offers over 40 2004 models of XM Radio-equipped cars, light trucks and SUVs under the Buick, Chevrolet, Saturn, Cadillac, Pontiac and GMC brand names. Honda, a major investor in our company, currently offers XM Radio in the Accord EX, Acura RL and Acura TL as a factory-installed feature and in the Pilot and S2000 as a dealer-installed option. Toyota/Lexus, Nissan/Infiniti, Isuzu and Volkswagen/Audi offer XM Radio as a dealer-installed option in numerous popular makes and models, including the Toyota Camry, Solara and Scion, the Lexus LS 430, Nissan Pathfinder and Titan, and the Audi A4, S4, A6, A8L and allroad quattro. Broad distribution of XM Radio through the new automobile market is a central element of our business strategy.

        From our nationwide launch through the end of the third quarter of 2002, distribution of our product was almost exclusively through the aftermarket (the sale of radios by consumer electronics retailers and others for installation in automobiles after purchase) and we continue to promote XM Radio actively in this market. XM radios are available under the Delphi, Pioneer, Alpine and Sony brand names at national consumer electronics retailers, such as Best Buy, Circuit City, Wal-Mart and other national and regional retailers.

        As part of our strategy to make XM Radio available everywhere, we have introduced a wide variety of mass market products that can deliver our service in the automobile, home and portable markets, as well as specific applications such as marine and aviation. After initially focusing on the automobile retail aftermarket and the automobile factory-installed market, the opening up of the home and portable market is the third major element of our marketing strategy to increase the availability of XM radio across new markets.

        In the fall of 2002, Delphi introduced the XM SKYFi, a plug-and-play device available for use in the car, at home or in a portable "boombox" that offers an enhanced display and attractive pricing. At the 2003 Consumer Electronics Show, the SKYFi audio system was named a finalist for the Best of CES award. In October 2003, Delphi introduced the XM Roady, the industry's smallest satellite radio that offers a complete satellite radio system for vehicles in one simple, easy to install package that retails for less than the XM SKYFi. Also in October 2003, we introduced the XM Commander, an all-in-one receiver package that works with nearly all AM/FM car stereos, regardless of make, brand or year, and is sized and styled to integrate with the dashboard of most vehicles, including luxury cars. In November 2003, we introduced XM Direct, an ultra-compact XM tuner module for car stereos that can be connected to any satellite-radio-ready car stereo with adaptors developed and distributed by third parties. We expect that XM Direct will be particularly attractive to OEM dealers of a wide variety of satellite-radio-ready cars. In December 2003, Alpine introduced the industry's first in-dash CD receiver with an integrated XM tuner, the CDA-9820XM, which eliminates the need for a separate XM tuner for easier installation and delivers high quality sound performance. These new products represent the second generation of XM Radios, reflecting enhanced features and a significantly lower price to consumers.

        In addition to these products for the automobile market, we have introduced products specifically targeted at the home and portable markets. In April 2003, we introduced the XM PCR, the first satellite radio receiver designed for personal computers, and in August 2003, Audio Design Associates introduced the Tune Suite, the first high-end, multizone home audio system to feature XM Radio. In December 2003, we introduced the Delphi CD Audio System, the industry's first boombox capable of playing AM/FM radio, XM radio, compact discs and MP3 files. We believe that these products along with the best-selling SKYFi radio will continue to open up new markets beyond the traditional automobile market and increase the penetration of XM Radio. Finally, in addition to the automobile, home and portable markets, we have also worked with manufacturers to develop radios for specific applications such as the marine and aviation markets to further enhance the availability of XM Radio.

        We believe, based on our experience in the marketplace, surveys, work with focus groups and market data, that there is a significant market for XM Radio. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 94% listens to the radio weekly. However, many radio listeners have access to only a limited number of radio stations and listening formats offered by traditional AM/FM radio.

        We believe we offer our consumers a unique listening experience by providing diverse programming, coast-to-coast coverage, a substantial number of commercial free channels and clear sound with our digital signals. Beginning in February 2004, our new channel lineup will feature more commercial free channels, including all 68 of our music channels, and 15 channels of instant traffic and weather, expanding to 21 channels by the end of 2004. Our channels include diverse programming designed to appeal to a large audience, and to specific groups that our research has shown are most likely to subscribe to our service, including urban and rural listeners of virtually all ages. We have original music and talk channels created by our in-house programming unit as well as channels created by well-known providers of brand name programming, including our exclusive MTV, VH1 and NASCAR channels, as well as ESPN Radio, Radio Disney, CNN, CNBC, MSNBC, Discovery, Fox News, E! and Clear Channel. We have a team of experienced programming professionals with a successful record of introducing new radio formats and building local and national listenership.

        In addition to our subscription fee, we generate revenues from sales of limited advertising time on our talk, entertainment and variety channels. Advertisers on the XM network include JC Penney, Radio Shack, Allstate, Autozone, Pfizer, Anheuser-Busch and ABC Networks. Although our new channel lineup has only commercial free music channels, we will be adding 15 channels of traffic and weather on which we plan to sell advertising time. The addition of these traffic and weather channels is expected to provide more advertising time inventory in a medium we believe to be more conducive to advertising than we had on our music channels that were previously not commercial free.

        We transmit the XM Radio signal throughout the continental United States from our two satellites "XM Rock" and "XM Roll." We are planning to launch our spare satellite, presently being modified, in late 2004 as part of a plan to address a solar power anomaly in our existing satellites initially identified in late 2001. We have contracted for a fourth satellite, to serve as a ground spare and to be launched around the 2007 timeframe to replace XM Rock and XM Roll. We also have a network of approximately 800 terrestrial repeaters, which receive and re-transmit the satellite signals in 60 cities to augment our satellite signal coverage where it might otherwise be affected by buildings, tunnels or terrain. We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States.

        We have raised $2.4 billion of equity and debt net proceeds through September 30, 2003 from investors and strategic partners to fund our operations. This includes $149.8 million of net proceeds from the sale of Class A common stock in September 2003 and $179 million of net proceeds (including amounts related to the over-allotment option) from the sale of 12% senior secured notes due 2010 in June 2003. This also includes $206 million of net funds raised in January 2003. The January 2003 financing transactions also included $250 million of payment deferrals and a line of credit from GM.

        From January 1, 2003 to December 31, 2003, we have raised $65.7 million through our Direct Stock Purchase Program and issued shares of Class A common stock to eliminate $245.9 million carrying value of indebtedness or approximately $280.7 million of face amount at maturity.

        So long as we meet the revenue, expense and cash flow projections of our business plan, we expect to be fully funded and will not need to raise additional financing to continue operations. We are continuing to pursue insurance proceeds in connection with the solar anomaly on our existing satellites, and would use the insurance proceeds to repay vendor financing contemplated to be used to launch replacement satellite(s). However, with the sale of Class A common stock completed in September 2003 and the sale of notes completed in June 2003, we have raised substantially all of the funds we would need for the completion and launch of XM-3 and the construction of XM-4 in case the receipt of insurance proceeds does not occur in a timely manner. In addition, any proceeds of this offering not applied to the repayment of debt could be used to fund the launch of XM-4 to the extent needed.

        Our executive offices are located at 1500 Eckington Place, N.E., Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our website is not, and should not be deemed to be, part of this prospectus supplement.

RECENT DEVELOPMENTS

  •
  In January 2004, we revised our existing credit facility with General Motors to permit us to repay and reborrow under the facility and reduce the interest rate from a rate of 10% over LIBOR to 8% over LIBOR.

  •
  In December 2003, we amended our satellite contract with Boeing Satellite Systems to revise our payment plans with respect to XM-3 and XM-4, to amend certain performance incentive payment terms with respect to our two in-orbit satellites and to lower the interest rate on payment deferrals with respect to XM-4. This amendment defers payment of approximately $104 million of XM-4 payments from first quarter 2005 to first quarter 2006 and accelerates approximately $80 million of XM-3 payments into first quarter 2004.

  •
  In the fourth quarter of 2003, we issued approximately 7.0 million shares of Class A common stock to eliminate securities convertible into 6.7 million shares of Class A common stock, including (i) $46.7 million of convertible indebtedness and convertible preferred stock and (ii) warrants to acquire 167,450 shares of Class A common stock.

RISK FACTORS

        You should read the "Risk Factors" sections beginning on page S-10 of this prospectus supplement and pages 7, 3 and 3, respectively, of the accompanying prospectuses as well as the other cautionary statements throughout the entire prospectus supplement so that you understand the risks associated with an investment in our Class A common stock.

THE OFFERING

Issuer	XM Satellite Radio Holdings Inc.
Class A common stock offered by us	7,000,000 shares.
Class A common stock offered by the selling stockholders	11,000,000 shares.
Common stock to be outstanding after the offering	178,665,194 shares, all Class A common stock (1)(2).
Use of proceeds
We intend to use the net proceeds from this offering for (a) pre-payment of outstanding debt, including such amount as may be necessary (i) to prepay our $89.0 million 10% Senior Secured Convertible Note due 2009 held by OnStar Corporation, a subsidiary of General Motors, and (ii) to redeem our outstanding $45.7 million 7.75% Convertible Subordinated Notes due 2006, and (b) for working capital and general corporate purposes, including potential pre-payment of other debt including up to $85 million of our outstanding 12% Senior Secured Notes due 2010. We will not receive any proceeds from the sale of the shares by the selling stockholders.
Dividend policy	We presently do not intend to pay dividends on our Class A common stock. We plan to retain any earnings for use in our operations and expansion of our business.
Nasdaq National Market symbol for Class A common stock	"XMSR."

(1)
Based on the number of shares of Class A common stock outstanding as of December 31, 2003, and excludes:

•
8,604,303 shares of Class A common stock issuable upon conversion of Series A convertible redeemable preferred stock, which converts at the option of the holder on a one-for-one basis;

•
592,861 shares of Class A common stock issuable upon conversion of Series B convertible redeemable preferred stock, which converts at the option of the holder at a rate of 1.25 shares of Class A common stock for each share held;

•
11,882,383 shares of Class A common stock issuable upon conversion of Series C convertible redeemable preferred stock, liquidation preference of $1,000 per share, which converts at the option of the holder at a conversion price of $8.90 per share;

•
3,738,487 shares of Class A common stock issuable upon conversion of 7.75% convertible subordinated notes due 2006, which convert at the option of the holder at a conversion price of $12.225 per share and likely would convert when we seek to redeem these notes with proceeds of this offering;

•
980,670 shares of Class A common stock issuable upon conversion of the vested portion of an $89.0 million 10% senior secured convertible note due 2009 issued to General Motors; $7.8 million has vested as of December 31, 2003, at conversion prices ranging from approximately $5 to $10 per share and such amount is likely to be converted prior to pre-payment;

  •
  61,045,468 shares of Class A common stock issuable upon conversion of 10% senior secured discount convertible notes due 2009, which convert at the option of the holder at a conversion price of $3.18 per share;

  •
  11,963,206 shares of Class A common stock issuable upon exercise of outstanding options exercisable at exercise prices ranging from $2.67 per share to $45.4375 per share;

  •
  26,727,987 shares of Class A common stock issuable upon exercise of warrants outstanding exercisable at an exercise price of $3.18; and

  •
  2,853,426 shares of Class A common stock issuable upon exercise of warrants outstanding exercisable at an exercise price of $45.24.

(2)
No shares of our Class B or Class C common stock were outstanding as of December 31, 2003.

SUMMARY CONSOLIDATED FINANCIAL DATA

XM Satellite Radio Holdings Inc. and Subsidiaries

        The pro forma information in the following consolidated balance sheets table gives effect to the following transactions that occurred from October 1 to December 31, 2003 as if each had occurred on September 30, 2003:

  •
  the issuance of 7.0 million shares of Class A common stock to eliminate securities convertible into 6.7 million shares of Class A common stock, including (i) $46.7 million of convertible indebtedness and convertible preferred stock and (ii) warrants to acquire 167,450 shares of Class A common stock.

        The pro forma as adjusted for redemption information in the following consolidated balance sheets table also gives effect to the following as if it had occurred as of September 30, 2003:

  •
  the sale of the Class A common stock in this offering and the application of the estimated net proceeds to us of $183.6 million from the sale of the Class A common stock, including $89.0 million to prepay our outstanding 10% Senior Secured Convertible Note due 2009 held by OnStar Corporation, a subsidiary of General Motors, and $48.3 million to redeem our $45.7 million of outstanding 7.75% Convertible Subordinated Notes due 2006, and the conversion by selling stockholders as of January 12, 2004 of $10.0 million aggregate initial value ($11.0 million accreted value at conversion) of 10% Senior Secured Discount Convertible Notes into 3.4 million shares of Class A common stock, $37.3 million of Series C convertible redeemable preferred stock into 5.4 million shares of Class A common stock and 2.2 million shares of Series A convertible preferred stock into 2.2 million shares of Class A common stock.

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
						(unaudited)
	(In thousands, except subscriber and share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscriber revenue(1)	$16,344	$238	$—	$—	$—	$49,365	$8,987
Activation revenue	484	8	—	—	—	1,209	271
Equipment revenue(1)	757	—	—	—	—	5,174	—
Net ad sales revenue	2,333	251	—	—	—	2,010	1,691
Royalties & other	263	36	—	—	—	528	226

Total revenue	20,181	533	—	—	—	58,286	11,175

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties(1)	12,790	1,739	—	—	—	16,510	2,591
Cost of equipment	1,679	—	—	—	—	7,194	—
Ad sales(1)	1,870	2,243	1,232	356	369	1,755	1,306
Customer care & billing operations	16,069	5,724	699	—	—	17,378	10,669
Satellite & terrestrial	44,818	62,641	8,104	1,536	203	33,353	33,669
Broadcast & operations	19,851	21,960	19,570	5,449	1,782	14,992	14,505
Programming content	25,379	17,649	4,025	965	642	15,575	19,578

Cost of Revenue	122,456	111,956	33,630	8,306	2,996	106,757	82,318
Research & development (excludes depreciation & amortization, shown below)	10,843	13,689	11,948	6,510	7,311	9,402	8,917
General & administrative (excludes depreciation & amortization, shown below)	26,448	20,250	17,312	11,534	4,869	20,194	15,905
Marketing (excludes depreciation & amortization, shown below)(1)	169,165	93,584	13,016	2,829	960	126,534	126,328
Impairment of goodwill	11,461	—	—	—	—	—	—
Depreciation & amortization	118,588	42,660	3,573	1,512	57	119,074	75,611

Total operating expenses	458,961	282,139	79,479	30,691	16,193	381,961	309,079

Operating Loss	(438,780)	(281,606)	(79,479)	(30,691)	(16,193)	(323,675)	(297,904)

Other income (expense)
Interest income	5,111	15,198	27,606	2,915	26	1,953	4,555
Interest expense	(63,573)	(18,131)	—	(9,120)	—	(81,072)	(47,428)
Other income (expense)	2,230	160	—	—	—	(18,792)	1,676

Net loss	(495,012)	(284,379)	(51,873)	(36,896)	(16,167)	(421,586)	(339,101)
8.25% Series B preferred stock dividend requirement	(3,766)	(3,766)	(5,935)	—	—	(1,956)	(2,824)
8.25% Series B preferred stock (deemed dividend)/retirement gain	—	—	(11,211)	—	—	8,761	—
8.25% Series C preferred stock dividend requirement	(17,093)	(19,387)	(9,277)	—	—	(12,210)	(12,948)
8.25% Series C preferred stock retirement loss	—	—	—	—	—	(7,694)	—
Series C preferred stock beneficial conversion feature	—	—	(123,042)	—	—	—	—

Net loss attributable to common stockholders	$(515,871)	$(307,532)	$(201,338)	$(36,896)	$(16,167)	$(434,685)	$(354,873)

Net loss per share:
Basic and diluted	$(5.95)	$(5.13)	$(4.15)	$(2.40)	$(2.42)	$(3.75)	$(4.17)

Weighted average shares used in computing net loss per share — basic and diluted	86,735,257	59,950,196	48,508,042	15,344,102	6,689,250	116,052,112	85,114,390

Other data
EBITDA(2)	$(317,962)	$(238,786)	$(75,906)	$(29,179)	$(16,136)	$(223,393)	$(220,617)
Cash flow from operating activities	(294,289)	(203,048)	(37,477)	(16,785)	(1,301)	(194,358)	(260,542)
Cash flow from investing activities	(7,036)	(221,361)	(559,401)	(234,412)	(43,912)	18,577	(46,763)
Cash flow from financing activities	151,646	382,003	771,053	301,585	45,522	599,595	156,549
XM subscribers (end of period)(3)	347,159	27,733	—	—	—	929,648	201,554

	December 31,					As of September 30, 2003
	2002	2001	2000	1999	1998	Actual	Pro Forma	Pro Forma As Adjusted For Redemption(4)
						(unaudited)
	(In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$42,815	$210,852	$224,903	$120,170	$310	$456,632	$456,512	$502,769
Restricted investments	29,742	72,759	161,166	—	—	6,311	6,311	6,311
System under construction	55,016	55,056	674,796	229,940	78,998	80,456	80,456	80,456
Property and equipment, net	847,936	922,149	50,052	2,551	1,146	739,632	739,632	739,632
Goodwill, net	—	11,461	12,376	13,294	—	—	—	—
DARS license and other intangibles, net	153,732	155,207	151,845	144,504	90,031	149,947	149,947	149,947
Total assets	1,160,280	1,456,203	1,293,218	515,189	170,485	1,591,787	1,591,106	1,636,273
Total long-term debt, net of current portion	412,540	411,520	262,665	212	140,332	767,430	749,000	606,429
Total liabilities	567,969	529,552	337,266	30,172	177,668	939,718	921,024	777,272
Stockholders' equity (deficit)	592,311	926,651	955,952	485,017	(7,183)	652,069	670,082	859,001

(1)
Certain 2002, 2001, 2000, 1999 and 1998 amounts have been reclassified (reflecting a reclassification made in the first quarter of 2003) to conform to the September 30, 2003 presentation, including the reclassification of equipment revenue, ad sales expense and certain revenue share payments to cost of revenue. The year-end financial statements included within the F-pages do not include these reclassifications.
(2)
Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as "EBITDA." EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company's operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

	Years Ended December 31,					Nine Months Ended September 30
	2002	2001	2000	1999	1998	2003	2002
	(In thousands)
Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(495,012)	$(284,379)	$(51,873)	$(36,896)	$(16,167)	$(421,586)	$(339,101)
Add back non-EBITDA items included in net loss:
Interest income	(5,111)	(15,198)	(27,606)	(2,915)	(26)	(1,953)	(4,555)
Interest expense	63,573	18,131	—	9,120	—	81,072	47,428
Depreciation & amortization	118,588	42,660	3,573	1,512	57	119,074	75,611

EBITDA	$(317,962)	$(238,786)	$(75,906)	$(29,179)	$(16,136)	$(223,393)	$(220,617)

(3)
We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers.

(4)
The $45.7 million of outstanding 7.75% Convertible Subordinated Notes due 2006 may be converted into 3.7 million shares of Class A common stock at a conversion price of $12.225 per share at the holders' option. For each $1.0 million of outstanding 7.75% Convertible Subordinated Notes due 2006 converted into Class A common stock, we will not have to use $1.03 million of cash and will have to issue 81,800 shares of Class A common stock. Additionally, $7.8 million of our $89.0 million 10% Senior Secured Convertible Note held by OnStar Corporation may be converted into 980,670 shares of Class A common stock at an average conversion price of $8.00 per share at OnStar's option.

        We anticipate that the elimination of indebtedness through the issuance of shares of our Class A common stock reflected in the pro forma information included above will require us to take a charge increasing our net loss for the fourth quarter of 2003 by $7.0 million and increasing our net loss attributable to common stockholders by a further $3.8 million. We would incur an additional expense in the first quarter of 2004 to the extent of any premiums paid to redeem indebtedness.

RISK FACTORS

        Potential investors are urged to read and consider the risk factors relating to an investment in XM Satellite Radio Holdings Inc. contained herein. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectuses. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

You could lose money on your investment because we are in the early stages of generating revenues.

        Unless we generate significant revenues, we may not be able to operate our business and service our indebtedness and you could lose money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including:

  •
  whether we can attract and retain enough subscribers to XM Radio;

  •
  whether our XM Radio system continues to operate at an acceptable level;

  •
  our ability to maintain or lower the costs of obtaining and retaining subscribers; and

  •
  whether we compete successfully.

Our aggregate expenditures and losses have been significant and are expected to grow.

        As of September 30, 2003, we had incurred capital expenditures of $1.04 billion and aggregate net losses approximating $1.3 billion from our inception through September 30, 2003. We expect our aggregate net losses and negative cash flow to grow as we make payments under our various distribution contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding indebtedness. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose money on your investment.

Demand for our service may be insufficient for us to become profitable.

        Because we offer a new service, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon:

  •
  whether we obtain, produce and market high quality programming consistent with consumers' tastes;

  •
  the willingness of consumers, on a mass-market basis, to pay subscription fees to obtain satellite radio service;

  •
  the cost and availability of XM radios; and

  •
  the marketing and pricing strategies that we employ and that are employed by our competitors.

If demand for our service does not develop as expected, we may not be able to generate enough revenues to generate positive cash flow or become profitable.

Our inability to retain customers, including those who purchase or lease vehicles that include a subscription to our service, could adversely affect our financial performance.

  •
  We cannot predict how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service as part of the promotion of our product. These customers constitute a growing portion of our subscriber base, but we have limited information on the percentage, or conversion rate, of these customers who will continue to receive and pay for our service beyond the initial promotion period.

  •
  We experience subscriber turnover, or churn, with respect to our customers as well. Because we have been in commercial operations for a relatively short period of time, we cannot predict the amount of churn we will experience over the longer term.

        Our inability to retain customers who purchase or lease new vehicles with our service beyond the promotional period and subscriber turnover could adversely affect our financial performance and results of operations.

Higher than expected subscriber acquisition costs could adversely affect our financial performance.

        We are still spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers and other parties to obtain or as part of the expense of attracting new subscribers. Although we have recently been able to reduce our subscriber acquisition cost on a per subscriber basis and cost per gross addition, our ability to achieve cash flow breakeven within the expected timeframe depends on our ability to continue to maintain or lower these costs. If the costs of attracting new subscribers or incentivizing other parties are greater than expected, our financial performance and results of operations could be adversely affected.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable or from achieving profitability in a timely manner.

        We have significant payment obligations under our long-term distribution agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation in certain limited circumstances, we cannot predict the outcome of any such renegotiation.

We may need additional funding for our business plan and additional financing might not be available.

        Although we believe we have sufficient cash and credit facilities available to fund our operations through the date on which we expect our business to generate positive cash flow, we may need additional financing due to future developments or changes in our business plan. In addition, our actual funding requirements could vary materially from our current estimates. If additional financing is needed, we may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, a number of adverse effects could occur. We could default on our commitments to creditors or others and may have to seek a purchaser for our business or assets.

Premature degradation or failure of our satellites could damage our business.

        If one of our satellites were to fail or suffer performance degradation prematurely and unexpectedly, it likely would affect the quality of our service, interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. In September 2001, Boeing Satellite Systems, or BSS, advised us of a progressive degradation problem with the solar array output power of Boeing 702 class satellites, including both XM Rock and XM Roll. Since the issue is common to Boeing 702 class satellites, we and the manufacturer are closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, a firm launch commitment for our spare satellite in the fourth quarter of 2004, the ability to provide full service for an extended period of time with XM Rock and XM Roll collocated in one orbital slot and the spare located in the other slot (which would allow partial use of the existing satellites through the first quarter of 2008), firm commitments to build a fourth satellite and provide launch services therefor, and various mitigation actions to extend the full or partial use of the existing satellites, we believe that we will be able to launch additional satellites prior to the time the solar array power problem might cause the broadcast signal strength to fall below minimum acceptable levels. Based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by BSS and us, our management adjusted the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter 2008 (approximately 6.75 years from launch). There is no assurance that such actions will allow us to maintain adequate broadcast signal strength. Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information.

        A number of other factors could decrease the useful lives of our satellites, including:

  •
  defects in construction;

  •
  loss of on board station-keeping system;

  •
  failure of satellite components that are not protected by back-up units;

  •
  electrostatic storms; and

  •
  collisions with other objects in space.

        In addition, our network of terrestrial repeaters communicates principally with one satellite. If the satellite communicating with the repeater network fails unexpectedly, we would have to repoint all the repeaters to communicate with the other satellite. This would result in a degradation of service that could last several days and could harm our business.

Losses from satellite degradation may not be fully covered by insurance, and insurance proceeds may not be available in a timely manner.

        We purchased launch and in-orbit insurance policies from global space insurance underwriters covering XM Rock and XM Roll. Due to the solar array degradation, we have filed a claim for the aggregate sum insured on both satellites ($200 million per satellite) less applicable salvage under our insurance policies. In July 2003, a group of our insurance carriers denied our claim and asserted that XM Rock and XM Roll are still performing above insured levels, that the power trend lines are not definitive and that we failed to comply with certain policy provisions regarding material change and other matters. We are continuing our correspondence and meetings with individual and groups of insurers to resolve this matter and will proceed with negotiations, arbitration or litigation as necessary to recover the losses, but we may not prevail in this matter or recover the amounts we are seeking from the insurers.

        In addition, any amounts we recover from our insurance may not fully cover our losses. For example, our insurance does not cover the full cost of constructing, launching and insuring two new satellites, nor will it cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance contains customary exclusions, salvage value provisions, material change and other conditions that could limit our recovery. Further, any insurance proceeds may not be received on a timely basis in order to launch our spare satellite or construct and launch a replacement satellite. Although we have funds available for the completion and launch of XM-3 and construction of XM-4, if adequate insurance proceeds are not received in a timely manner we may need additional funds to launch XM-4. This may impair our ability to make timely payments on our outstanding notes and other financial obligations.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

        In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including Sirius Satellite Radio, the other U.S. satellite radio licensee; traditional and, when available, digital AM/FM radio; Internet based audio providers; direct broadcast satellite television audio service; and cable systems that carry audio service. Sirius began commercial operations in the first quarter of 2002 and has announced that it had 261,061 subscribers as of December 31, 2003. Sirius offers certain programming that we do not offer, including exclusive channels for National Hockey League games, National Basketball Association games, National Public Radio, and beginning at the start of the 2004 football season, regular season National Football League games. Sirius, which features 100 channels, offers its service for a monthly charge of $12.95. Sirius radio service is offered as a dealer-installed option on car model brands such as Ford, Lincoln-Mercury, BMW, MINI, Chrysler, Dodge, Jeep, Nissan, Infiniti and Audi and as a factory-installed option on the BMW 5 Series and the Dodge Durango. If Sirius is able to offer a more attractive service or enhanced features, or has stronger marketing or distribution channels, it may gain a competitive advantage over us.

        Unlike XM Radio, traditional AM/FM radio already has a well-established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising, rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as news and sports reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage to the dominant providers of audio entertainment services.

        iBiquity Digital Corporation, or iBiquity, which develops and licenses digital radio broadcast technology, received FCC approval of technology enabling digital broadcasting in the AM and FM bands in October 2002. In October 2003, iBiquity announced that over 280 radio stations in over 100 markets have licensed its technology and begun digital broadcasting or are in the process of converting to digital broadcasting. To the extent that traditional AM/FM radio stations adopt digital transmission technology such as that offered by iBiquity and to the extent such technology allows signal quality that rivals our own, any competitive advantage that we enjoy over traditional radio because of our digital signal would be lessened. In addition, other technologies in the mobile audio environment could emerge to compete with our service.

We need to obtain rights to programming, which could be more costly than anticipated.

        Third-party content is an important part of the marketing of the XM Radio service and obtaining third-party content can be expensive. We may not be able to obtain the third-party content we need at all or within the costs contemplated by our business plan. The significant fees that Sirius Satellite Radio has agreed to pay to the National Football League could make obtaining similar third-party programming more costly for us to obtain. In addition, we are currently in the process of amending certain of our existing third-party programming agreements in connection with the recently announced changes to our channel lineup and there will likely be costs associated with these amendments. We also must negotiate and enter into music programming royalty arrangements with Broadcast Music, Inc., which we refer to as BMI, and in the future will have to re-negotiate our existing arrangements with the American Society of Composers, Authors and Publishers, SESAC, Inc., and the Recording Industry Association of America. We expect to establish license fees with BMI through negotiation, and such royalty arrangements may be more costly than anticipated. As our number of subscribers increases, these royalty fees will increase. Our ability to obtain necessary third-party content at a reasonable cost, complete the amendment of certain programming agreements in connection with the changes to our channel lineup and negotiate royalty arrangements will impact our financial performance and results of operations.

Weaker than expected market and advertiser acceptance of our XM radio service could adversely affect our advertising revenue and results of operations.

        Our ability to generate advertising revenues will be directly affected by the number of subscribers to our XM Radio service and the amount of time subscribers spend listening to our talk, entertainment and variety channels or our new traffic and weather service. Our ability to generate advertising revenues will also depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with Sirius Satellite Radio, the other satellite radio licensee, and traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do. Because FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis, certain advertisers may be less likely to advertise on our radio service.

The holders of our Series C preferred stock, General Motors and holders of our convertible notes issued in January 2003 have consent rights that may prevent us from engaging in transactions otherwise beneficial to holders of our securities.

        Under the terms of our Series C preferred stock, the consent of holders of at least 60% of the Series C preferred stock is required before we can take certain actions, including issuances of additional equity securities and the incurrence of indebtedness under which we must meet financial covenants to avoid default. These requirements could hamper our ability to raise additional funds. The consent of holders of at least 60% of the Series C preferred stock is also required for transactions with affiliates, other than on an arm's-length basis, and for any merger or sale of our assets. The approval for a merger could make it difficult for a third party to acquire us and thus could depress our stock price. As a result of the closing of our January 2003 financing transactions, GM and holders of our 10% senior secured discount convertible notes now have similar consent rights. Without the consent of 75% of the notes held by OnStar and the convertible notes investors, we cannot take certain actions, including the:

  •
  issuance of Class A common stock in an amount that increases the amount outstanding on a fully diluted basis by 20% or more;

  •
  incurrence of indebtedness with financial or operational covenants;

  •
  entrance into certain transactions with affiliates; or

  •
  merger or sale of all or substantially all of our assets.

        We cannot assure you that these rights will be exercised in a manner consistent with your best interests.

Our substantial indebtedness could adversely affect our financial health, which could reduce the value of our securities.

        As of September 30, 2003, the total accreted value of our indebtedness was $1.0 billion ($755.0 million carrying value) on a pro forma basis (giving effect to the exchanges and stock sales described under the caption "Capitalization" but not giving effect to the use of proceeds from this transaction to repay indebtedness). This amount will increase significantly over the next several years as our indebtedness accretes. Most of our indebtedness will mature in 2009 and 2010. However, our substantial indebtedness could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

        Failing to comply with those covenants could result in an event of default, which, if not cured or waived, could cause us to have to discontinue operations or seek a purchaser for our business or assets. In addition, the covenants allow us to incur more debt in the future, which could increase our total indebtedness.

The terms of the notes issued in our January 2003 financing transactions may not be favorable to us, our creditors or our stockholders.

        Under the terms of the 10% senior secured convertible note due 2009 issued to General Motors' subsidiary, OnStar Corporation, and the 10% senior secured discount convertible notes due 2009 issued to private investors in January 2003, we are subject to various restrictive covenants, including covenants that limit our ability to pay dividends and make other types of restricted payments and incur indebtedness in particular. These covenants may significantly limit our ability to complete transactions or take other actions that could be in our interests or the interests of our creditors or stockholders.

        We do not have the right to prepay or redeem the private investor notes, but have the ability after four years to require the conversion of the notes into Class A common stock in limited circumstances. This mandatory conversion would only be available to us if:

  •
  we achieve break-even in our earnings before interest, taxes, depreciation and amortization;

  •
  our Class A common stock trades at 200% of the conversion price then in effect;

  •
  the amount of our outstanding indebtedness after conversion would be less than $250 million; and

  •
  we no longer have any Series C preferred stock outstanding.

Our business may be impaired by third party intellectual property rights.

        Development of the XM Radio system has depended largely upon the intellectual property that we have developed and licensed from third parties. If the intellectual property that we have developed or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

        Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

        Third parties may assert claims or bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could subject us to significant liabilities to third parties; require us to seek licenses from third parties; block our ability to operate the XM Radio system or license its technology; or otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Failure to comply with FCC requirements could damage our business.

        As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as interoperability of our system with the other licensed satellite radio system; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band. Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions.

Interference from other users could damage our business.

        We may be subject to interference from adjacent radio frequency users, such as RF lighting and ultra-wideband (UWB) technology, if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, the FCC has not yet issued final rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. We are operating our repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC, which expired March 18, 2002. We have applied for an extension of this authority and can continue to operate our terrestrial repeaters pending a final determination on this request. This authority is currently being challenged by operators of terrestrial wireless systems who have asserted that our repeaters may cause interference. Our deployment of terrestrial repeaters may be impacted by the FCC's further actions, when taken.

Our service network or other ground facilities could be damaged by natural catastrophes.

        Since our ground-based network is attached to towers, buildings and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We do not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

        Like all radio transmissions, the XM Radio signal is subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We depend on certain on-air talent and other people with special skills. If we cannot retain these people, our business could suffer.

        We employ or independently contract with certain on-air talent who maintain significant loyal audiences in or across various demographic groups. We cannot be certain that our on-air talent will remain with us or will be able to retain their respective audiences. If we lose the services of one or more of these individuals, and fail to attract comparable on-air talent with similar audience loyalty, the attractiveness of our service to subscribers and advertisers could decline, and our business could be adversely affected. We also depend on the continued efforts of our executive officers and key employees, who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

Rapid technological and industry changes could make our service obsolete.

        The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Because we have depended on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

The market price of our securities could be hurt by substantial price and volume fluctuations.

        Historically, securities prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This market volatility could depress the price of our securities without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our securities would likely significantly decrease.

Future issuances of our Class A common stock could lower our stock price and impair our ability to raise funds in new stock offerings.

        We have issued and outstanding securities exercisable for or convertible into a significant number of our shares of Class A common stock, including securities issued to General Motors, some of which accrue interest which is convertible into Class A common stock or give us the option to make interest or other payments in our Class A common stock or securities convertible into Class A common stock. These existing instruments therefore could lead to a significant increase in the amount of Class A common stock outstanding. As of December 31, 2003, we had outstanding 160,665,194 shares of Class A common stock. On a pro forma basis as of December 31, 2003, if we issued all shares offered hereby and all shares issuable upon conversion or exercise of outstanding securities (many of which have a conversion or exercise price significantly above our current market price), we would have had

306,735,593 shares of Class A common stock outstanding on that date. Issuances of a large number of shares could adversely affect the market price of our Class A common stock. Most of the shares of our Class A common stock that are not already publicly-traded, including those held by affiliates, have been registered by us for resale into the public market. The sale into the public market of a large number of privately-issued shares could adversely affect the market price of our Class A common stock and could impair our ability to raise funds in additional stock offerings.

It may be hard for a third party to acquire us, and this could depress our stock price.

        We are a Delaware company with unissued preferred stock, the terms of which can be set by our board of directors. Our shareholder rights plan could make it difficult for a third party to acquire us, even if doing so would benefit our securityholders. The rights issued under the plan have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our board of directors. The rights should not deter any prospective offeror willing to negotiate in good faith with our board of directors. Nor should the rights interfere with any merger or other business combination approved by our board of directors. However, anti-takeover provisions in Delaware law and the shareholder rights plan could depress our stock price and may result in entrenchment of existing management, regardless of their performance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern our operations, economic performance and financial condition. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

        Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, the following:

  •
  Our significant expenditures and losses;

  •
  The unproven market for our service;

  •
  The health or premature degradation of our satellites, possible failure of insurance to cover fully losses from satellite degradation or delay in receipt of insurance proceeds and resulting need for additional funding;

  •
  Potential need for additional financing; and

  •
  Our substantial indebtedness.

        For a more detailed discussion of some of these factors, please read carefully the information under "Risk Factors" set forth above in this prospectus supplement and in the accompanying prospectuses. These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus supplement or the accompanying prospectuses, as applicable. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

USE OF PROCEEDS

        The net proceeds available to us from this offering are estimated to be $183.6 million, after deducting estimated underwriter discounts and commissions and offering expenses payable by us of $8.9 million. We will not receive any of the proceeds from the sale of the shares sold by the selling stockholders. The selling stockholders have granted the underwriters an option to purchase, within 30 days of the original issuance, up to an additional 2,700,000 shares of our Class A common stock on the same terms and conditions as the original issuance.

        We intend to use the net proceeds available for operating purposes from this offering for (a) pre-payment of outstanding debt, including such amount as may be necessary (i) to prepay our $89.0 million 10% Senior Secured Convertible Note due 2009 held by OnStar Corporation, a subsidiary of General Motors, and (ii) to redeem our outstanding $45.7 million 7.75% Convertible Subordinated Notes due 2006, and (b) for working capital and general corporate purposes, including potential pre-payment of other debt including our outstanding 12% Senior Secured Notes due 2010.

        Following successful completion of this offering we expect to give notice of redemption to holders of our approximately $45.7 million of outstanding 7.75% Convertible Subordinated Notes due 2006, which will require the holders either to surrender their notes for redemption at 103.1% of par in March 2004 or convert such notes before the redemption date. Since the conversion price of such notes is $12.225, we expect that most holders will convert rather than allow their notes to be redeemed for cash. If these convertible subordinated notes are converted in full, we would issue 3.7 million shares of our Class A common stock and would have an additional $48.3 million of proceeds for working capital and general corporate purposes. Additionally, $7.8 million of our $89.0 million 10% Senior Secured Convertible Note held by OnStar Corporation is expected to be converted into 980,670 shares of Class A common stock at an average conversion price of $8.00 per share at OnStar's option.

DILUTION

        Our net tangible book value as of September 30, 2003 was $140.3 million, or $0.94 per share. The per share amount results from dividing total tangible assets less total actual liability and preferred stock by the number of our common shares outstanding as of September 30, 2003. After giving effect to the sale of 7,000,000 shares of Class A common stock at an offering price of $27.50 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses, our adjusted net tangible book value as of September 30, 2003 would have been $438.9 million, or $2.62 per share. This represents an immediate increase in as adjusted net tangible book value of $1.68 per share to existing stockholders and an immediate dilution of $24.88 per share to new investors, including the impact of the conversion of securities into shares of Class A common stock by selling stockholders. Sales of shares by our selling stockholders in this offering do not affect our net tangible book value. The following table illustrates this per share dilution:

Public offering price per share		$27.50
Net tangible book value per share as of September 30, 2003	$0.94
Increase per share attributable to new investors	$1.68
Net tangible book value per share after the offering		2.62

Dilution per share to new investors		$24.88

PRICE RANGE OF OUR CLASS A COMMON STOCK

        Our Class A common stock has been quoted on The Nasdaq National Market under the symbol "XMSR" since its initial public offering on October 5, 1999 at a price to the public of $12.00 per share. The following table presents, for the period indicated, the high and low sales prices per share of the Class A common stock as reported on The Nasdaq National Market.

	High	Low
2001:
First Quarter	$21.063	$6.375
Second Quarter	17.500	3.870
Third Quarter	17.200	4.020
Fourth Quarter	20.680	4.300
2002:
First Quarter	19.200	10.700
Second Quarter	14.700	6.260
Third Quarter	7.700	2.630
Fourth Quarter	4.120	1.660
2003:
First Quarter	6.900	2.400
Second Quarter	13.280	5.560
Third Quarter	16.900	10.020
Fourth Quarter	27.300	15.560
2004:
First Quarter (through January 9, 2004)	29.960	26.300

         On January 9, 2004, the reported last sale price of our Class A common stock on The Nasdaq National Market was $27.50 per share. As of January 9, 2004, there were 1,633 holders of record of our Class A common stock.

DIVIDEND POLICY

        We have not declared or paid any dividends on our Class A common stock since our date of inception. Currently, our Series B convertible redeemable preferred stock restricts us from paying dividends on our Class A common stock unless full cumulative dividends have been paid or set aside for payment on all shares of our Series B preferred stock. The terms of our Series C convertible redeemable preferred stock contain similar restrictions. In accordance with its terms, we have paid dividends on the Series B preferred stock in Class A common stock. The Series C preferred stock provides for cumulative dividends payable in cash. As no dividends have been declared on the Series C preferred stock, the value of the cumulative dividends has increased the liquidation preference. The indentures governing our subsidiary XM Satellite Radio Inc.'s senior secured notes restrict XM Satellite Radio Inc. from paying dividends to us, which, in turn, will significantly limit our ability to pay dividends. We do not intend to pay cash dividends on our Class A common stock in the foreseeable future. We anticipate that we will retain any earnings for use in our operations and the expansion of our business.

CAPITALIZATION

        The following table sets forth as of September 30, 2003 our capitalization on:

  •
  an actual basis;

  •
  a pro forma basis, which gives effect to the issuance of 7.0 million shares of Class A common stock to eliminate securities convertible into 6.7 million shares of Class A common stock, including (i) $46.7 million of convertible indebtedness and convertible preferred stock and (ii) warrants to acquire 167,450 shares of Class A common stock; and

  •
  a pro forma as adjusted for redemption basis, which gives effect to the sale of the Class A common stock in this offering and the application of the estimated net proceeds to us of $183.6 million from the sale of the Class A common stock, including $89.0 million to prepay our outstanding 10% Senior Secured Convertible Note due 2009 held by OnStar Corporation, a subsidiary of General Motors, and $48.3 million to redeem our $45.7 million of outstanding 7.75% Convertible Subordinated Notes due 2006 (including accrued interest) and the conversion by selling stockholders as of January 12, 2004 of $10.0 million aggregate initial value ($11.0 million accreted value at conversion) of 10% Senior Secured Discount Convertible Notes into 3.4 million shares of Class A common stock, $37.3 million of Series C convertible redeemable preferred stock into 5.4 million shares of Class A common stock and 2.2 million shares of Series A convertible preferred stock into 2.2 million shares of Class A common stock.

	September 30, 2003
	Actual	Pro Forma	Pro Forma As Adjusted For Redemption
	(In thousands)
Cash, cash equivalents and short-term investments	$456,632	$456,512	$502,769

14% Senior Secured Notes due 2010	22,824	22,824	22,824
Less: unamortized discount	(3,808)	(3,808)	(3,808)
14% Senior Secured Discount Notes due 2009	253,634	253,634	253,634
Less: unamortized discount	(85,392)	(85,392)	(85,392)
10% Senior Secured Discount Convertible Notes due 2009	208,397	200,015	189,035
Less: unamortized discount	(64,850)	(62,419)	(59,266)
7.75% Convertible Subordinated Notes due 2006 (1)	58,182	45,703	—
12% Senior Secured Notes due 2010 (2)	185,000	185,000	185,000
Loan	35,000	35,000	35,000
Related party debt (3)	128,131	128,131	39,089
Mortgage obligation	28,223	28,223	28,223
Capital leases and other notes payable (4)	8,060	8,060	8,060

Total debt	$773,401	$754,971	$612,399

Stockholders' equity
Series A convertible preferred stock, par value $0.01 (liquidated preference of $102,739, $102,739 on a pro forma basis and $82,122 on a pro forma as adjusted basis); 15,000,000 shares authorized, 10,786,504 shares issued and outstanding, 10,786,504 shares on a pro forma basis and 8,621,953 shares on a pro forma as adjusted basis	108	108	86
Series B convertible redeemable preferred stock, par value $0.01 (liquidation preference of $23,714); 3,000,000 shares authorized, 474,289 shares issued and outstanding	5	5	5
Series C convertible redeemable preferred stock, par value $0.01 (liquidation preference of $175,933, $150,332 on a pro forma basis and $106,029 on a pro forma as adjusted basis); 250,000 shares authorized, 140,000 shares issued and outstanding; 120,000 shares on a pro forma basis and 82,655 shares on a pro forma as adjusted basis	1	1	1
Series D junior participating preferred stock, par value $0.01; 250,000 shares authorized, no shares issued and outstanding	—	—	—
Class A common stock, par value $0.01; 600,000,000 shares authorized, 149,361,031 shares issued and outstanding, 156,382,716 shares on a pro forma basis and 174,382,716 shares on a pro forma as adjusted basis	1,494	1,564	1,744
Class C non-voting common stock, par value $0.01; 15,000,000 shares authorized, no shares issued and outstanding	—	—	—
Additional paid-in capital	1,958,033	1,983,001	2,176,909
Accumulated deficit	(1,307,572)	(1,314,597)	(1,319,744)

Total stockholders' equity	$652,069	$670,082	$859,001

Total capitalization	$1,425,470	$1,425,053	$1,471,400

(1)
The $45.7 million of outstanding 7.75% Convertible Subordinated Notes due 2006 may be converted into 3.7 million shares of Class A common stock at a conversion price of $12.225 per share at the holders' option. For each $1.0 million of outstanding 7.75% Convertible Subordinated Notes due 2006 converted into Class A common stock, we will not have to use $1.03 million of cash and will have to issue 81,800 shares of Class A common stock.
(2)
A portion of the proceeds may be used to redeem up to $85 million of the 12% Senior Secured Notes due 2010 at 112% of par.
(3)
Includes the $89.0 million 10% senior secured convertible note due 2009 issued to General Motors' subsidiary, OnStar Corporation, which will be prepaid with proceeds of this offering. However, $7.8 million of our $89.0 million 10% Senior Secured Convertible Note held by OnStar Corporation may convert into 980,670 shares of Class A common stock at an average conversion price of $8.00 per share at OnStar's option.
(4)
Includes deferred vendor financing.

        We anticipate that the elimination of indebtedness through the issuance of shares of our Class A common stock reflected in the pro forma information included above will require us to take a charge increasing our net loss for the fourth quarter of 2003 by $7.0 million and increasing our net loss attributable to common stockholders by a further $3.8 million. We would incur an additional expense in the first quarter of 2004 to the extent of any premiums paid to redeem indebtedness in connection with this offering.

SELECTED FINANCIAL DATA

XM Satellite Radio Holdings Inc. and Subsidiaries

        In considering the following selected consolidated financial data, you should also read our consolidated financial statements and notes and the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statements of operations data for the five-year period ended December 31, 2002 and the consolidated balance sheets data as of December 31, 2002, 2001, 2000, 1999 and 1998 are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants. The data as of and for the nine months ended September 30, 2003 and 2002 are unaudited, but include, in the opinion of our management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of results to be expected for the entire year or any other period.

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
						(unaudited)
	(In thousands, except subscriber and share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscriber revenue(1)	$16,344	$238	$—	$—	$—	$49,365	$8,987
Activation revenue	484	8	—	—	—	1,209	271
Equipment revenue(1)	757	—	—	—	—	5,174	—
Net ad sales revenue	2,333	251	—	—	—	2,010	1,691
Royalties & other	263	36	—	—	—	528	226

Total revenue	20,181	533	—	—	—	58,286	11,175

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties(1)	12,790	1,739	—	—	—	16,510	2,591
Cost of equipment	1,679	—	—	—	—	7,194	—
Ad sales(1)	1,870	2,243	1,232	356	369	1,755	1,306
Customer care & billing operations	16,069	5,724	699	—	—	17,378	10,669
Satellite & terrestrial	44,818	62,641	8,104	1,536	203	33,353	33,669
Broadcast & operations	19,851	21,960	19,570	5,449	1,782	14,992	14,505
Programming & content	25,379	17,649	4,025	965	642	15,575	19,578

Cost of revenue	122,456	111,956	33,630	8,306	2,996	106,757	82,318
Research & development (excludes depreciation & amortization, shown below)	10,843	13,689	11,948	6,510	7,311	9,402	8,917
General & administrative (excludes depreciation & amortization, shown below)	26,448	20,250	17,312	11,534	4,869	20,194	15,905
Marketing (excludes depreciation & amortization, shown below)(1)	169,165	93,584	13,016	2,829	960	126,534	126,328
Impairment of goodwill	11,461	—	—	—	—	—	—
Depreciation & amortization	118,588	42,660	3,573	1,512	57	119,074	75,611

Total operating expenses	458,961	282,139	79,479	30,691	16,193	381,961	309,079

Operating Loss	(438,780)	(281,606)	(79,479)	(30,691)	(16,193)	(323,675)	(297,904)

Other income (expense)
Interest income	5,111	15,198	27,606	2,915	26	1,953	4,555
Interest expense	(63,573)	(18,131)	—	(9,120)	—	(81,072)	(47,428)
Other income (expense)	2,230	160	—	—	—	(18,792)	1,676

Net loss	(495,012)	(284,379)	(51,873)	(36,896)	(16,167)	(421,586)	(339,101)
8.25% Series B preferred stock dividend requirement	(3,766)	(3,766)	(5,935)	—	—	(1,956)	(2,824)
8.25% Series C preferred stock dividend requirement	(17,093)	(19,387)	(9,277)	—	—	(12,210)	(12,948)
Series B preferred stock (deemed dividend)/conversion gain	—	—	(11,211)	—	—	8,761	—
Series C preferred stock beneficial conversion feature	—	—	(123,042)	—	—	—	—
Series C preferred stock conversion loss	—	—	—	—	—	(7,694)	—

Net loss attributable to common stockholders	$(515,871)	$(307,532)	$(201,338)	$(36,896)	$(16,167)	$(434,685)	$(354,873)

Net loss per share:
Basic and diluted	$(5.95)	$(5.13)	$(4.15)	$(2.40)	$(2.42)	$(3.75)	$(4.17)

Weighted average shares used in computing net loss per share — basic and diluted	86,735,257	59,920,196	48,508,042	15,344,102	6,689,250	116,052,112	85,114,390

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
						(unaudited)
	(In thousands, except subscriber amounts)
Other data
EBITDA(2)	$(317,962)	$(238,786)	$(75,906)	$(29,179)	$(16,136)	$(223,393)	$(220,617)
Cash flow from operating activities	(294,289)	(203,048)	(37,447)	(16,785)	(1,301)	(194,358)	(260,542)
Cash flow from investing activities	(7,036)	(221,361)	(559,401)	(234,412)	(43,912)	18,577	(46,763)
Cash flow from financing activities	151,646	382,003	771,053	301,585	45,522	599,595	156,549
XM subscribers (end of period)(3)	347,159	27,733	—	—	—	929,648	201,554
	December 31,
						As of September 30, 2003
	2002	2001	2000	1999	1998
						(unaudited)
	(In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$42,815	$210,852	$224,903	$120,170	$310	$456,632
Restricted investments	29,742	72,759	161,166	—	—	6,311
System under construction	55,016	55,056	674,796	229,940	78,998	80,456
Property and equipment, net	847,936	922,149	50,052	2,551	1,146	739,632
Goodwill, net	—	11,461	12,376	13,294	—	—
DARS license and other intangibles, net	153,732	155,207	151,845	144,504	90,031	149,947
Total assets	1,160,280	1,456,203	1,293,218	515,189	170,485	1,591,787
Total long-term debt, net of current portion	412,540	411,520	262,665	212	140,332	767,430
Total liabilities	567,969	529,552	337,266	30,172	177,668	939,718
Stockholders' equity (deficit)	592,311	926,651	955,952	485,017	(7,183)	652,069

(1)
Certain 2002, 2001, 2000, 1999 and 1998 amounts have been reclassified (reflecting a reclassification made in the first quarter of 2003) to conform to the September 30, 2003 presentation, including the reclassification of equipment revenue, ad sales expense and certain revenue share payments to cost of revenue. The year-end financial statements included within the F-pages do not include these reclassifications.
(2)
Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as "EBITDA." EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company's operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
	(In thousands)
Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(495,012)	$(284,379)	$(51,873)	$(36,896)	$(16,167)	$(421,586)	$(339,101)
Add back non-EBITDA items included in net loss:
Interest income	(5,111)	(15,198)	(27,606)	(2,915)	(26)	(1,953)	(4,555)
Interest expense	63,573	18,131	—	9,120	—	81,072	47,428
Depreciation & amortization	118,588	42,660	3,573	1,512	57	119,074	75,611

EBITDA	$(317,962)	$(238,786)	$(75,906)	$(29,179)	$(16,136)	$(223,393)	$(220,617)

(3)
We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with our Condensed Consolidated Financial Statements and Notes thereto beginning on page F-1 of this prospectus supplement. Certain 2002 amounts have been reclassified to conform to the September 30, 2003 presentation, including the reclassification of equipment revenue, ad sales expense and certain revenue share payments to cost of revenue. The year-end financial statements included within the F-pages do not include these reclassifications.

Introduction

        Our predecessor company, XM Satellite Radio Inc., was incorporated in Delaware in 1992 and we became a holding company for XM Satellite Radio Inc. in early 1997. XM Satellite Radio Inc. is our wholly-owned subsidiary. We emerged from the development stage in the fourth quarter of 2001, following the commencement of our service in two test markets on September 25, 2001 and nationwide launch on November 12, 2001. As of December 31, 2003, we had over 1.3 million subscribers.

        We raised $2.4 billion of equity and debt net proceeds through September 30, 2003 from investors and strategic partners to fund our operations. This includes $206 million of net funds raised in the January 2003 financing transactions, $179 million of net funds raised in the June 2003 offering (of which $10 million was raised in July 2003 from the exercise of an over-allotment option) and $149.8 million of net funds raised in the September 2003 offering. The January 2003 financing transactions also included $250 million of payment deferrals and a line of credit. Provided that we meet the revenue, expense and cash flow projections of our business plan, we expect to be fully funded and will not need to raise additional financing to continue operations or to fund the completion and launch of XM-3 and the construction of XM-4. We may need to raise additional funding for the launch of XM-4 depending on the amount and timing of the receipt of the insurance proceeds and other factors, including availability of a portion of the proceeds of this offering.

        We will continue to incur operating losses until we substantially increase the number of our subscribers and develop a stream of cash flow sufficient to cover operating costs. We also have significant outstanding contracts and commercial commitments that need to be paid in cash or through credit facilities over the next several years, including to fund subsidies and distribution costs, particularly under our arrangement with General Motors, programming costs, repayment of long-term debt, lease payments and service payments, as further described below under the heading "Liquidity and Capital Resources—Contractual Obligations and Commercial Commitments." Our ability to become profitable also depends upon other factors identified below under the heading "Liquidity and Capital Resources—Future Operating and Capital Resource Requirements."

Results of Operations

        To better explain our performance during 2003 and on an on-going basis, we have expanded the number of revenue and expense categories versus those in our balance sheet to better reflect the drivers of the business. Descriptions for expanded revenue and expense categories are outlined below.

  Subscription Revenue

        Subscription includes fees from basic and premium service net of subscription-related promotions.

  Activation Revenue

        Activation includes amortization of subscription activation fees over the estimated average life of a subscriber.

  Equipment Revenue

        Equipment includes revenue from our direct sales of radios and other related equipment.

  Net Ad Sales Revenue

        Net Ad Sales includes revenue from sales of advertisements and programming sponsorships to advertisers on the XM network, net of agency commissions.

  Cost of Revenue

        Costs of Revenue are those expenses directly related to the generation of subscriber and advertising revenue and have variable and fixed components. Cost of Equipment, Revenue Share & Royalties, along with Customer Care & Billing tend to fluctuate along with increases and decreases in revenues and/or subscribers. Satellite & Terrestrial, Broadcast & Operations and Programming & Content are not expected to fluctuate directly with changes in revenue and/or subscribers. Ad Sales, which includes internal and external costs directly associated with selling advertisements on the XM network, tends to fluctuate with increases and decreases in advertising revenue.

  Research & Development

        Research & Development is a discretionary expense used primarily to drive new product development and radio component and radio unit cost reductions.

  General & Administrative

        General & Administrative expenses include legal, human resources, accounting and other overhead costs.

  Marketing

        Marketing includes: Retention & Support, which are those indirect costs that are not associated with gaining a subscriber and are not expected to fluctuate directly with changes in revenue and/or subscribers; Subsidies & Distribution, which includes commissions to radio manufacturers and distribution partners that are based on the number of radios manufactured or the number of new subscribers added in the period (these costs have previously been referred to as "Subscriber Acquisition Costs" or "SAC"); Marketing, which are those discretionary costs including advertising, media and events, as well as marketing materials for retail and automotive dealer points of presence. Amortization of the GM Liability includes the straight-line accounting treatment of the fixed obligation to General Motors. We consider subscriber acquisition costs to include radio manufacturer subsidies, certain sales, activation and installation commissions, and subscriber product- and hardware-related incentives and promotions. Subscriber acquisition costs also include the negative margins on equipment sales. Subscriber acquisition costs do not include ongoing loyalty payments to retailers and distribution partners, payments under revenue sharing arrangements with radio manufacturers and distributors and certain guaranteed payments to General Motors. We consider Cost Per Gross Addition, or CPGA, to include the amounts in SAC, as well as advertising, media and marketing expenses except for retention and support and amortization of GM liability.

  EBITDA

        Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as "EBITDA." EBITDA is not a measure of financial performance under generally accepted accounting principles. As a result of regulatory changes, EBITDA now includes Other Income (Expense). We believe EDITDA is often a useful measure of a company's operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Nine-month Periods ended September 30, 2003 and 2002

	Nine months ended September 30,
	2003	2002
	(in thousands, except subscriber, share and per share data)
Revenue:
Subscription	$49,365	$8,987
Activation	1,209	271
Equipment	5,174	—
Net ad sales	2,010	1,691
Other	528	226

Total revenue	58,286	11,175

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	16,510	2,591
Customer care & billing	17,378	10,669
Cost of equipment	7,194	—
Ad sales	1,755	1,306
Satellite & terrestrial	33,353	33,669
Broadcast & operations:
Broadcast	6,359	5,922
Operations	8,633	8,583

Total broadcast & operations	14,992	14,505
Programming & content	15,575	19,578

Total cost of revenue	106,757	82,318
Research & development (excludes depreciation and amortization, shown below)	9,402	8,917
General & administrative (excludes depreciation and amortization, shown below)	20,194	15,905
Marketing (excludes depreciation and amortization, shown below)
Retention and support	6,355	8,625
Subsidies and distribution	53,043	35,600
Advertising and marketing	40,885	72,758

Marketing	100,283	116,983
Amortization of GM liability	26,251	9,345

Total marketing	126,534	126,328
Depreciation & amortization	119,074	75,611

Total operating expenses	381,961	309,079

Operating loss	(323,675)	(297,904)
Interest income	1,953	4,555
Interest expense	(81,072)	(47,428)
Other income (expense)	(18,792)	1,676

Net loss	(421,586)	(339,101)

8.25% Series B and C preferred stock dividend requirement	(14,166)	(15,772)
Series B preferred stock retirement gain	8,761	—
8.25% Series C preferred stock retirement loss	(7,694)	—

Net loss attributable to common stockholders	$(434,685)	$(354,873)

Basic and diluted net loss per share	$(3.75)	$(4.17)

Weighted average shares used in computing net loss per share — basic and diluted	116,052,112	85,114,390

EBITDA (1)	$(223,393)	$(220,617)
XM subscribers (end of period) (2)	929,648	201,554

(1)
Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as "EBITDA." EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company's operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

	Nine months ended September 30,
	2003	2002
Reconciliation of Net Loss to EBITDA
Net loss as reported	$(421,586)	$(339,101)
Add back non-EBITDA items included in net loss:
Interest income	(1,953)	(4,555)
Interest expense	81,072	47,428
Depreciation & amortization	119,074	75,611

EBITDA	$(223,393)	$(220,617)

(2)
We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers.

  Nine months Ended September 30, 2003 Compared With Nine months Ended September 30, 2002

Revenue

        Revenue.    Our revenue consists of subscription fees, activation charges, limited direct sales of radios, advertising sales, and revenue earned from royalties. During the nine-month period ended September 30, 2003, we recognized $58.3 million in total revenue, compared to $11.2 million during the nine-month period ended September 30, 2002, an increase of $47.1 million. During the nine-month period ended September 30, 2003, subscription related revenues comprised over 95% of our total revenues. As of September 30, 2003, we had 929,648 subscribers, compared to 201,554 at September 30, 2002, an increase of 728,094 subscribers. Our subscribers include 189,311 subscribers in original equipment manufacturer, or OEM, promotional periods (typically ranging from one to three-months to one-year in duration) paid for by the vehicle manufacturers. At the time of sale, vehicle owners generally receive a 3-month trial subscription and are included in OEM promotional subscribers. We generally receive two months of the 3-month trial subscription from the vehicle manufacture. The number of subscribers electing to continue with the XM service beyond the initial OEM promotional period, the conversion rate, has ranged from 65%-80% over the past year. Beginning in late September 2003, we began an auto activation program whereby XM-enabled radios in new vehicles manufactured by General Motors and Honda are activated to receive the XM service as a subscriber at the time of the sale to the vehicle purchaser. We cannot predict how this auto activation program will impact our overall conversion rate. However, we expect that, over time, the auto activation program will increase the number of subscribers provided by our OEM distribution channel. Our conversion rate may fluctuate from period to period, and we expect that the effectiveness of our sales and marketing activities as well as the method of initial activation will impact our conversion rate. Our subscribers also include 19,092 XM activated vehicles with rental car companies. There are 6,898 2003 model year XM activated vehicles for which we receive payments based on the use of the XM service. Customers are charged $2.99 per day per vehicle for use of the XM service in 2003 model year vehicles, on which we receive a revenue share. There are 12,194 2004 model year XM activated vehicles for which we receive

$10 per month. Additionally, 62,015 family plan subscriptions at a multi-unit rate of $6.99 per radio per month are included in our total subscriber count. We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those who are currently in promotional periods, as well as XM activated vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers. We expect revenue to increase as we continue to add subscribers and to attract additional advertisers.

        Subscription Revenue.    Subscription revenue was $49.4 million during the nine-month period ended September 30, 2003, compared to $9.0 million during the nine-month period ended September 30, 2002, an increase of $40.4 million. Subscription revenue consists primarily of our monthly subscription fees charged to consumers, commercial establishments and fleets, which are recognized as the service is provided. Revenues received from vehicle manufacturers for promotional service programs are included in subscription revenue. At the time of sale, vehicle owners generally receive a three-month trial subscription and are included in OEM promotional subscribers. We generally receive payment for two months of the three-month trial subscription period from the vehicle manufacturer. For the nine months ended September 30, 2003, subscriber revenue includes $4.8 million from related parties for subscription fees paid under certain promotional agreements. Subscription revenue also includes revenues from premium service. Our subscriber arrangements are cancelable, without penalty. Promotions and discounts are treated as a reduction to revenue during the period of the promotion. Sales incentives, consisting of rebates to subscribers, offset revenue. Average monthly subscription revenue per subscriber (ARPU) was approximately $9.11 during the nine-month period ended September 30, 2003, and $9.37 during the nine-month period ended September 30, 2002, of which all of the subscribers were aftermarket, OEM and other subscribers. Average monthly subscription revenue per subscriber is derived from the total of earned subscription revenue (net of promotions and rebates) divided by the monthly weighted average number of subscribers for the period reported. Average monthly revenue per subscriber is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles.

        Activation Revenue.    Activation revenue is comprised of one-time activation charges billed to customers. Activation fees are non-refundable, and are recognized on a pro-rata basis over the estimated 40-month life of the subscriber relationship. We expect this estimate to be further refined in the future as additional historical data becomes available. During the nine-month period ended September 30, 2003, we recognized $1.2 million in activation revenue compared to $271,000 during the nine-month period ended September 30, 2002, an increase of $0.9 million due to the increase in subscribers. We expect activation revenue to increase as we increase subscribers.

        Equipment Revenue.    Equipment revenue is comprised of revenues from any direct sales of radios. Through September 30, 2003, the direct sales of radios have generally been for promotional purposes. During the nine-month period ended September 30, 2003, we recognized $5.2 million in equipment revenue compared to $0 during the nine-month period ended September 30, 2002. We expect revenue from the sale of equipment to increase proportionately with the increase in direct sales of equipment by us.

        Net Ad Sales Revenue.    Advertising revenue consists of sales of advertisements and program sponsorships on the XM network to advertisers that are recognized in the period in which they are broadcast. Advertising revenue includes advertising aired in exchange for goods and services (barter), which is recorded at fair value. Advertising revenue is presented net of national agency commissions in the unaudited condensed consolidated statements of operations, which is consistent with industry practice. During the nine-month period ended September 30, 2003, we recognized $2.0 million in net advertising revenue compared to $1.7 million during the nine-month period ended September 30, 2002. These amounts are net of agency commissions, which were $321,000 during the nine-month period ended September 30, 2003, compared to $234,000 during the nine-month period ended September 30,

2002. The increase in net advertising revenue is due primarily to increased demand for advertising on the XM network that results from our subscriber growth, listenership and audience reach. During the nine-month period ended September 30, 2003, we recognized $121,000 in advertising barter revenue, compared to $353,000 during the nine-month period ended September 30, 2002.

        Other Revenue.    Other revenue earned during the nine-month period ended September 30, 2003 consisted of royalty revenue from certain tuners manufactured during 2003. We recognized $528,000 of other revenue during the nine-month period ended September 30, 2003 compared with $226,000 during the nine-month period ended September 30, 2002.

Operating Expenses

        Total Operating Expenses.    Total operating expenses were $382.0 million during the nine-month period ended September 30, 2003 compared to $309.1 million during the nine-month period ended September 30, 2002, an increase of $72.9 million or 24%. The increase was due primarily to an increase in cost of revenue of $24.4 million attributable to increased sales, an increase in general and administrative expenses of $4.3 million and an increase in depreciation and amortization of $43.5 million resulting from a reduction in the useful life of our satellites.

        Cost of Revenue.    Cost of revenue includes costs of radios associated with radio sales, revenue share & royalties, customer care & billing costs, satellite & terrestrial operating costs, cost of broadcast and operations, programming & content and costs directly associated with the sales of advertising. These combined costs were $106.7 million during the nine-month period ended September 30, 2003, up from $82.3 million during the nine-month period ended September 30, 2002, an increase of $24.4 million or 30%.

          Cost of Equipment.    During the nine-month period ended September 30, 2003, we incurred $7.2 million relating to promotional radios and radio kits that we sold directly to subscribers, compared to $0 during the nine-month period ended September 30, 2002. The cost of equipment will increase as we increase the direct sales of equipment.

          Revenue Share & Royalties.    Revenue share & royalties includes royalties paid to radio technology providers, revenue share payments to content providers, revenue share payments to certain retailers and OEM partners, and performance rights obligations to composers, artists, and copyright owners for public performances of their creative works broadcast on XM. These costs were $16.5 million during the nine-month period ended September 30, 2003 compared to $2.6 million during the nine-month period ended September 30, 2002. This increase of $13.9 million was a result of our growth in subscriber base and revenues along with completion of negotiations for performance rights royalties. These total costs will increase with subscriber growth. The percentage of revenue that is shared with GM increases as the number of XM enabled GM vehicles increases.

          Ad Sales.    Ad sales expense was $1.8 million during the nine-month period ended September 30, 2003 compared to $1.3 million during the nine-month period ended September 30, 2002, an increase of $0.5 million. The increase in ad sales expense is due primarily to an increase in staffing and marketing costs to support ad sales growth.

          Customer Care & Billing.    Customer care & billing operations expense includes expenses from outsourced customer care functions and was $17.4 million during the nine-month period ended September 30, 2003, compared with $10.7 million during the nine-month period ended September 30, 2002, an increase of $6.7 million or 63%. This increase resulted from the increase in the number of subscribers. Customer care & billing operations expense will continue to increase as we continue to add subscribers.

          Satellite & Terrestrial.    Satellite & terrestrial includes telemetry, tracking and control of our two satellites, in-orbit satellite insurance and incentive payments, satellite uplink, and all costs associated with operating our terrestrial repeater network such as power, maintenance and lease payments. These expenses were $33.4 million during the nine-month period ended September 30, 2003, compared with $33.7 million during the nine-month period ended September 30, 2002, a decrease of $0.3 million. This decrease primarily resulted from a reduction in the costs associated with maintaining and operating the terrestrial repeater network.

                Broadcast & Operations

            Broadcast.    Broadcast expenses include costs associated with the management and maintenance of the systems, software, hardware, production and performance studios used in the creation and distribution of XM-original and third party content. The advertising trafficking (scheduling and insertion) functions are also included. Broadcast costs were $6.4 million during the nine-month period ended September 30, 2003, compared to $5.9 million during the nine-month period ended September 30, 2002, an increase of $0.5 million or 8%. The increase is due primarily to increased systems expense relating to maintenance and general support.

            Operations.    Operations, which includes facilities and information technology expense, was $8.6 million for both the nine-month periods ended September 30, 2003 and September 30, 2002 respectively. We expect operations to remain constant.

          Programming & Content.    Programming & content includes the creative and production costs associated with our 101 channels of XM-original and third party content. This includes costs of programming staff and fixed payments for third party content. Programming & content expense was $15.6 million during the nine-month period ended September 30, 2003, compared with $19.6 million during the nine-month period ended September 30, 2002, a decrease of $4.0 million or 20%. The decrease is due primarily to decreases in payroll and payroll related costs from a reduction in headcount which occurred in November 2002.

        Research & Development.    Research & development includes the costs of new product development, chipset design, and engineering. These combined expenses were $9.4 million during the nine-month period ended September 30, 2003, compared with $8.9 million during the nine-month period ended September 30, 2002, an increase of $0.5 million or 6%. The increase in research and development expense is due primarily to increased activities in new product development and costs associated with the redeployment of certain personnel to research and development. Research and development expenses will continue to increase as we accelerate the development of future telematics applications and new products, including interoperable radios.

        General & Administrative.    General & administrative expense was $20.2 million during the nine-month period ended September 30, 2003, compared with $15.9 million during the nine-month period ended September 30, 2002, an increase of $4.3 million or 27%. The increase in general & administrative expense primarily resulted from an increase in director and officer insurance premiums.

        Marketing.    Marketing includes the costs of retention & support, subsidies & distribution, advertising & marketing, and amortization of our liability to GM. These combined costs were $126.5 million during the nine-month period ended September 30, 2003, compared to $126.3 million during the nine-month period ended September 30, 2002, an increase of $0.2 million, or 0.2%. Marketing expense increased due primarily to an increase in subsidies and distribution of $17.4 million and an increase of the amortization of the GM liability of $16.9 million offset by a decrease in advertising and marketing of $31.9 million and a decrease in retention and support of $2.3 million.

          Retention & Support.    Retention & support consists primarily of marketing related overhead expenses. During the nine-month period ended September 30, 2003, these costs were $6.4 million compared to $8.6 million during the nine-month period ended September 30, 2002, a decrease of $2.2 million. The decrease is due primarily to the reversal of a non-cash stock compensation charge of $8.2 million that had been recorded relating to the Sony warrants, offset by an increase in marketing support expenses. In September 2003, it was evident that Sony would not achieve the minimum performance target required for the vesting of its warrants, which included the percentage of XM Radios that have a Sony brand name as of the time we reached our one-millionth subscriber. Therefore, the non-cash compensation charges recorded in relation to these warrants were reversed.

          Subsidies & Distribution.    We currently provide incentives and subsidies for the manufacture, purchase, installation and activation of XM radios to attract and retain our manufacturing and distribution partners. Our subsidy and distribution costs are significant and totaled approximately $53.0 million during the nine-month period ended September 30, 2003, compared with $35.6 million during the nine-month period ended September 30, 2002, an increase of $17.4 million or 49% due primarily to the increase in subscribers, new activations, and GM vehicles equipped with XM radios. Subsidies and distribution will increase as the number of XM radios that are manufactured, installed and activated increase.

          Subscriber Acquisition Costs.    We consider subscriber acquisition costs to include radio manufacturer subsidies, certain sales, activation and installation commissions, and subscriber product- and hardware-related incentives and promotions. These costs are reported in Subsidies & Distribution. The negative margins from equipment sales are also included in subscriber acquisition costs. Subscriber acquisition costs do not include ongoing loyalty payments to retailers and distribution partners, payments under revenue sharing arrangements with radio manufacturers and distributors and certain guaranteed payments to General Motors. During the nine-month period ended September 30, 2003 and 2002, we incurred expenses of $51.4 million and $35.3 million, respectively, related to subscriber acquisition costs. Our average subscriber acquisition cost was $77 during the nine-month period ended September 30, 2003.

          Advertising & Marketing.    Activities comprising these expenses include media, advertising, events and direct marketing programs. Advertising & marketing costs were $40.9 million during the nine-month period ended September 30, 2003 compared with $72.8 million during the nine-month period ended September 30, 2002, a decrease of $31.9 million or 44%. The decrease is due to our decreased purchase of consumer advertising media.

          Cost Per Gross Addition.    We consider CPGA to include the amounts in SAC, as well as advertising, media and most marketing expenses. In our financial statements, SAC costs are captured in the Subsidies & Distribution and the negative margins from equipment sales, while CPGA costs are primarily captured by the combination of the Subsidies & Distribution, Advertising & Marketing, plus the negative margins from equipment sales. CPGA does not include marketing staff and subscriber communication costs (included in Retention & Support) or the amortization of the GM guaranteed payments (included in Amortization of GM Liability). During the nine months ended September 30, 2003 and 2002, we incurred expenses of $96.9 million and $108.1 million, respectively. CPGA for the nine-month period ended September 30, 2003 and 2002 was $145 and $590, respectively. The decline in CPGA for the nine-month period ended September 30, 2003 as compared to the nine-month period ended September 30, 2002 is due to the combined impacts of the decline in advertising and marketing expenses as well as the increase in the number of new subscribers during the quarter.

        Amortization of GM Liability.    These costs include the amortization of annual fixed guaranteed payment commitments to General Motors, aggregating to $439 million, under our long-term distribution agreement with the OnStar division of GM providing for the installation of XM radios in

GM vehicles. Amortization of the GM liability was $26.3 million for the nine-month period ended September 30, 2003, compared with $9.3 million for the nine-month period ended September 30, 2002. The distribution agreement was amended in June 2002 and then again in January 2003, as described under the captions "Liquidity and Capital Resources—Capital Resources and Financing." As a result of the January 2003 amendment and GM's current roll out plans, commencing in February 2003 we began recognizing the fixed annual payments due through September 2013, which approximate $397.3 million, on a straight-line basis. In January 2003, we expensed the pro rata portion of the fixed payment that was based on the June 2002 amendment to the agreement.

        Depreciation & Amortization.    Depreciation & amortization expense was $119.1 million during the nine-month period ended September 30, 2003, compared with $75.6 million during the nine-month period ended September 30, 2002, an increase of $43.5 million or 58%. The increase in depreciation and amortization expense primarily resulted from the reduction in the useful lives of our in-orbit satellites from 17.5 years to 6.75 years during the third quarter of 2002 due to a solar array output power anomaly.

        Interest Income.    Interest income was $2.0 million during the nine-month period ended September 30, 2003, compared with $4.6 million during the nine-month period ended September 30, 2002, a decrease of $2.6 million or 57%. The decrease was the result of lower yields on our investments due to market conditions.

        Interest Expense.    We recorded interest expense of $81.1 million and $47.4 million during the nine-month periods ended September 30, 2003 and 2002, respectively. The increase in interest expense is due to an increase in debt outstanding from the January 2003 and June 2003 financing transactions, as well as a charge of $4.8 million to interest expense attributable to the beneficial conversion feature on the exchange of $15.7 million carrying value, or $19.8 million principal amount at maturity of our 10% senior secured discount convertible notes due 2009.

        Other Income (Expense), net.    Other income (expense), net was $(18.8) million during the nine-month period ended September 30, 2003, compared with $1.7 million during the nine-month period ended September 30, 2002, a decrease of $20.5 million. The expense resulted primarily from losses of $20.2 million from the retirement of debt with a carrying value including accrued interest of $104.1 million, offset by income from rental of office space in our corporate headquarters to third parties. Other income (expense), net for the nine months ended September 30, 2002 consists primarily of income from rental of office space in our corporate headquarters to third parties.

        Net Loss.    Net loss during the nine-month period ended September 30, 2003 was $421.6 million, compared with $339.1 million for the nine-month period ended 2002, an increase of $82.5 million or 24%. The increase primarily reflects the losses recorded in other expense from our deleveraging transactions, increases in interest expense and increases in operating expenses, primarily depreciation and amortization expense, offset in part by the growth in our revenue.

        EBITDA.    Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as "EBITDA." EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA during the nine-month period ended September 30, 2003 was $(223.4) million, compared with $(220.6) million during the nine-month period ended September 30, 2002. The increased loss is due primarily to losses recorded from the deleveraging transactions. We believe EDITDA is often a useful measure of a company's operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. The reconciliation of net loss to EBITDA is as follows:

	Nine-months Ended September 30,
	2003	2002
Net loss as reported	$(421,586)	$(339,101)
Add back non-EBITDA items included in net loss:
Interest income	(1,953)	(4,555)
Interest expense	81,072	47,428
Depreciation & amortization	119,074	75,611

EBITDA	$(223,393)	$(220,617)

Liquidity and Capital Resources

  Status at September 30, 2003

        At September 30, 2003, we had total cash and cash equivalents of $456.6 million, which excludes $6.3 million of restricted investments, and working capital of $395.7 million. Cash and cash equivalents increased $423.8 million during the nine months ended September 30, 2003. The increase resulted from $599.6 million provided by financing activities and $18.6 million provided by investing activities, offset by $194.4 million used in operating activities. The proceeds from financing activities resulted primarily from a private placement in January 2003 that resulted in the issuance of our 10% Senior Secured Discount Convertible Notes that yielded gross proceeds of $210 million, the issuance of 5.5 million shares of Class A common stock that yielded gross proceeds of $15 million, the issuance of our 12% Senior Secured Notes that yielded gross proceeds of $185 million, and the issuance of 11.3 million shares of Class A common stock that yielded gross proceeds of $150 million. The financing activities completed during the year are more fully discussed below. Investing activities consisted primarily of proceeds provided from the maturity of restricted investments. Cash flows used in operating activities includes the net loss of $421.6 million and the net cash used by our operating assets and liabilities, offset in part by non-cash expenses included in the net loss.

        By comparison, at September 30, 2002 we had cash and cash equivalents of $31.7 million, which excludes $29.4 million of restricted investments, and working capital of $51.5 million. This amount reflects $260.5 million cash used in operations, $46.8 million cash used in investing activities, and $156.5 million provided by financing activities during the nine-month period ended September 30, 2002. Cash flow used in operations during the nine-month period ended September 30, 2002 reflected commercial operations. Investing activities consisted primarily of capital expenditures for infrastructure and system completion.

        We raised $2.4 billion of equity and debt net proceeds from inception through September 30, 2003 from investors and strategic partners to fund our operations. This includes $206 million of net funds raised in the January 2003 financing transactions, $179 million of net funds raised in the June 2003 transaction (including $10 million raised in July 2003 from the exercise of an over-allotment option) and $149.8 million of net funds raised in the September 2003 transactions. The January 2003 financing transactions also included $250 million of payment deferrals and a line of credit. These funds have been used to acquire our DARS license, make required payments for our system, including the satellites, terrestrial repeater system, and ground networks, and for working capital and operating expenses. Provided that we meet the revenue, expense and cash flow projections of our business plan, we expect to be fully funded and will not need to raise additional financing to continue operations or to fund the completion and launch of XM-3 and the construction of XM-4. We may need to raise additional funding for the launch of XM-4 depending on the amount and timing of the receipt of the insurance proceeds and other factors, including availability of a portion of the proceeds of this offering.

        September 2003 Financing Transaction

        On September 11, 2003, we completed a public offering of 11,320,755 shares of our Class A Common Stock to Legg Mason Funds Management, Inc., Legg Mason Capital Management, Inc. and another large institutional investor, each on behalf of its investment advisory clients. This offering resulted in gross proceeds of $150 million. We expect that all or a significant portion of the net proceeds may be used for funding for the construction of XM-4, our new ground spare satellite, if insurance proceeds are not received in a timely manner. We expect to otherwise use the proceeds for working capital and general corporate purposes, which may include the repurchase or pre-payment of outstanding debt.

        June 2003 Financing Transaction

        On June 17, 2003, we completed an offering of $175 million of XM Satellite Radio Inc.'s 12% Senior Secured Notes due June 15, 2010. Interest on the notes is payable every six-months in cash in arrears on December 15 and June 15, commencing on December 15, 2003. The notes, which are senior secured obligations, are secured by substantially all of XM Satellite Radio Inc.'s assets, are guaranteed by us and will rank equally in right of payment with all of XM Satellite Radio Inc.'s other existing and future senior indebtedness and senior in right of payment to all of XM Satellite Radio Inc.'s existing and future subordinated indebtedness. XM Satellite Radio Inc. may, at its option, redeem the notes at declining redemption prices at any time on or after June 15, 2007. At any time on or prior to June 15, 2006, XM Satellite Radio Inc. may redeem a portion of the outstanding notes with the proceeds of certain equity offerings as long as the redemption occurs within 90 days of the date of the closing of such equity offering and at least $100 million aggregate principal amount of notes remains outstanding after the redemption. In July 2003, an additional $10 million of these 12% senior secured notes due 2010 were issued pursuant to the over-allotment option. We expect to use the proceeds from the June 2003 financing transaction to fund the completion and launch of XM-3, if insurance proceeds are not received in a timely manner. We expect to otherwise use the proceeds for working capital and general corporate purposes, which may include the repurchase or pre-payment of outstanding debt.

        January 2003 Financing Transactions

        In January 2003, we completed a private placement of $279.3 million aggregate principal amount at maturity of our 10% Senior Secured Discount Convertible Notes due December 31, 2009, which yielded gross proceeds of $210.0 million, and a private placement of 5,555,556 shares of our Class A common stock, which yielded gross proceeds of $15.0 million. Concurrently with these transactions, we completed an exchange offer in which we exchanged $300.2 million aggregate principal amount of XM Satellite Radio Inc.'s previously outstanding 14% Senior Secured Notes due 2010 for $438.0 million aggregate principal amount at maturity ($300.2 million accreted value as of March 15, 2003) of 14% Senior Secured Discount Notes due 2009, cash and warrants to purchase Class A common stock.

        In January 2003, General Motors provided us with a $100.0 million Senior Secured Credit Facility, maturing as late as December 2009, that enables us to make monthly draws to finance payments that become due under our distribution agreement with OnStar Corporation and other GM payments. We and XM Satellite Radio Inc. are co-borrowers under this credit facility. The outstanding principal amount of all draws will be due December 31, 2009. Outstanding amounts bore interest at the applicable 90-day LIBOR rate plus 10% through December 31, 2003, and presently bear interest at a per annum rate of LIBOR plus 8%. We will be able to make interest payments semi-annually in shares of Class A common stock having an aggregate fair market value at the time of payment equal to the amount of interest due. The fair market value will be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due. We have the option to prepay all draws in whole or in part at any time and will be able to re-borrow any prepaid amounts. Beginning in 2005, we will be required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of our excess cash and (ii) the amount necessary to prepay the draws in full. In order to make draws under the credit facility, we are required to have a certain minimum number of subscribers that are not originated by GM and a minimum pre-marketing cash flow.

        In January 2003, we issued a 10% Senior Secured Convertible Note due December 31, 2009 in the amount of $89.0 million to General Motors' subsidiary, OnStar Corporation. The note was provided in lieu of our obligation to make $115 million in guaranteed payments to OnStar under the distribution agreement from 2003 to 2006. The note becomes convertible at the holder's option on a quarterly basis through 2006, at 90% of the then fair market value of our Class A common stock but subject to a $5.00 per share minimum and escalation maximum (up to $20 per share) for each fiscal year. Interest is payable semiannually in cash or shares of our Class A common stock, at our option, at fair market value at the time of payment. This note may be prepaid.

        In January 2003, General Motors provided us with the ability to satisfy up to $35.0 million in future subscriber acquisition payments that we may owe to OnStar under the distribution agreement in shares of our Class A common stock, valued at fair market value at the time of each semiannual payment.

        Other 2003 Equity Issuances and De-leveraging Transactions

        During the first half of 2003, we issued 10,814,500 shares of Class A common stock for gross proceeds of $65.7 million under our Direct Stock Purchase Program, or DSPP. Concurrent with the funds raised through the DSPP, we entered into agreements with certain holders of our notes to exchange $104.1 million carrying value, or $136.9 million fully accreted face value at maturity, of their notes, for $6.7 million in cash consideration and 15,398,251 shares of Class A common stock. Also concurrent with the funds raised through the DSPP, we entered into agreements with certain holders of our 8.25% Series B convertible redeemable preferred stock to exchange $19.7 million in shares of Series B preferred stock for $10.2 million in cash consideration. During the first nine months of 2003, we also entered into agreements with certain holders of our 8.25% Series C convertible redeemable preferred stock to exchange $75.4 million carrying value, in shares of Series C preferred stock, for 8,391,058 shares of Class A common stock. Additionally, we entered into agreements with certain holders of Class A common stock warrants to exchange 55,145 warrants convertible into 4,687,325 shares of Class A common stock for 3,532,400 shares of common stock and received $2.5 million in cash proceeds from the exercise of 9,345 warrants converted into 794,325 shares of Class A common stock. Finally, during the last three months of 2003, we entered into agreements with certain holders of our 8.25% Series C convertible redeemable preferred stock to exchange $25.6 million carrying value, in shares of Series C preferred stock, for 3,020,323 shares of Class A common stock, and we entered into agreements with certain holders of our notes and warrants to exchange $21.1 million carrying value, or $23.2 million fully accreted face value at maturity, of their notes, and warrants to purchase            shares for $0.1 million in cash consideration and 4,001,362 shares of Class A common stock.

        As a result of these de-leveraging transactions, we have eliminated approximately $245.9 million of carrying value including accrued interest of debt and preferred securities or approximately $280.7 million of face amount at maturity. We have eliminated $2.1 million carrying value including accrued interest ($2.0 million face amount) of our 14% Senior Secured Notes due 2010, $65.5 million carrying value including accrued interest ($94.2 million face amount) of our 14% Senior Secured Discount Notes due 2009 issued in January 2003, $33.6 million carrying value including accrued interest ($33.4 million of face amount) of our 7.75% Convertible Subordinated Notes due 2006, $24.0 million carrying value including accrued interest ($30.5 million face amount) of our 10% Senior Secured Discount Convertible Notes due 2009, $19.7 million of our Series B preferred stock and $101.0 million carrying value of our Series C preferred stock.

        As a result of our financings and other issuances of securities, the conversion price of the Series C preferred stock issued in August 2000 has been adjusted to $8.90, the exercise price of the warrants sold in March 2000 has been adjusted to $45.24 and the number of warrant shares has been adjusted to 8.78. The exercise price of the warrants sold in January 2003 remained at $3.18 and the number of warrant shares remained at 85. There was no impact on the consolidated results of operations as a result of the adjustments to these prices.

        We expect that our future working capital, capital expenditures, and debt service requirements will be satisfied from existing cash, cash equivalents, and short-term investments and by cash generated from operations. Our business plan contemplates the use of cash on hand to fund the completion and launch of XM-3 and the construction of XM-4. We may need to raise additional funding for the launch of XM-4 depending on the amount and timing of the receipt of the insurance proceeds with respect to XM Rock and XM Roll, and other factors, including availability of a portion of the proceeds of this offering.

        Future Operating and Capital Resource Requirements

        Our funding requirements are based on our current business plan, which in turn is based on our operating experience to date and our available resources. We are pursuing a business plan designed to increase subscribers and revenues while reducing or maintaining subscriber acquisition costs and avoiding large expenditures to the extent practicable. Our plan contemplates our focusing on the new automobile market where we have relationships with automobile manufacturers, the continuing introduction of lower-priced and more user-friendly radio technology in the retail aftermarket and the use of our most productive distribution channels. We have also maintained a lower level of spending on advertising and kept our workforce streamlined.

        Provided that we meet the revenue, expense and cash flow projections of our business plan, we expect to be fully funded and will not need to raise additional financing to continue operations. Our business plan is based on estimates regarding expected future costs and expected revenue. Our costs may exceed or our revenues may fall short of our estimates, our estimates may change, and future developments may affect our estimates. Any of these factors may increase our need for funds, which would require us to seek additional financing to continue implementing our current business plan.

        Our business plan contemplates the use of cash on hand to fund the completion and launch of XM-3 and the construction of XM-4. We may need to raise additional funding for the launch of XM-4 depending on the amount and timing of the receipt of the insurance proceeds with respect to XM Rock and XM Roll, and other factors, including availability of a portion of the proceeds of this offering.

        In the first quarter of 2003, we filed the proofs of loss for constructive total loss claims on both our satellites with our insurance carriers for the aggregate sum insured (less applicable salvage), relating to a progressive degradation problem with the solar array output power of Boeing 702 class satellites, including XM Rock and XM Roll, identified to our insurers in September 2001. We have launch and in-orbit insurance policies that provide coverage to us for a total, constructive total or partial loss of each of our satellites where such loss arises from an occurrence within the first five years after launch (both satellites were launched during the first half of 2001). The aggregate sum insured in the event of the total or constructive total loss of both satellites is $400 million ($200 million per satellite). During the third quarter of 2003, we received letters from our insurers rejecting our proofs of loss and denying our claims. We anticipate continuing correspondence and meetings with individual and groups of insurers to resolve this matter and will proceed with negotiations, arbitration or litigation as necessary to recover the losses. We continue to believe that we will ultimately receive insurance payments adequate to launch our spare satellite and fund a portion of XM-4, although there can be no assurance as to the amount of any insurance proceeds, or that any insurance proceeds will be received in a timely manner.

        In light of the progressive degradation noted above, we plan to launch our ground spare satellite (XM-3) into one orbital slot by year-end 2004, and operate XM Rock and XM Roll collocated in the other orbital slot. In 2007, we plan to launch XM-4 to replace the collocated XM Rock and XM Roll. In this way, we will have replacement satellites in orbit and operating prior to the times XM Rock and XM Roll can no longer provide full service, or half service in collocated mode. Our commitments regarding XM-3 and XM-4 are described under "Capital Expenditures" below.

        Since the solar array power degradation issue is common to the first six Boeing 702 class satellites now in orbit, the manufacturer and we are closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, a firm launch commitment for our spare satellite in the fourth quarter of 2004, the ability to provide full service for an extended period of time with XM Rock and XM Roll collocated in one orbital slot and the spare located in the other slot (which would allow partial use of the existing satellites through the first quarter of 2008), firm commitments to build a fourth satellite and provide launch services therefor, and various mitigation actions to extend the full or partial use of the existing satellites, we believe that we will be able to launch additional satellites prior to the time the solar array power problem might cause the broadcast signal strength to fall below minimum acceptable levels.

        Based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by BSS and us, our management adjusted the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter 2008 (approximately 6.75 years from launch). Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information. We have not recorded any impairment due to our forecasted cash flows (which are sufficient to recover the system assets); however, should we reduce or not meet our forecasted cash flows or reduce further the estimated useful lives of the satellites, we may be required to record an impairment (which may be substantial) at that time. We have not adjusted the estimated useful lives of our spacecraft control facilities, as we believe that these facilities will continue to be of use in our system as XM-3 and if necessary XM-4 are launched.

        We plan to seek additional financing for the launch of XM-4 to the extent needed. In addition, we may seek additional financing to undertake initiatives not contemplated by our current business plan or obtain additional cushion against possible shortfalls. We may pursue a range of different sizes or types of financing as opportunities arise, particularly the sale of additional equity securities. We have and may continue to take advantage of opportunities to reduce our level of indebtedness and preferred stock in exchange for issuing common or other equity securities, if these transactions can be completed on favorable terms.

        In the event of unfavorable future developments, such as adverse developments in the debt and equity market of the type experienced during much of 2001 and 2002, we may not be able to raise additional funds on favorable terms or at all. Our ability to obtain additional financing depends on several factors, including future market conditions; our success or lack of success in developing, implementing and marketing our satellite radio service; our future creditworthiness; and restrictions contained in agreements with our investors or lenders. Additional financings could increase our level of indebtedness or result in further dilution to our equity holders. If we fail to obtain necessary financing on a timely basis, a number of adverse effects could occur, or we may have to revise our business plan.

  Contractual Obligations and Commercial Commitments

        We are obligated to make significant payments under a variety of contracts and other commercial arrangements, including the following:

        Service Providers.    We have entered into agreements with service providers for customer care functions to subscribers of our service. Employees of this service provider have access to our customer care systems to establish customer accounts, activate radios, update program and account information and respond to general inquiries from subscribers. We pay an hourly rate for each customer care representative supporting our subscribers. During the nine months ended September 30, 2003 and 2002, we incurred $9.4 million and $5.4 million, respectively, in relation to these agreements, of which $3.6 million and $2.1 million was incurred during the three months ended September 30, 2003 and 2002, respectively.

        Programming Agreements.    We have also entered into various long-term programming agreements. Under the terms of these agreements, we are obligated to provide payments to other entities that may include fixed payments, advertising commitments and revenue sharing arrangements. During the nine months ended September 30, 2003 and 2002, we incurred $12.7 million and $16.7 million, respectively, in relation to these agreements, of which $3.1 million and $4.0 million was incurred during the three months ended September 30, 2003 and 2002, respectively. The amount of these costs will vary in future years, but is expected to increase as the number of subscribers and advertising revenue increase. The amount of the costs related to these agreements cannot be estimated, but are expected to be substantial future costs. Of these amounts, $232,000 and $234,000, respectively, are included in Revenue Share & Royalties, and $5.6 million and $8.7 million, respectively are included in Programming and Content and $6.9 million and $7.7 million, respectively, are included in Advertising & Marketing for the nine-month period ended September 30, 2003 and 2002, respectively.

        Royalty Agreements.    We have entered into fixed and variable payment agreements with performance rights organizations that expire as late as 2006. During the nine months ended September 30, 2003 and 2002, we incurred $6.9 million and $867,000, respectively, in relation to these agreements, of which $2.2 million and $395,000 was incurred during the three months ended September 30, 2003 and 2002, respectively.

        Marketing & Distribution Agreements.    We have entered into various joint sales, marketing and distribution agreements. Under the terms of these agreements, we are obligated to provide incentives, subsidies and commissions to other entities that may include fixed payments, per-unit radio and subscriber amounts and revenue sharing arrangements. As previously described, we subsidize the manufacture of certain component parts of XM radios in order to provide attractive pricing to our customers. The subsidies are generally charged to expense when the radios are manufactured, shipped from the factory or sold, as applicable. Consequently, the expense is most often recognized in advance of when revenue, if any, is realized. The amount of these operational, promotional, subscriber acquisition, joint development, and manufacturing costs related to these agreements cannot be estimated, but are expected to be substantial future costs. During the nine months ended September 30, 2003 and 2002, we incurred $31.6 million and $39.1 million, respectively, of which $10.8 million and $11.9 million was incurred during the three months ended September 30, 2003 and 2002, respectively, in relation to these agreements excluding expenses related to GM.

        General Motors Distribution Agreement.    We have significant payment obligations under our distribution agreement with General Motors. During the term of the agreement, which expires 12 years from the commencement date of our commercial operations, GM has agreed to distribute the service to the exclusion of other S-band satellite digital radio services. We will also have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-GM vehicles that are sold for use in the United States. The agreement was amended in June 2002 and January 2003 to clarify certain terms in the agreement, including extending the dates when certain initial payments are due to GM and confirming the date of our commencement of commercial operations, and to provide that we may make certain payments to GM in the form of indebtedness or shares of our Class A common stock. Our total cash payment obligations were not increased. We have significant annual, fixed payment obligations to GM. As a result of the June 2002 amendment, we commenced recognizing these fixed payment obligations for the period ending through November 2005, which approximate $63.6 million, on a straight-line basis. However, due to the January 2003 amendment to the Distribution Agreement and GM's current roll out plans which demonstrate a likelihood that GM will exceed minimum installation targets, in 2003 we are now prospectively recognizing these fixed payments due through September 2013, which approximate $397.3 million, on a straight-line basis. We have issued a 10% Senior Secured Convertible Note due 2009 with an aggregate principal amount of $89.0 million to OnStar in lieu of making these fixed payments to OnStar for amounts otherwise due in 2003 through 2006.

        In order to encourage the broad installation of XM radios in GM vehicles, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to GM when the owners of GM vehicles with installed XM radios become subscribers for our service. We must also share with GM a percentage of the subscription revenue attributable to GM vehicles with installed XM radios, which percentage increases until there are more than 8 million GM vehicles with installed XM radios (at which point the percentage remains constant). We will also make available to GM bandwidth on our system. As part of the agreement, OnStar provides certain call-center related services directly to XM subscribers who are also OnStar customers and we must reimburse OnStar for these XM-related call center services. The agreement is subject to renegotiation at any time based upon the installation of radios that are compatible with a unified standard or capable of receiving Sirius Satellite Radio's services. The agreement is subject to renegotiation if as of November 2005, and at two-year intervals thereafter, GM does not achieve and maintain specified installation levels of GM vehicles capable of receiving our service, starting with 1,240,000 units by November 2005, and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, by November 2005 and at two-year intervals thereafter, we fail to achieve and maintain specified minimum market share levels in the satellite digital radio service market (we are currently in excess of the minimum market share levels). Prior to 2001, we had not incurred any costs under the distribution agreement. As of September 30, 2003 and 2002, we had paid $25.3 million and $4.9 million, respectively, and incurred total costs of $103.3 million and $16.8 million, respectively, under the distribution agreement.

        Satellite Contracts.    We have entered into contractual agreements for our satellites that are more fully described under the heading "Capital Expenditures."

Non-Cash Stock-Based Expense

        We incurred non-cash compensation charges of approximately $2.4 million and $0.7 million during the nine months ended September 30, 2003 and 2002, respectively. These charges relate to stock options granted to employees, consultants, talent and vendors and warrants granted to vendors. Additional compensation charges may result depending upon the market value of our Class A common stock at each balance sheet date.

Related Party Transactions

        We developed strategic relationships with certain companies that were instrumental in the construction and development of our system. In connection with our granting to them of large supply contracts, some of these strategic companies have become large investors in us and have been granted rights to designate directors or observers to our board of directors. The negotiation of these supply contracts and investments primarily occurred at or prior to the time these companies became related parties.

        We are a party to a long-term distribution agreement with OnStar Corporation, a subsidiary of General Motors that provides for the installation of XM radios in General Motors vehicles, as further described above under the heading "Liquidity and Capital Resources—Contractual Obligations and Commercial Commitments." In connection with the development of our terrestrial repeater network, we contracted with Hughes Electronics Corporation and LCC International, or LCCI, as further described under the heading "Liquidity and Capital Resources—Capital Expenditures." DIRECTV has provided consulting services in connection with the development of our customer care center and billing operations. We have agreements with OnStar, Clear Channel Communications, DIRECTV, and American Honda to make available use of our bandwidth for specified periods. We have a sponsorship agreement with Clear Channel Entertainment to advertise our service at Clear Channel Entertainment concerts and venues. Premiere Radio Networks, a subsidiary of Clear Channel Communications, was one of our advertising sales representatives. We also run advertisements on a spot and network basis on radio stations owned by Clear Channel.

        We are engaged in activities with GM and Honda to jointly promote new car buyers to subscribe to the XM service. At September 30, 2003, there were approximately 189,311 subscribers in promotional periods (ranging from three-months to one year in duration) paid for by the vehicle manufacturers. These subscriptions are included in our three months and nine months subscriber total. Subscriber revenues from these activities are recorded as related party revenue.

        Chester A. Huber, Jr., the president of OnStar, a subsidiary of General Motors, is a member of our board of directors. Thomas G. Elliott, a member of our board of directors, is Executive Vice President, Automobile Operations of American Honda Motor Company. Hughes Electronics Corporation, one of our large stockholders, was formerly a subsidiary of General Motors and 34% of its outstanding common stock is currently owned by NewsCorp. DIRECTV, a subsidiary of Hughes Electronics, was a holder of our Series C preferred stock during 2002. Jack Shaw, a member of our board of directors, was Chief Executive Officer of Hughes Electronics until his recent retirement. Randall Mays, a member of our board of directors, is Executive Vice President and Chief Financial Officer of Clear Channel Communications.

        Dr. Rajendra Singh, who was a member of our board of directors until May 23, 2002, is a member of the board of directors of LCCI and controls the largest shareholder of LCCI. LCCI ceased to be a related party and contractor of ours during 2002. Gary Parsons, the chairman of our board of directors, was until May 1, 2002 chairman of the board of directors of Motient, a significant early investor and formerly our controlling stockholder. Mr. Parsons no longer serves on Motient's board of directors and Motient is no longer a significant stockholder of ours.

        We earned the following revenue in connection with the sale of XM service to related parties described above (in thousands):

	Three months ended September 30,
	2003	2002
GM	$5,183	$—
Honda	19	—

	$5,202	$—

	Nine months ended September 30,
	2003	2002
GM	$7,774	$—
Honda	23	—

	$7,797	$—

        We have incurred the following costs in transactions with the related parties described above (in thousands):

	Three months ended September 30, 2003
	GM	Hughes	Clear Channel
Terrestrial repeater network	$—	$44	$—
Terrestrial repeater site leases	—	—	15
Customer care & billing operations	285	—	—
Marketing	29,968	—	1,713
	Three months ended September 30, 2002
	GM	Hughes	DIRECTV	Clear Channel	LCCI
Terrestrial repeater network	$—	$142	$—	$—	$(1,273)
Terrestrial repeater site leases	—	—	—	14	—
Customer care & billing operations	21	—	—	—	—
Marketing	8,856	—	—	2,001	—
	Nine months ended September 30, 2003
	GM	Hughes	Clear Channel
Terrestrial repeater network	$—	$295	$—
Terrestrial repeater site leases	—	—	44
Customer care & billing operations	738	—	—
Marketing	71,203	—	6,926

	Nine months ended September 30, 2002
	GM	Hughes	DIRECTV	Clear Channel	LCCI
Terrestrial repeater network	$—	$10,386	$—	$—	$3,089
Terrestrial repeater site leases	—	—	—	42	—
Customer care & billing operations	25	—	33	—	—
Marketing	15,465	—	—	6,489	—

Capital Expenditures

        As of September 30, 2003, we had paid approximately $474.8 million, including financing charges and interest under the satellite contract related to XM Rock, or XM-2, XM Roll, or XM-1, XM-3 and XM-4. We originally entered into our satellite contract in March 1998 with Boeing Satellite Systems International, Inc., or BSS, and have subsequently amended the contract, including in July 2003 and December 2003.

        Satellite Contract – XM Rock and XM Roll.    Under our satellite contract, BSS has delivered two satellites in-orbit, XM Rock and XM Roll, supplied ground equipment and software used in the XM Radio system and provided certain launch and operations support services.

        Satellite Contract – Replacement Satellites Deployment Plan.    In light of the progressive degradation affecting Rock and Roll noted above, we plan to launch our ground spare satellite, XM-3, into one orbital slot by year-end 2004, and then temporarily operate XM Rock and XM Roll collocated in the other orbital slot. In 2007, we plan to launch XM-4 to replace the collocated XM Rock and XM Roll. In this way, we will have replacement satellites in orbit and operating prior to the times XM Rock and XM Roll can no longer provide full service, or half service in the collocated mode.

        Satellite Contract and Other Costs – XM-3.    Construction of our ground spare satellite, XM-3, is currently being completed, including certain modifications to correct the solar array degradation issues experienced by Rock and Roll, as well as other changes agreed with BSS discussed below. As of September 30, 2003, with respect to XM-3, we have deferred $15 million at an interest rate of 8% through December 5, 2006 and borrowed $35 million from Boeing Capital in a separate transaction to be repaid prior to launch of XM-3.

        In addition to the modifications to address the solar array degradation issues as noted above, BSS is making certain alterations to optimize XM-3 for the specific orbital slot into which it will be launched during a three-month launch period commencing October 15, 2004. The aggregate remaining cost, excluding the above $15 million deferral and $35 million loan, of the launch, optimization for the specific orbital slot, appropriate software and certain pre and post-launch services is approximately $100 million to be paid during the first quarter 2004. Further, BSS has the right to earn performance incentive payments of up to $25.9 million, excluding interest, based on the in-orbit performance of XM-3 over its design life of fifteen years.

        Satellite Insurance – XM-3.    In addition to the XM-3 related costs noted above, we plan to acquire and pay for launch and in-orbit insurance in connection with the launch of XM-3. The cost of launch and in-orbit insurance for this launch is subject to market prices and conditions at the time during 2004 when such insurance is obtained.

        Satellite Contract and Other Costs – XM-4.    We have committed in our satellite contract, as amended in July 2003, and by a separate August 2003 contract with Sea Launch Company, LLC, or Sea Launch, to acquire from BSS a fourth satellite, XM-4, which should be available for shipment to the launch services provider no later than October 31, 2005, and from Sea Launch the associated launch services for the satellite. The fixed prices for XM-4 and the associated launch services total

$186.5 million, excluding in-orbit performance incentives and financing charges on certain amounts deferred prior to launch. Following our payment of $3 million in total for XM-4 and the associated launch services during the third quarter 2003, satellite construction payments aggregating approximately $104 million are deferred until as late as the first quarter 2006. Interest accrues monthly at a rate of 10.75% per annum through December 2004 and payable thereafter on a current basis, pursuant to the December 2003 amendment, which extends the deferral from the first quarter 2005 and reduces the applicable interest rate from 12.75% to 10.75%. Of this deferred amount, $13.6 million is in the Other Non-Current Liabilities line on our balance sheet as of September 30, 2003. Most of the remaining portion of the fixed costs for XM-4 and the associated launch services are payable during construction with the last payment due one month following launch.

        After launch of XM-4, BSS has the right to earn performance incentive payments of up to $12 million, plus interest, over the first twelve years of in-orbit life, up to $7.5 million for performance above specification during the first fifteen years of in-orbit life, and up to $10 million for continued high performance across the five year period beyond the fifteen year design life. If XM-3 is launched successfully and operates satisfactorily, we may elect, under the above contracts, to defer launch of XM-4 and, as a result, approximately $50 million in payments related to launch services could be postponed until the 2007 timeframe.

        Options to Procure Fifth Satellite and Associated Launch Services.    We have also obtained fixed price options to acquire a fifth satellite from BSS, under the July 2003 amendment, on pricing and performance incentive terms similar to those applicable to XM-4 and associated launch services from Sea Launch under the August 2003 contract.

        Satellite Contract – Warrant to BSS.    Pursuant to our satellite contract, we issued a warrant to BSS in July 2003 to purchase 500,000 shares of our Class A common stock at $13.524 per share. The fair value of these warrants was determined to be $5.8 million using a Black-Scholes based methodology and is included in the System Under Construction balance as of September 30, 2003.

        Terrestrial Repeater System.    As of September 30, 2003, we incurred aggregate costs of approximately $267.6 million for a terrestrial repeater system. These costs covered the capital cost of the design, development and installation of a system of terrestrial repeaters to cover approximately 60 cities and metropolitan areas. In August 1999, we signed a contract with LCCI for engineering and site preparation. As of September 30, 2003, we had paid $128.4 million under this contract. There are no further payments due under the LCCI contract. We also entered into a contract effective October 22, 1999, with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters; there are no further payments due under this contract except those related to ongoing out-of-warranty repairs. As of September 30, 2003, we had paid $114.1 million under this contract and recorded an additional liability of $92,000.

        Ground Segment.    As of September 30, 2003, we incurred aggregate ground segment costs of approximately $134.2 million. These costs were related to the satellite control facilities, programming production studios and various other equipment and facilities.

        Joint Development Agreement Funding Requirements.    The costs related to our agreement with Sirius Radio for joint development of a unified standard for satellite radios are being expensed as incurred in research & development. During the nine-month period ended September 30, 2003, we incurred $0.3 million compared to no expense during the nine-month period ended September 30, 2002. We expect this expense to increase steadily in 2004; each party is obligated to fund one half of the development cost for a unified standard for satellite radios.

Long-term Debt

        We have raised funds from issuing long-term debt on several occasions.

  •
  In March 2000, XM Satellite Radio Inc. issued $325.0 million aggregate principal amount of 14% Senior Secured Notes due 2010. Following our January 2003 financing, less than $25 million of these notes remained outstanding. Principal on the 14% Senior Secured Notes due 2010 is payable at maturity, while interest is payable semi-annually.

  •
  In March 2001, we issued $125.0 million aggregate principal amount of 7.75% convertible subordinated notes due 2006. Principal on the convertible subordinated notes is payable at maturity, while interest is payable semi-annually. In July and August 2001, holders of convertible subordinated notes exchanged $45.9 million of notes for 4,194,272 shares of our Class A common stock. During the nine months ended September 30, 2003, we have exchanged $20.9 million aggregate principal of these notes for a combination of cash and Class A common stock. As a result of these transactions, approximately $58.2 million of the notes remained outstanding at September 30, 2003. These notes may be redeemed for cash by us at any time commencing March 3, 2004, and may be converted at any time by the holder at a conversion price of $12.225 per share.

  •
  In August 2001, we borrowed $29.0 million to finance the purchase of our headquarters facility. This loan is for a term of five years and bears interest at a rate based on the nine-month London Interbank Offer Rate plus an indicated spread. We make monthly payments of principal and interest on this loan.

  •
  In December 2001, we borrowed $35.0 million from a subsidiary of The Boeing Company. This loan is for a term of five years and bears interest at a rate based on the nine-month London Interbank Offer Rate plus an indicated spread. Principal is payable at maturity, while interest is payable quarterly. This loan must be repaid when we launch our ground spare satellite, presently expected to occur in late 2004.

  •
  On January 28, 2003, we completed a three-part financing.

  •
  We issued $279.3 million aggregate principal amount at maturity of 10% Senior Secured Discount Convertible Notes in a private placement. Principal on the 10% Senior Secured Discount Convertible Notes is payable at maturity, while interest accretes until January 1, 2006 and is thereafter payable semi-annually in cash or, at our option, in additional notes. If all of the interest is paid in additional notes, these notes would aggregate $412.6 million when they come due in 2009. Through September 30, 2003, we have extinguished $15.7 million carrying value, or $19.8 million face amount at maturity, of these notes.

  •
  We issued to OnStar $89.0 million in aggregate principal amount of a 10% Senior Secured Convertible Note due December 31, 2009 in lieu of our obligation to make $115 million in guaranteed payments from 2003 to 2006 under the General Motors distribution agreement. Principal on the OnStar note is payable at maturity, while interest, which is due semi-annually, is payable at our option in shares of our Class A common stock.

  •
  We completed an exchange of $300.2 million aggregate principal amount of the 14% Senior Secured Notes due 2010 for a new issuance of $438.0 million aggregate principal amount at maturity ($300.2 million accreted value as of March 15, 2003) of 14% Senior Secured Discount Notes due 2009, cash and warrants to purchase Class A common stock. Principal on the 14% Senior Secured Discount Notes due 2009 is payable at maturity, while interest accretes until December 31, 2005 and is thereafter payable semi-annually. Through September 30, 2003, we have extinguished $65.5 million carrying value, or $94.2 million face amount at maturity, of these notes.

  •
  In June 2003, XM Satellite Radio Inc. issued $185.0 million aggregate principal amount of 12% Senior Secured Notes due 2010, $10 million of which were issued in July 2003, pursuant to the overallotment option. Principal on the 12% Senior Secured Notes due 2010 is payable at maturity, while interest is payable semi-annually.

        Based on the various terms of our long-term debt, our ability to redeem any long-term debt is limited. We have and may continue to take advantage of opportunities to reduce our level of indebtedness in exchange for issuing equity securities, if these transactions can be completed on favorable terms.

        The following table represents our contractual obligations as of September 30, 2003, as adjusted for the December amendment to our satellite contract with Boeing and the elimination of $21.1 million of indebtedness at the accreted value at the date of conversion or repurchase through the issuance of 4,001,362 shares of Class A common stock since September 30, 2003 but not adjusted for the proposed repayment of our 7.75% convertible subordinated notes in March 2004 or the proposed pre-payment of our $89 million 10% Senior Secured Convertible Note due 2009 held by OnStar Corporation, a subsidiary of General Motors:

	Payments Due by Period
Contractual Obligations	October- December 2003	2004	2005	2006	2007	2008 and Beyond	Total
	(In thousands)
GM Distribution Agreement(1)	$—	$—	$—	$—	$80,753	$239,577	$320,330
GM Credit Facility(1)	—	—	—	100,000	—	—	100,000
GM Note(1)	—	—	—	—	—	89,042	89,042
Boeing Note	—	35,000	—	—	—	—	35,000
Other long-term debt(1)	260	502	580	72,758	—	800,296	874,396
Capital Lease Obligations	875	2,246	1,168	138	—	—	4,427
Operating Lease Obligations	3,898	15,832	13,171	4,543	2,333	1,438	41,215
XM-3(2)	408	100,000	—	—	—	—	100,408
XM-4(2)	—	3,000	26,700	105,300	48,500	—	183,500

Total	$5,441	$156,580	$41,619	$282,739	$131,586	$1,130,353	$1,748,318

(1)
The above amounts do not include interest, which in some cases is variable in amount.
(2)
Excludes financing charges, in-orbit incentives and launch insurance, and assumes launch of XM-4 in 2007.

        The long-term debt payments due in 2006 include the maturity of $45.7 million of our 7.75% convertible subordinated notes outstanding as of December 31, 2003 and $27.1 million loan to finance the purchase of our headquarters facility. We expect our $100 million credit facility with General Motors, which may be payable prior to maturity based on cash flows, to become payable as early as 2006. The long-term debt payments due in 2008 and beyond include the maturity of the remaining outstanding $22.8 million of 14% Senior Secured Notes, which come due in 2010, the maturity of the $343.5 million aggregate principal amount at maturity of 14% Senior Secured Discount Notes outstanding as of December 31, 2003, which come due in 2009, the maturity of our $249.0 million aggregate principal amount at maturity of 10% Senior Secured Discount Convertible Notes outstanding as of December 31, 2003, which come due in 2009 and the maturity of the $185.0 million aggregate principal amount at maturity of 12% Senior Secured Notes due 2010. As indicated above the table does not reflect proposed prepayments or redemptions of indebtedness with the proceeds of this offering. All of these debt instruments have provisions permitting us to redeem all or part of the debt under specified conditions prior to the stated maturities reflected in the above table.

Recent Accounting Pronouncements

        We adopted Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and SFAS No. 143 does not have a material impact on the financial statements. Our asset retirement obligations are limited to deconstruction of its terrestrial repeater sites. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. When a new liability is recorded, we will capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

        In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. We recorded losses of $4.4 million and $20.2 million during the three months and nine months ended September 30, 2003, respectively from the early retirement of debt with a carrying value including accrued interest of $104.1 million. The loss is reported in other income (expense) in the condensed consolidated statement of operations for the three- and nine-month periods ended September 30, 2003.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when incurred at fair value. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 may have an effect on the timing of future restructuring charges taken, if and when they occur.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. The disclosures required by SFAS No. 148 are included in note 3 to the condensed consolidated financial statements.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. This Interpretation may have an impact on the accounting for future investments, if any, made by us.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 addresses the classification and measurement of mandatorily redeemable freestanding financial instruments, including those that comprise more than one option or forward contract, and requires an issuer to classify certain instruments as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. The adoption of SFAS No. 150 has not had a material effect on the classification and measurement of our financing transactions but may have an effect on the classification and measurement of future mandatorially redeemable financing transactions, if and when they occur.

        The Emerging Issues Task Force issued EITF No. 00-21, Revenue Arrangements with Multiple Deliverables addressing the allocation of revenue among products and services in bundled sales arrangements. EITF 00-21 is effective for arrangements entered into in fiscal periods after June 15, 2003. Based on our current sales and marketing programs, we do not anticipate the application of the new pronouncement will have a material impact on our financial statements. However, our sales and marketing programs may change over time and we will continue to evaluate the applicability of EITF 00-21 as it relates to sales of service and hardware. This new pronouncement has no impact on the economics of our sales and marketing programs, but it may impact the timing and classification of revenue reported within the financial statements and may have a corresponding impact on the Average Revenue per Subscriber ("ARPU"). As a result of this new pronouncement, we recognized a lower subscriber ARPU for the period.

        In July 2003, the Emerging Issues Task Force provided additional guidance on Topic D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The additional guidance states that the carrying amount of preferred stock should be reduced by the issuance costs of the preferred stock in the calculation of earnings per share. This guidance is effective in fiscal periods ending after September 15, 2003 and should be retroactively reflected in the financial statements of prior periods. This guidance results in a reduction of the gains recorded on the retirement of our Series B preferred stock during the three months ended March 31, 2003 and June 30, 2003, of $453,000 and $274,000, respectively, to reflect the amount of the issuance costs of the preferred stock retired. The net loss available to common stockholders for the nine months ended September 30, 2003 reflects these adjustments. This guidance does not impact our net loss or financial position.

BUSINESS

Overview

        We are America's leading satellite radio service company, providing music, entertainment and information programming for reception by vehicle, home and portable radios nationwide to over 1.3 million subscribers as of December 31, 2003. Our digital audio XM Radio service presently offers 100 channels of music, news, talk, sports and children's programming for a monthly subscription fee and one premium channel for an additional fee. We believe XM Radio appeals to consumers because of our innovative and diverse programming, nationwide coverage, numerous commercial free music channels and digital sound quality.

        In January 2004, we announced our 2004 channel line-up that will take effect in February 2004. The new channel lineup will feature 68 music channels, all of which will be commercial free, 32 news, sports, talk and variety channels and, commencing in March 2004, 15 instant traffic and weather channels reporting information from major markets such as New York, Los Angeles, Chicago and Washington, DC. We plan to expand the number of local traffic and weather channels we offer to 21 later in 2004. These channels will be offered to subscribers as part of the $9.99 monthly service fee. We also announced that XM Radio will be available on Jet Blue and AirTran airplanes beginning in fall 2004.

        Since our nationwide launch on November 12, 2001, we have built our subscriber base through multiple distribution channels, including an exclusive factory-installation distribution arrangement with General Motors and arrangements with other automotive manufacturers, car audio dealers and national electronics retailers. XM Radio is currently available as original equipment in over 80 new vehicle models. Through an exclusive distribution arrangement with us, General Motors currently offers over 40 2004 models of XM Radio-equipped cars, light trucks and SUVs under the Buick, Chevrolet, Saturn, Cadillac, Pontiac and GMC brand names. Honda, a major investor in our company, currently offers XM Radio in the Accord EX, Acura RL and Acura TL as a factory-installed feature and in the Pilot and S2000 as a dealer-installed option. Toyota/Lexus, Nissan/Infiniti, Isuzu and Volkswagen/Audi offer XM Radio as a dealer-installed option in numerous popular makes and models, including the Toyota Camry, Solara and Scion, the Lexus LS 430, Nissan Pathfinder and Titan, and the Audi A4, S4, A6, A8L and allroad quattro. Broad distribution of XM Radio through the new automobile market is a central element of our business strategy.

        From our nationwide launch through the end of the third quarter of 2002, distribution of our product was almost exclusively through the aftermarket (the sale of radios by consumer electronics retailers and others for installation in automobiles after purchase) and we continue to promote XM Radio actively in this market. XM radios are available under the Delphi, Pioneer, Alpine and Sony brand names at national consumer electronics retailers, such as Best Buy, Circuit City, Wal-Mart and other national and regional retailers.

        As part of our strategy to make XM Radio available everywhere, we have introduced a wide variety of mass market products that can deliver our service in the automobile, home and portable markets, as well as specific applications such as marine and aviation. After initially focusing on the automobile retail aftermarket and the automobile factory-installed market, the opening up of the home and portable market is the third major element of our marketing strategy to increase the availability of XM radio across new markets.

        In the fall of 2002, Delphi introduced the XM SKYFi, a plug-and-play device available for use in the car, at home or in a portable "boombox" that offers an enhanced display and attractive pricing. At the 2003 Consumer Electronics Show, the SKYFi audio system was named a finalist for the Best of CES award. In October 2003, Delphi introduced the XM Roady, the industry's smallest satellite radio that offers a complete satellite radio system for vehicles in one simple, easy to install package that retails for less than the XM SKYFi. Also in October 2003, we introduced the XM Commander, an all-in-one receiver package that works with nearly all AM/FM car stereos, regardless of make, brand or year, and is sized and styled to integrate with the dashboard of most vehicles, including luxury cars. In November 2003, we introduced XM Direct, an ultra-compact XM tuner module for car stereos that can be connected to any satellite-radio-ready car stereo with adaptors developed and distributed by third parties. We expect that XM Direct will be particularly attractive to OEM dealers of a wide variety of satellite-radio-ready cars. In December 2003, Alpine introduced the industry's first in-dash CD receiver with an integrated XM tuner, the CDA-9820XM, which eliminates the need for a separate XM tuner for easier installation and delivers high quality sound performance. These new products represent the second generation of XM Radios, reflecting enhanced features and a significantly lower price to consumers.

        In addition to these products for the automobile market, we have introduced products specifically targeted at the home and portable markets. In April 2003, we introduced the XM PCR, the first satellite radio receiver designed for personal computers, and in August 2003, Audio Design Associates introduced the Tune Suite, the first high-end, multizone home audio system to feature XM Satellite Radio. In December 2003, we introduced the Delphi CD Audio System, the industry's first boombox capable of playing AM/FM radio, XM radio, compact discs and MP3 files. We believe that these products along with the best-selling SKYFi radio will continue to open up new markets beyond the traditional automobile market and increase the penetration of XM Radio. Finally, in addition to the automobile, home and portable markets, we have also worked with manufacturers to develop radios for specific applications such as the marine and aviation markets to further enhance the availability of XM Radio.

        We believe, based on our experience in the marketplace, surveys, work with focus groups and market data, that there is a significant market for XM Radio. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 94% listens to the radio weekly. However, many radio listeners have access to only a limited number of radio stations and listening formats offered by traditional AM/FM radio.

        We believe we offer our consumers a unique listening experience by providing diverse programming, coast-to-coast coverage, a substantial number of commercial free channels and clear sound with our digital signals. Beginning in February 2004, our new channel lineup will feature more commercial free channels, including all 68 of our music channels, and 15 channels of instant traffic and weather, expanding to 21 channels by the end of 2004. Our channels include diverse programming designed to appeal to a large audience, and to specific groups that our research has shown are most likely to subscribe to our service, including urban and rural listeners of virtually all ages. We have original music and talk channels created by our in-house programming unit as well as channels created by well-known providers of brand name programming, including our exclusive MTV, VH1 and NASCAR channels, as well as ESPN Radio, Radio Disney, CNN, CNBC, MSNBC, Discovery, Fox News, E! and Clear Channel. We have a team of experienced programming professionals with a successful record of introducing new radio formats and building local and national listenership.

        In addition to our subscription fee, we generate revenues from sales of limited advertising time on our talk, entertainment and variety channels. Advertisers on the XM network include JC Penney, Radio Shack, Allstate, Autozone, Pfizer, Anheuser-Busch and ABC Networks. Although our new channel lineup has only commercial free music channels, we will be adding 15 channels of traffic and weather on which we plan to sell advertising time. The addition of these traffic and weather channels is expected to provide more advertising time inventory in a medium we believe to be more conducive to advertising than we had on our music channels that were previously not commercial free.

        We transmit the XM Radio signal throughout the continental United States from our two satellites XM Rock and XM Roll. We are planning to launch our spare satellite, presently being modified, in late

2004 as part of a plan to address a solar power anomaly in our existing satellites initially identified in late 2001. We have contracted for a fourth satellite, to serve as a ground spare and to be launched around the 2007 timeframe to replace XM Rock and XM Roll. We also have a network of approximately 800 terrestrial repeaters, which receive and re-transmit the satellite signals in 60 cities to augment our satellite signal coverage where it might otherwise be affected by buildings, tunnels or terrain. We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States.

        We have raised $2.4 billion of equity and debt net proceeds through September 30, 2003 from investors and strategic partners to fund our operations. This includes $149.8 million of net proceeds from the sale of Class A common stock in September 2003 and $179 million of net proceeds (including amounts related to the over-allotment option) from the sale of 12% senior secured notes due 2010 in June 2003. This also includes $206 million of net funds raised in January 2003. The January 2003 financing transactions also included $250 million of payment deferrals and a line of credit from GM.

        From January 1, 2003 to December 31, 2003, we have raised $65.7 million through our Direct Stock Purchase Program and issued shares of Class A common stock to eliminate $245.9 million carrying value of indebtedness or approximately $280.7 million of face amount at maturity.

        So long as we meet the revenue, expense and cash flow projections of our business plan, we expect to be fully funded and will not need to raise additional financing to continue operations. We are continuing to pursue insurance proceeds in connection with the solar anomaly on our existing satellites, and would use the insurance proceeds to repay vendor financing contemplated to be used to launch replacement satellite(s). However, with the sale of Class A common stock completed in September 2003 and the sale of notes completed in June 2003, we have raised substantially all of the funds we would need for the completion and launch of XM-3 and the construction of XM-4 in case the receipt of insurance proceeds does not occur in a timely manner. In addition, any proceeds of this offering not applied to the repayment of debt could be used to fund the launch of XM-4 to the extent needed.

Market Opportunity

        Based on our experience in the marketplace to date, as well as market research, we believe that there is a significant market for our satellite radio service.

  Initial Marketplace Results

        Consumer response to our service has been positive. As of December 31, 2003, we had over 1.3 million subscribers. This subscriber growth represents a faster adoption rate than for any other consumer audio product introduced over the past 20 years, including CD players and DVD players (NPD Techworld/data 2002). Importantly, we have achieved this subscriber growth while spending significantly less in subscriber acquisition costs (SAC costs) per subscriber than we had originally projected. A more in-depth discussion of our SAC costs can be found under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        We have also received positive feedback from our subscribers. In a survey of a random sample of 557 subscribers, 95% (with a margin of error of +/- 4%) rated our overall service, and our sound quality as "excellent" or "good." We have also found a broad appeal of our service across age groups, with people in their twenties, thirties, forties and fifties each representing comparable percentages of XM subscribers.

  Demand for Satellite Radio

        Market studies show strong demand for radio service, as evidenced by radio listening trends, data relating to sales and distribution of radios and the general growth in radio advertising. In many markets, traditional AM/FM audio programming choices are limited to mass appeal formats. We believe our national subscription service complements traditional local radio. Moreover, the success of subscription entertainment services in other media such as cable television and satellite television further indicates potential for significant consumer demand for satellite radio services.

        Penetration data relating to cable, satellite television, and premium movie channels suggest that consumers are willing to pay for services that dramatically expand programming choice or enhance quality. There were more than 21.5 million digital cable subscribers as of September 2003 and 20.4 million satellite television subscribers as of March 2003. As of May 2003, 67.4% of TV households subscribe to cable television, and as of March 2003, 19.1% of TV households subscribe to satellite television (National Cable Television Association website and skyreport.com website).

  Radio Listening

        Studies show that, on average, adults listen to the radio 20 hours a week, with the amount of radio listening fairly evenly distributed across gender and age groups. We believe, based on our internal surveys, our subscribers listen to approximately 38 hours of radio per week, including AM, FM and XM. The percentage of people listening to radio is also high. Market data show that over 75% of the entire United States population age 12 and older listen to the radio daily, and over 94% listen on a weekly basis (Radio Marketing Guide and Factbook for Advertisers, Radio Advertising Bureau, 2003-2004).

  Current Limitations on Programming Choice

        Many consumers have access to a limited number of stations and programming formats offered by traditional AM/FM radio. Our service is expected to be attractive to underserved radio listeners who want expanded radio choices.

        Limited Number of Radio Stations.    The number of radio stations available to many consumers in their local market is limited in comparison to the 101 channels we offer on a nationwide basis. In recent years, there were fewer than 50 AM/FM radio stations as listed by Arbitron broadcasting in New York City, the largest radio market in the United States. Many of these radio stations are of the same five formats. In fact, many metropolitan areas outside the largest 50 markets, such as Jacksonville, FL, Louisville, KY, and Oklahoma City, OK, have 30 or fewer AM/FM radio stations as listed by Arbitron (American Radio, Winter 2001 Ratings Report, Duncan's American Radio, 2001).

        Of the total listener base tracked by Arbitron, we estimate that our coast-to-coast service reaches over 109 million listeners age 12 and over beyond the range of the largest 50 markets as measured. Of these listeners, 39 million live beyond the largest 286 markets (Fall 2003 Market Rankings, Arbitron).

        Limited Programming Formats.    We believe that there is significant demand for a satellite radio service that expands the current programming choices available to these potential listeners. Over 47% of all commercial radio stations use one of only three general programming formats—country, news/talk/sports, and adult contemporary (Veronis, Suhler & Associates Communications Industry Forecast, July 2003). Over 64% of all commercial radio stations use one of only five general formats—the same three, plus oldies and religion. The small number of available programming choices means that artists representing other niche music formats are likely to receive little or no airtime in many markets. Radio stations prefer featuring artists they believe appeal to the broadest market. However, according to the Recording Industry Association of America, recorded music sales of niche music formats such as classical, jazz, movie and Broadway soundtracks, religious programming, new age, children's programming and others comprised up to 24% of total recorded music sales in 2001 (2002 Consumer Profile).

  We Are Differentiating XM Radio from Traditional AM/FM Radio

        We have designed the XM Radio service to address the tastes of each of our targeted market segments through a combination of niche and broad appeal programming, and we believe that XM is an appealing alternative to traditional AM/FM radio as well as other in-vehicle audio entertainment options. Local radio stations, even those which are part of national networks, focus on maximizing listener share within local markets. This limits the types of programming they can profitably provide to mass appeal formats. In contrast, our nationwide reach and ability to provide over 100 channels (shortly 117 channels) in each radio market allow us to aggregate listeners from markets across the country, expanding the types of programming we can provide. The following chart indicates differences between XM Radio and traditional AM/FM radio.

	XM Radio	Traditional AM/FM Radio
Programming quality and choice	100 channels (shortly 117 channels) with an extensive variety of programming plus a premium channel	Limited formats in many markets
Coast-to-coast coverage	Virtually seamless signal coverage in the contiguous United States	Local area coverage
Improved audio quality	Digital quality sound	Analog AM/FM quality sound
Commercial free music	68 commercial-free music channels	Average 13-17 minutes per hour
Limited commercials	Entertainment and talk channels with limited commercials	Average 13-17 minutes per hour
Enhanced information	Text display with title/name of song/artist	No visual display

Marketing

        Our marketing strategy is designed to build awareness and demand among potential subscribers in our target markets and the advertising community.

        We promote XM Radio as the leader in the new satellite radio category, offering appealing features compared to traditional radio. Our commercial launch was supported by a comprehensive advertising program including television, radio, print, outdoor and direct marketing. General Motors is sponsoring national and local print and television advertising that features the XM logo and message. Our ongoing advertising and promotional activities include television, radio and print advertising and distributing sample programming and marketing materials at retail outlets, concert venues, NASCAR events and on the Internet to generate consumer interest. For instance, we have an agreement with Clear Channel Entertainment (formerly SFX) to be the exclusive satellite radio advertiser at live concerts and sporting events presented by, and live entertainment venues managed by, Clear Channel Entertainment.

        XM Radio promotes subscriber acquisition activities with both automobile original equipment and aftermarket radio manufacturers. This includes:

  •
  promotional campaigns directed towards automobile manufacturers and dealers;

  •
  in-store promotional campaigns, including displays located in electronics, music and other retail stores, rental car agencies and automobile dealerships;

  •
  incentive programs for retailer sales forces; and

  •
  jointly funded local advertising campaigns with retailers.

Distribution

        We market our satellite radio service through several distribution channels including automotive manufacturers and dealers, national and regional electronics retailers, car audio dealers and mass retailers, rental car companies and, commencing in fall 2004, airlines. In the first nine months following our commercial launch, we primarily focused on distribution of radios through radio manufacturers and retail distributors to promote rapid market penetration. Starting with the 2003 automobile model year (which began in late summer 2002), we significantly increased our focus on distribution through automotive manufacturers.

        Automotive Manufacturers and Dealers.    XM Radio is currently available as original equipment in over 80 new vehicle models.

        Exclusive Distribution Agreement with General Motors.    Under our agreement with OnStar Corporation, a subsidiary of General Motors, for a 12-year period, General Motors will exclusively distribute and market the XM Radio service and install XM radios in General Motors vehicles. General Motors sold 4.8 million automobiles in 2002, which represented more than 28.5% of the United States automobile market. General Motors currently offers over 40 2004 models of XM radio-equipped cars, light trucks and sport utility vehicles under the Buick, Chevrolet, Saturn, Cadillac, Pontiac and GMC brand names. General Motors has made XM radios available in diverse price categories, ranging from the Chevy Cavalier to the Cadillac Escalade. Under this agreement, we have substantial payment obligations to General Motors, including substantial guaranteed annual fixed payment obligations, not based on or directly related to General Motors meeting any minimum targets for installing XM radios in General Motors vehicles. General Motors is a major investor in XM.

        Honda.    Honda currently offers XM Radio in the Accord EX, Acura RL and Acura TL as a factory-installed feature and in the Pilot and S2000 as a dealer-installed option. American Honda is a major investor in our company.

        Other Automobile and Truck Manufacturers.    Toyota/Lexus, Nissan, Infiniti, Isuzu and Volkswagen/Audi offer XM Radio as a dealer-installed option in numerous popular makes and models, including the Toyota Camry, Solara and Scion, the Lexus LS 430, the Nissan Pathfinder and Titan and the Audi A4, S4, A6, A8L and allroad quattro. We are continuing to seek arrangements with other car manufacturers as well as large independent dealer groups regarding additional distribution agreements. We are educating automobile dealers about XM Radio to develop sales and promotional campaigns that promote XM radios to new car buyers. In addition, we have relationships with Freightliner Corporation and Pana-Pacific, and XM radios are available in Freightliner and Peterbilt trucks.

        National and Regional Retail Electronics Distributors.    XM radios are available under the Delphi, Pioneer, Alpine and Sony brand names and are marketed and distributed together with the XM Radio service through major consumer electronics retail channels, including Best Buy, Circuit City, Wal-Mart and other national and regional retailers. We develop in-store merchandising materials, including end-aisle displays for several retailers, and trained the sales forces of all major retailers.

  Other Distribution Arrangements.

        Rental Cars.    XM service became available in June 2003 to Avis car rental customers in 30 major cities nationwide. Avis currently offers the XM service in approximately 20,000 of its vehicles, including at no additional cost to consumers in many of its luxury and premium classified GM vehicles.

        Airplanes.    In January 2004, we announced that XM Radio will be available on Jet Blue and AirTran airplanes beginning in fall 2004.

        Expanding Product Configurations.    Beginning in the fall of 2002 and continuing through 2003, a second generation of XM Radios, reflecting enhanced features and a significantly lower cost, became available to consumers.

Product	Date of Introduction	Description
Delphi XM SKYFi	Fall 2002	Plug-and-play device for the car, home and portable boombox
XM PCR	April 2003	Designed for personal computers
Tune Suite	August 2003	High-end home audio system
Delphi XM Roady	October 2003	Plug-and-play device
XM Commander	October 2003	All-in-one receiver package that works with nearly all AM/FM car stereos
XM Direct	November 2003	Ultra-compact tuner module for satellite-ready car stereos
Alpine CDA-9820XM	December 2003	First in-dash CD receiver with an integrated XM tuner
Delphi CD Audio System	December 2003	First AM/FM/XM/CD/MP3 capable boombox

         In the fall of 2002, Delphi introduced the Delphi SKYFi, a plug and play device that can be adapted for home, automobile or portable use (boom box). The SKYFi features an enhanced display that shows channel number, channel name, artist name, song title and channel category and is available at a significantly lower cost than earlier XM radios. More than 500,000 SKYFi units were sold to retailers in 2003. In April 2003, we introduced the XM PCR, the first satellite radio receiver designed for personal computers. In August 2003, we introduced the Delphi XM Roady, a complete satellite radio system for vehicles in one simple, easy to install package that retails for less than the SKYFi. Also in August 2003, Audio Design Associates introduced the Tune Suite, the first high-end, multizone home audio system to feature XM Satellite Radio. In October 2003, we introduced the XM Commander, an all-in-one receiver package that works with nearly all AM/FM car stereos, regardless of make, brand or year, and is sized and styled to integrate with the dashboard of most vehicles, including luxury cars. In November 2003, we introduced XM Direct, an ultra-compact XM tuner module for car stereos that can be connected to any satellite-radio-ready car stereo with adaptors developed and distributed by third parties. In December 2003, Alpine introduced the industry's first in-dash CD receiver with an integrated XM tuner, the CDA-9820XM, which eliminates the need for a separate XM tuner for easier installation and delivers high quality sound performance. Delphi has begun offering the Delphi CD Audio System, the industry's first boom box capable of playing AM/FM radio, XM radio, compact discs and MP3 files. We plan to continue to expand our product offerings in 2004.

        We have contracts with Motorola, Pioneer, Alpine, Mitsubishi Electric, Clarion, Blaupunkt, Fujitsu Ten, Hyundai Autonet, Bontec, Visteon, Panasonic and Sanyo for the development, manufacture and distribution of XM radios for use in cars and contracts with Sony Electronics and Delphi-Delco to design, manufacture and market XM radios for the portable, home, aftermarket and original equipment manufacture car stereo markets. To facilitate attractive pricing for retail radio and automobile consumers, we have financial arrangements with certain radio manufacturers that include our subsidizing of certain radio component parts. These leading radio manufacturers have strong retail and dealer distribution networks in the United States. We are pursuing additional agreements for the manufacture and distribution of XM radios for the home and portable markets.

        We expanded retail aftermarket distribution in 2003 in two important areas. First, we expanded our retail presence within existing retailers by establishing displays in the home audio (or home stereo) section of the store to promote hardware configurations, such as the Delphi SKYFi radio, that easily connect to home stereo systems or plug into the SKYFi "boom box." More than 265,000 SKYFi "boom box" units were manufactured during 2003. Second, we expanded distribution in 2003 to retailers focusing on other important market segments for satellite radio. For example, we expanded distribution to the major truck stop chains (Pilot, Truckstops of America, Petro and Flying J), marine dealers and distributors of home satellite TV systems. We plan to continue expansion in these markets in 2004.

        Future Interoperability Distribution Arrangements.    We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis and may not reward any distribution partner for not distributing the satellite radio system of the other party.

The XM Radio Service

        Our 101 channel offering (100 basic service channels plus one premium channel) includes channels designed to appeal to different groups of listeners, including urban and rural listeners of different ages, and to specific groups that our research has shown are most likely to subscribe to our service, and thereby aggregate a large potential audience for our service. In addition to providing radio formats that are appealing to different groups, in every format we deliver we strive to provide an entertaining or informative listening experience.

        The following is a list of channels that will be included in our service offering beginning February 2004.

	Channel Name	Channel Description
Preview	XM Preview	XM Preview
Decades	The 40s The 50s The 60s The 70s The 80s The 90s	Big Band/Swing/Forties Fifties Sixties Seventies Eighties Nineties
Country	America Nashville! X Country Hank's Place Bluegrass Junction The Village Highway 16	Classic Country 90s & Today Progressive Country Traditional Country Bluegrass Folk Top Country Hits
Pop &	Top 20 on 20	Top 20 Hits
Hits	KISS	Pop Hits
	MIX	Contemporary Hits
	The Heart	Love Songs
	Sunny	Beautiful Music
	The Blend	Adult Contemporary
	XM Live	Concerts
	Cinemagic	Movie Soundtracks
	On Broadway	Show Tunes
	U-Pop	Euro & Global Chart Hits

Jazz & Blues	Real Jazz Watercolors Beyond Jazz Frank's Place Bluesville Luna On the Rocks	Traditional Jazz Contemporary Jazz Modern Jazz Great Vocals/Standards Blues Latin Jazz Cocktail Mix
Dance	The Move BPM The System Chrome	Underground Dance Club Hits Electronica Disco
Latin	Caricia Caliente	Spanish Pop Hits Salsa/Caribbean
World	World Zone The Joint Ngoma Audio Visions	World Reggae African New Age
Classical	XM Classics Vox XM Pops	Traditional Classical Opera/Classical Vocals Popular Classical
Kids	Radio Disney XM Kids	Children Children

Christian	The Torch The Fish Spirit	Christian Rock Christian Pop Gospel
Rock	Deep Tracks Boneyard XM Liquid Metal XMU Fred XM Cafe Top Tracks Ethel Squizz Fine Tuning The Loft Music Lab Unsigned! Fungus Lucy
Deep Album Rock
Hard Rock
Heavy Rock
New Music
Deep Classic Alternative
Modern/Soft Alternative
Classic Rock
Alternative Hits
Hard Alternative
Eclectic
Acoustic/Rock
Jambands/Progressive Rock
Unsigned Artists
Punk/Hardcore/Ska
Classic Alternative Hits
Hip Hop/	Soul Street	Classic Soul
Urban	The Flow	Neo Soul
	Suite 62	Urban Adult
	The Groove The Rhyme RAW The City	Old School R&B Classic Hip-Hop/Rap Uncut Hip-Hop Urban Top 40
Talk & Variety	MTV VH1 Discovery Radio E! Entertainment Radio Sonic Theater Radio Classics Ask! Buzz XM The Power Family Talk Open Road	MTV Radio VH1 Radio Real Life Stories and News Entertainment News Books & Drama Old Time Radio Experts & Advice Talk & Opinion African American Talk Christian Talk Truckers' Channel

News	Fox News CNN CNN Headline News ABC News & Talk The Weather Channel CNBC Bloomberg Radio MSNBC BBC World Service C-SPAN Radio CNN en Espanol	News News News News & Talk 24 Hr. Weather Radio Network Business News News & Business News World Affairs US Gov't & Public Affairs News in Spanish
Sports	ESPN Radio	Sports Talk/Play-by-Play
	ESPN News	Sports News
	Fox Sports Radio	Sports News Talk
	The Sporting News NASCAR Radio	Sports Talk NASCAR Racing
Comedy	XM Comedy	Comedy
	Laugh USA	Family Comedy
	Extreme XM	Extreme Talk
Instant Traffic and Weather*
Boston**
New York City
Philadelphia
Baltimore
Washington, DC
Pittsburgh
Detroit
Chicago
St. Louis
Minneapolis/St. Paul+
Seattle+
San Francisco
Los Angeles
San Diego+
Phoenix
Dallas/Ft. Worth
Houston
Atlanta+
Tampa/St. Petersburg
Orlando
Miami/Ft. Lauderdale+
*Available March 1, 2004 unless otherwise noted.
**Available April 1, 2004.
+Available later in 2004.
Premium	Playboy Radio	Adult

        Hallmarks of XM's channel lineup include:

        Broad range of music genres—all commercial free—and live radio entertainment.    XM offers 68 channels of music-oriented entertainment. Each channel is programmed in its own distinct format, many generally not previously available on radio, and some newly created by XM to appeal to emerging listening tastes. Recently, XM shifted its approach to music programming, eliminating commercial advertisements on all of its music channels to enhance the listening experience.

        Musical formats unavailable in many markets.    XM Radio offers many music formats that are popular but currently unavailable in many markets. More than 71% of all commercial radio stations in markets measured by Arbitron use one of only five programming formats: country; adult contemporary; news/talk/sports; oldies; or religious. Furthermore, the number of radio stations available to many consumers in their local market is limited in comparison to the 100 channels, soon to be 116 channels (plus one premium channel), we offer on a nationwide basis. We offer many types of music with significant popularity, as measured by recorded music sales and concert revenues, that are unavailable in many traditional AM/FM radio markets. Such music includes classical recordings and popular blues music that have retail appeal but are not commonly played on traditional AM/FM radio. Recorded music sales of niche music formats such as classical, jazz, movie and Broadway soundtracks, religious programming, new age, children's programming and others comprised up to 24% of total recorded music sales in 2002. We have channels devoted to all of these formats and many other popular musical styles that are not currently heard in many small and medium sized markets, such as heavy metal, modern electronic dance, disco and blues.

        Superserve popular musical formats.    We offer more specific programming choices than traditional AM/FM radio generally offers for even the most popular listening formats. For example, on traditional AM/FM radio oldies music is often generalized on a single format. We segment this category by offering several channels devoted to the music of each decade from the 1940's to the 1990's. We also offer eight channels dedicated to urban formats and six distinct country music formats.

        Popular brand name content available 24/7 on radio.    The advent of multichannel cable and satellite television services has spawned the emergence of many popular and easily recognized brand names, spanning a wide range of content categories and niche topics. XM is bringing many of these to radio, available nationwide. Among these are:

  —
  CNBC
  —
  CNN
  —
  CNN Headline News
  —
  Discovery
  —
  E! Entertainment
  —
  ESPN
  —
  Fox News
  —
  MSNBC
  —
  MTV (exclusively on XM)
  —
  VH1 (exclusively on XM)
  —
  NASCAR (exclusively on XM)
  —
  The Weather Channel

        Sports and Entertainment Programming.    XM offers a broad array of sports and variety programming, including sports talk, ESPN Radio and ESPN News, the nation's only dedicated NASCAR channel, three comedy channels, an old-time radio channel, and a channel dedicated to books and dramas. Our NASCAR, MTV and VH1 channels are exclusive to XM Radio. The ESPN Radio channel includes play-by-play NBA and Major League Baseball games including the all-star games, playoffs, championships and World Series; and the channel also carries the college football Bowl Championship Series games. This type of programming is not available in many radio markets and we believe it makes our service appealing to dedicated sports fans and listeners whose tastes are not served by existing AM/FM radio stations.

        Local Traffic and Weather Programming.    Beginning March 1, 2004, we plan to launch our Instant Traffic and Weather service, a set of audio channels dedicated to keeping drivers and other listeners informed with in-depth up-to-the-moment updates on traffic and weather conditions in their local market. Each market served will have a dedicated channel, so listeners can tune to the channel/city of their choice and rely on instant traffic and weather to help aid their driving and planning decisions. XM plans to repeat weather and traffic information in a pattern familiar to listeners. Initial markets for launch in March 2004 are Baltimore, Chicago, Dallas/Ft. Worth, Detroit, Houston, Los Angeles, New York City, Orlando, Philadelphia, Phoenix, Pittsburgh, San Francisco/Oakland, St. Louis, Tampa and Washington DC. Other markets will be added later in 2004. The content will be provided by Mobility Technologies for traffic information and by The Weather Channel for weather information. XM will create the audio for the channels from its headquarters facility in Washington DC. XM believes this will be a valuable part of its service offering, and that it will offer several key advantages over what is currently available on terrestrial radio. These include near instant availability due to the pattern of repeating information frequently, 24/7 availability of the service and wider availability as compared to terrestrial broadcasts available only to drivers within the coverage area.

        A wide range of popular talk radio stars.    Over the last two decades talk radio has emerged as a major component of radio listening. XM showcases many well-known talk radio personalities on its channels, including Bill O'Reilly, Sean Hannity, Michael Reagan, Phil Hendrie, Art Bell, Bruce Williams, Glenn Beck and many others.

        State-of-the-art facilities.    XM creates most of its music channels (as well as most of its comedy and children's channels, NASCAR radio and the Open Road trucker channel) at its studio facilities in Washington DC, midtown Manhattan in New York City, and in Nashville at the Country Music Hall of Fame and Museum. These interconnected facilities comprise an all digital radio complex that is one of the world's largest, with over 80 sound-proof studios of different configurations. The studios tap a centralized digital database of over 200,000 CDs and more than 1.2 million songs. We also have two performance studios for visiting artist interviews and performances.

        Dedicated, highly skilled staff.    Our dedicated and experienced radio programming and production talent and on-air staff includes leading radio and music experts in their genres. Collectively, they hold over 300 gold records reflecting their involvement with the music industry, have more than a thousand years of radio programming experience, 62 record industry awards, two Emmy awards, four New York Festival awards and include one Rock and Roll Hall of Fame inductee.

        XM's own approach to creation of radio entertainment.    XM's goal is to create fans, not just listeners, who will come to identify with the music, personalities and attitude of their favorite channels. We believe several important features differentiate XM:

  •
  Branding of each channel, with audio signatures and sounds to create an audio ambience that is specific to each genre. Audio signatures for one channel have already won a New York Festival award.

  •
  Live programming to allow listeners to interact with their favorite channels and personalities. XM music channels deliver over 5,000 hours per month of live shows, and in the month of September 2003 the channels received a total of more than 60,000 telephone calls from listeners nationwide, requesting songs, seeking information about an artist, or engaging in dialog.

  •
  Targeted features and shows to appeal to specific audiences. These include regularly scheduled shows such as sub-genre showcases, mini-histories, and shows featuring artists such as Wynton Marsalis and Quincy Jones. The XM Kids channel has already won five Parents Choice awards for its five distinct shows.

  •
  Live performances and artist interviews. To date XM has hosted more than 800 visits by prominent and emerging artists in virtually every musical genre. Most of these visits include extensive interviews covering their careers and interests as well as performances. Performances included the Wynton Marsalis Septet and Cassandra Wilson.

  •
  More extensive playlists than traditional radio. Traditional AM/FM radio stations frequently use limited playlists that focus on the artists and specific music that target the largest audience. With our large channel capacity and focus on specific formats, we strive to provide more variety to attract listeners dissatisfied with repetitive and/or limited playlist selection. For example, in the rock genre, we have a channel dedicated to "deep tracks" not generally heard on rock radio stations.

  •
  Quick response when major music and cultural events occur. XM Radio programmers aim to respond quickly to changing musical tastes, seasonal music and emerging popular culture by providing listeners with coverage of major music and other cultural events. In December 2003, we had three channels of holiday music. In addition, our diverse channel format enables us to mark special events such as the passing of major artists.

        Special focus on the demands of mobile listeners.    A significant percentage of radio listeners, such as truckers, routinely travel through two or more radio markets on a frequent basis. This audience has responded enthusiastically to our nationwide coverage and the programs of popular trucking radio personalities Bill Mack, Dale "the Truckin' Bozo" Somers and Dave Nemo on "Open Road," our channel dedicated to truckers.

        Superior digital sound quality.    Our digital signal transmitted via satellite and our terrestrial repeater network provides nationwide, virtually uninterrupted coverage. Our internal research with small groups of listeners indicates that most listeners cannot distinguish a song played over XM from the CD. Our digital sound quality is a particular benefit for music formats that have strong demand on a nationwide basis but have been relegated to AM stations with weaker signals due to lack of available FM frequencies. By having specific channels dedicated to classic country, the 1940s and gospel, for example, we provide superior sound quality to formats that are traditionally found only on AM stations.

        Channels that are either completely ad-free or have a reduced amount of advertising relative to terrestrial radio.    We believe that a significant portion of the listening market will pay to subscribe to a radio service that provides commercial-free channels, as demonstrated by the appeal of limited periods of non-stop music used by some traditional AM/FM stations. We will target this audience with 68 commercial-free music channels covering popular music formats beginning in February 2004.

        Informative digital display.    Accompanying the audio portion of the broadcast, the digital display of XM Radio indicates the channel name, number and category. It also can be adjusted to indicate the name of the song and artist, or the name of the talk show being aired.

        Future content arrangements.    Under our agreement with Sirius Radio, subject to certain exceptions arrangements with providers of programming or content, including celebrity talent, must be non-exclusive and may not reward any provider for not providing content to the other party.

Subscriber and Advertising Revenue

        We derive revenues from two primary sources: subscriber revenues and advertising revenues. We charge subscribers a monthly fee for 100 channels, soon to be 117 channels, of our programming. In September 2002, we introduced our first premium channel, which customers can subscribe to for an additional monthly fee. We offer family plan discounts to subscribers who have multiple XM radios. We also offer pre-paid multi-year subscription discounts.

        Advertising revenue provides an additional revenue source. Our non-commercial free channels, including our traffic and weather channels, provide what we believe is an attractive advertising medium for national advertisers. We have held extensive meetings with media directors, planners and buyers at advertising and media buying agencies to develop advertiser awareness of the benefits of satellite radio. We have advertising sales offices in several major media markets to sell directly to advertising agencies and media buying groups. We have sold advertising packages to a variety of advertisers and agencies, including JC Penney, Radio Shack, Allstate, Autozone, Pfizer, Anheuser-Busch and ABC Networks. Arbitron, which produces radio listenership reports, is working with us to quantify our listenership and channel ratings for the benefit of national media buyers.

The XM Radio System

        Our system provides satellite radio to the continental United States and coastal waters using radio frequencies allocated by the FCC for satellite radio. These radio frequencies are within a range of frequencies called the S-Band. The XM Radio system is capable of providing high quality satellite services to XM radios in automobiles, trucks, recreation vehicles and pleasure craft, as well as to fixed or portable XM radios in the home, office or other fixed locations. The XM Radio system uses a network consisting of two high-power satellites, an uplink facility, and ground-based repeaters primarily in dense urban areas to provide coverage where the satellite signal is obstructed.

  Consumer Hardware

        XM Radios.    We transmit XM content throughout the continental United States to vehicle, portable, home and plug and play radios. Most of our radios are capable of receiving both XM content and traditional AM/FM stations. Beginning in the fall of 2002 we introduced the second generation of XM radios, offering enhanced features and more attractive pricing than earlier XM radios.

        Delphi introduced the XM SKYFi, a plug-and-play device offering more advanced user features including a large display and more convenient channel navigation, in the fall of 2002. In April 2003, we introduced the XM PCR, the first satellite radio receiver designed for personal computers. In August 2003, Audio Design Associates introduced the Tune Suite, the first high-end, multizone home audio system to feature XM Satellite Radio. In October 2003, Delphi introduced the XM Roady, a complete satellite radio system for vehicles in one simple, easy to install package that retails for less than the XM SKYFi. In October 2003, we introduced the XM Commander, an all-in-one receiver package that works with nearly all AM/FM car stereos, regardless of make, brand or year, and is sized and styled to integrate with the dashboard of most vehicles, including luxury cars. In November 2003, we introduced XM Direct, an ultra-compact XM tuner module for car stereos that can be connected to any satellite-radio-ready car stereo with adaptors developed and distributed by third parties. In December 2003, Alpine introduced the industry's first in-dash CD receiver with an integrated XM tuner, the CDA-9820XM, which eliminates the need for a separate XM tuner for easier installation and delivers high quality sound performance. These new products represent the second generation of XM Radios, reflecting enhanced features and a significantly lower cost. XM radios are available under the Delphi, Pioneer, Alpine and Sony brand names at national consumer electronics retailers, such as Best Buy, Circuit City, Wal-Mart and other national and regional retailers. The plug and play devices are designed to augment the existing radio that provides AM/FM stations in the car or home. ST Microelectronics manufactures the chipsets that decode the XM Radio signal.

        Unified Standard for Satellite Radio.    On February 16, 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios enabling consumers to purchase one radio capable of receiving both Sirius Radio's and our services. The technology relating to this unified standard is being jointly developed and funded by the two companies, who will share ownership of it. This unified standard is intended to meet FCC rules requiring interoperability with both licensed satellite radio systems.

        As part of the agreement, each company has licensed to the other its intellectual property relating to the unified standard and its system.

        We anticipate that it will take several years to develop radios capable of receiving both services. Currently, consumers are able to purchase radios capable of receiving only one service.

        Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers and radio manufacturers will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis.

        Sirius Radio and we have also agreed to negotiate in good faith to provide service to each other's subscribers in the event of a catastrophic failure of the XM Radio system or the Sirius Radio system.

  Space Segment

        Satellite System.    Boeing Satellite Systems (BSS), formerly Hughes Space and Communications, has built, launched and delivered in-orbit two Boeing 702 high-power satellites for the XM Radio system. The satellites were launched on March 18, 2001 and May 8, 2001, respectively, and are transmitting the XM signal. BSS is also completing our ground spare satellite, XM-3, which we plan to launch by year-end 2004. In 2007, we plan to launch XM-4.

        The Boeing 702 is the highest powered commercial communications satellite currently available. Both of our satellites contain communications payloads provided by Alcatel. The communications payload electronics are designed to make best use of technologies that have already been developed or used in previous satellite programs. The design includes significant redundancy and protective measures to prevent loss of service.

        In September 2001, BSS advised us of a progressive degradation problem with the solar array output power of Boeing 702 class satellites, including XM Rock and XM Roll. We have spacecraft launch and in-orbit insurance policies that provide coverage to us for a total, constructive total or partial loss of either of our satellites where such loss arises from an occurrence within the first five years after launch. The aggregate sum insured in the event of the total or constructive total loss of our satellites is $400 million ($200 million per satellite). In September 2001, we advised our insurance carriers that the aforementioned solar array situation was likely to result in a claim under our in-orbit insurance policies. In the first quarter of 2003, we filed the proofs of loss for constructive total loss claims on both our satellites with our insurance carriers for the aggregate sum insured (less applicable salvage), relating to a progressive degradation problem with the solar array output power of Boeing 702 class satellites, including XM Rock and XM Roll, identified to our insurers in September 2001. During the third quarter of 2003, we received letters from our insurers rejecting our proofs of loss and denying our claims. We are continuing our correspondence and meetings with individual and groups of insurers to resolve this matter and will proceed with negotiations, arbitration or litigation as necessary to recover the losses. We continue to believe that we will ultimately receive insurance payments adequate to launch our spare satellite and fund a portion of XM-4, although there can be no assurance as to the amount of any insurance proceeds, or that any insurance proceeds will be received in a timely manner.

        In light of the progressive degradation noted above, we plan to launch XM-3 into one orbital slot by year-end 2004, and operate XM Rock and XM Roll collocated in the other orbital slot. In 2007, we plan to launch XM-4 to replace the collocated XM Rock and XM Roll. In this way, we will have replacement satellites in orbit and operating prior to the times XM Rock and XM Roll can no longer provide full service, or half service in collocated mode.

        Since the solar array power degradation issue is common to the first six Boeing 702 class satellites now in orbit, the manufacturer and we are closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, a firm launch commitment for our spare satellite in the fourth quarter of 2004, the ability to provide full service for an extended period of time with XM Rock and XM Roll collocated in one orbital slot and the spare located in the other slot (which would allow partial use of the existing satellites through the first quarter of 2008), firm commitments to build a fourth satellite and provide launch services therefor, and various mitigation actions to extend the full or partial use of the existing satellites, we believe that we will be able to launch additional satellites prior to the time the solar array power problem might cause the broadcast signal strength to fall below minimum acceptable levels.

        Based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by BSS and us, our management adjusted the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter 2008 (approximately 6.75 years from launch). Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information.

        We have set the launch period for our ground spare satellite for the three-month period commencing October 1, 2004. In addition to the modifications to address the solar anomaly as noted above, BSS will make certain alterations to optimize the ground spare for the specific orbital slot into which the spare will be launched.

        Satellite Transmission.    Our two satellites are deployed at 85 West Longitude and 115 West Longitude. At their designated orbital locations, the satellites receive audio signals from our programming center and retransmit the signals across the continental United States. The satellites are 30°apart in longitude in order to enhance the probability of clear line-of-sight communication between the satellites and XM mobile radios.

        The transmission coverage areas, or footprints, of our satellites encompass the 48 contiguous states and nearby coastal waters. We have tailored these footprints to provide nearly uniform availability over the United States and to minimize transmission spillage across the United States borders into Canada and Mexico. However, because coverage does extend to the Gulf of Mexico, the California coast and the Atlantic coast, we also expect to be able to provide XM Radio to the cruise ships, cargo vessels and leisure boats that frequent these waters.

        Our satellites transmit audio programming within a 12.5 MHz bandwidth operating in the S-Band radio frequency spectrum that the FCC has allocated for our exclusive use. Megahertz is a unit of measurement of frequency. This 12.5 MHz bandwidth is subdivided into six carrier transmission signals, two signals transmitted from each of our two satellites and two signals transmitted by the terrestrial repeater network. The audio programming for XM Radio is carried on two satellite signals, and the remaining two satellite signals and the terrestrial repeater signals repeat the audio programming to enhance overall signal reception. The transmission of higher quality sound requires the use of more kilobits per second than the transmission of lesser quality sound. We are currently using our allocated bandwidth in such a way as to provide 101 channels of programming, in high-quality digital sound and will provide 122 channels later in 2004.

        Insurance.    We bear the risk of loss for each of the satellites, and we have obtained insurance to cover that risk. We have launch and in-orbit insurance policies from global space insurance underwriters. These policies provide coverage for a total, constructive total or partial loss of either of the satellites that occurs during a period ending five years after launch. Our insurance will not cover the full cost of constructing, launching and insuring two new satellites, nor will it protect us from the adverse effect on our business operations due to the loss of a satellite. Our policies contain standard commercial satellite insurance provisions, including standard coverage exclusions. We have filed a claim under our in-orbit insurance policy, as described above under the heading "—Satellite System."

  Ground Segment

        Satellite Control.    Each of our satellites is monitored by a telemetry, tracking and control station, and both satellites are controlled by a spacecraft control station. Each of the stations has a backup station. We have a contract with Telesat Canada, Inc., an experienced satellite operator, to perform the telemetry, tracking and control functions.

        Broadcast Facility.    Programming from both our studios and external sources is sent to our broadcast facility in Washington, DC, which packages and retransmits signals to our satellites through the uplink station. In addition, financial services and certain administrative support are carried on at our Washington, DC facilities. Communications traffic between the various XM Radio facilities is controlled by the network operating center. The network operating center monitors satellite signals and the terrestrial repeater network to ensure that the XM Radio system is operating properly. We have designed and installed fault detection diagnostic systems to detect various system failures before they significantly impact our quality of service.

        Terrestrial Repeaters.    Our terrestrial repeater system of approximately 800 repeaters in approximately 60 markets, supplements the coverage of our satellites. In some areas, satellite signals may be subject to blockages from tall buildings and other obstructions. Due to the satellites' longitudinal separation, in most circumstances where reception is obscured from one satellite, XM Radio is still available from the other satellite. In some urban areas with a high concentration of tall buildings, however, line-of-sight obstructions to both satellites may be more frequent. In such areas, we have installed and may continue to install terrestrial repeaters to facilitate signal reception. Terrestrial repeaters are ground-based electronics equipment installed on rooftops or existing tower structures, where they receive the signal from one of the satellites, amplify it and retransmit it at significantly higher signal strength to overcome any satellite signal obstruction.

Competition

        We face competition for both listeners and advertising dollars. In addition to pre-recorded music purchased or playing in cars, homes and using portable players, we compete most directly with the following providers of radio or other audio services:

  Sirius Satellite Radio

        Our direct competitor in satellite radio service is Sirius Radio, the only other FCC licensee for satellite radio service in the United States. Since October 1997, Sirius Radio's common stock has traded on The Nasdaq National Market. Sirius completed a recapitalization in March 2003, a $146 million financing in June 2003 and a $150 million financing in November 2003. Sirius began commercial operations in February 2002, and began nationwide service during the third quarter of 2002. Sirius has announced that it had 261,061 subscribers as of December 31, 2003. Sirius, which features 100 channels, offers its service for a monthly charge of $12.95. Sirius offers certain programming that we do not offer, including exclusive channels for National Hockey League games, National Basketball Association games, National Public Radio, and beginning at the start of the 2004 football season, regular season National Football League games. Sirius radio service is offered as a dealer-installed option on car model brands such as Ford, Lincoln-Mercury, BMW, MINI, Chrysler, Dodge, Jeep, Nissan, Infiniti and Audi and as a factory-installed option on the BMW 5 Series and the Dodge Durango.

  Traditional AM/FM Radio

        Our competition also includes traditional AM/FM radio. Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception paid for by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as local news and sports, which XM Radio cannot offer as effectively as local radio. The AM/FM radio broadcasting industry is highly competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including

  •
  program content;

  •
  on-air talent;

  •
  transmitter power;

  •
  source frequency;

  •
  audience characteristics;

  •
  local program acceptance; and

  •
  the number and characteristics of other radio stations in the market.

        Currently, traditional AM/FM radio stations broadcast by means of analog signals, not digital transmission. We believe, however, that in the future traditional AM/FM radio broadcasters may be able to transmit digitally into the bandwidth occupied by current AM/FM stations. iBiquity Digital recently received FCC approval to begin digital broadcasting in the AM and FM bands. iBiquity recently announced that over 280 radio stations in over 100 markets have licensed its technology and begun digital broadcasting or are in the process of converting to digital broadcasting.

  Internet Radio

        A number of Internet radio broadcasts provide listeners with radio programming from around the country and the world. Although we believe that the current sound quality of Internet radio is below standard and may vary depending on factors that can distort or interrupt the broadcast, such as network traffic, we expect that improvements from higher bandwidths, faster modems and wider programming selection may make Internet radio a more significant competitor in the future.

        There are a number of Internet-based audio formats in existence or in development that could compete directly with XM Radio. For example, Internet users with the appropriate hardware and software can download sound files for free or for a nominal charge and play them from their personal computers or from specialized portable players or compact disk players. Availability of music in the public MP3 audio standard has been growing in recent years with sound files available on the websites of online music retailers, artists and record labels and through numerous file sharing software programs. These MP3 files can be played instantly, burned to a compact disk or stored in various portable players available to consumers. Although presently available formats have drawbacks such as hardware requirements and download bandwidth constraints, which we believe would make XM Radio a more attractive option to consumers, Internet-based audio formats may become increasingly competitive as quality improves and costs are reduced.

  Direct Broadcast Satellite and Cable Audio

        A number of companies provide specialized audio service through either direct broadcast satellite or cable audio systems. These services are targeted to fixed locations, mostly in-home. The radio service offered by direct broadcast satellite and cable audio is often included as part of a package of digital services with video service, and video customers therefore generally do not pay an additional monthly charge for the audio service.

Regulatory Matters

        XM Radio and Sirius Radio received licenses from the FCC in October 1997 to construct and operate satellite radio service systems. The FCC has allocated 25 MHz for the new service in a range of radio frequencies known as the S-Band.

        As the owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we will continue to be subject to regulatory oversight by the FCC. Our development, implementation and operation of our system is subject to significant regulation by the FCC under authority granted under the Communications Act and related federal law. Non-compliance by us with FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. Any of these FCC actions may harm our business. There is no guarantee that the rules and regulations of the FCC will continue to support our business plan.

        Our license, which is held by a subsidiary wholly owned by XM, has a term of eight years from commencement of XM's operations and may be renewed. The FCC requires the satellite radio licensees, including us, to adhere to certain milestones in the development of their systems, including a requirement that the licensees begin full operation by October 2003. We have certified to the FCC that we have met all of the milestones applicable to our license. The U.S. government is responsible for coordinating our satellites through the International Telecommunication Union (ITU) and must make periodic filings at the ITU.

        We will need to apply for and receive authority from the FCC to launch and operate XM-3 and XM-4.

        The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees.

        The FCC's rules require interoperability with all licensed satellite radio systems that are operational or under construction. The FCC conditioned our license on certification by us that our final receiver design is interoperable with the final receiver design of the other licensee, Sirius Radio, which uses a different transmission technology than we use. Depending on what level of interoperability is required, we may not initially meet this interoperability requirement. We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios, but we anticipate that it will take several years to develop the technologies necessary for radios that will be capable of receiving both our service and Sirius Radio's service. Furthermore, complying with the interoperability requirement could make the radios more difficult and costly to manufacture. Together with Sirius Radio, we have informed the FCC of the progress that has been made to date in meeting the interoperability requirement.

        The FCC is currently conducting a rulemaking proceeding to establish rules for terrestrial repeater transmitters, which we have deployed and plan to continue deploying to fill in gaps in satellite coverage. The FCC has proposed to permit us to deploy these facilities. Specifically, the FCC has proposed a form of blanket licensing for terrestrial repeaters and service rules which would prohibit satellite radio licensees from using terrestrial repeating transmitters to originate local programming or transmit signals other than those received from the satellite radio satellites. Various parties, including the National Association of Broadcasters, Wireless Communications Service (WCS) licensees, Multipoint Distribution Service (MDS) licensees, and Instructional Television Fixed Service (ITFS) licensees have asked the FCC to:

  •
  limit the number of repeaters operating at greater than 2 kW EIRP that may be deployed;

  •
  limit the power level of the repeaters operating at greater than 2 kW EIRP that are deployed;

  •
  delay consideration of terrestrial repeater rules until XM Radio and Sirius Radio provide additional information regarding planned terrestrial repeaters;

  •
  require individual licensing of each terrestrial repeater; and

  •
  impose a waiting period on the use of repeaters in order to determine if signal reception problems can be resolved through other means.

        Our deployment of terrestrial repeaters may be impacted by whatever rules the FCC issues in this regard although we believe these impacts are not likely to be material to our business. We have made a proposal to the FCC to set a 40 kW EIRP limit or, alternatively, a limit of 18 kW EIRP calculated by averaging power over 360 degrees, on the power of terrestrial repeaters. We have also proposed to coordinate with WCS licensees in certain cases prior to operating terrestrial repeaters above 2 kW EIRP. The coordination may include our providing filters in certain instances to limit the interference WCS licensees claim will result from our operation of repeaters operating above 2 kW EIRP.

        On November 1, 2001, the FCC issued a further request for comments on various proposals for permanent rules for the operation of terrestrial repeaters. We have opposed some of these proposals. Some of the FCC's proposals and proposals made by other parties, if adopted by the FCC, could impact our ability to operate terrestrial repeaters, including requiring us to reduce the power of some of our current repeaters, and subject us to monetary liability to compensate other FCC licensees that claim they receive interference from our repeaters.

        We are currently operating terrestrial repeaters pursuant to Special Temporary Authority ("STA") granted by the FCC in September 2001. This STA authorizes us to operate our terrestrial repeaters for commercial service on a non-interference basis. Because the STA was conditioned on a non-interference basis, we are required to either reduce power or cease operating a repeater upon receipt of a written complaint of interference. One party that opposed XM Radio's request for STA has filed an application for review of the decision granting us an STA asking the FCC to reverse the decision and deny XM Radio's STA request. This Application for Review is pending. This STA expired on March 18, 2002. On March 11, 2002, we applied for an extension of this STA. Pursuant to the FCC's rules, we can continue to operate our terrestrial repeaters pursuant to the STA pending a final determination on our extension request.

        On November 26, 2003, we applied for STA to operate an additional forty-nine repeaters in new markets that are not authorized under our current STA to operate repeaters. This request is pending.

        The FCC also may adopt limits on emissions of terrestrial repeaters to protect other services using nearby frequencies. While we believe that we will meet any reasonable non-interference standard for terrestrial repeaters, the FCC has no specific standard at this time, and the application of such limits might increase our cost of using repeaters. Although we are optimistic that we will be able to construct and use terrestrial repeaters as needed, the development and implementation of the FCC's ultimate rules might delay this process or restrict our ability to do so. We believe that it is not likely that an FCC order would materially impact the terrestrial repeater system design currently in operation.

        We are required to coordinate the XM Radio system with systems operating in the same frequency bands in adjacent countries. Canada and Mexico are the countries whose radio systems are most likely to be affected by satellite radio. The United States government, which conducts the coordination process, has entered into coordination agreements with both the Canadian and Mexican governments.

        We operate the communication uplinks between our own earth station and our satellites in a band of radio frequencies that are used for several other services. The FCC has granted us a license for this earth station which expires in March 2011. The other services operating in this band are known under FCC rules as fixed services, broadcast auxiliary services, electronic news gathering services, and mobile satellite services for uplink station networks. Although we are optimistic that we will succeed in coordinating any additional domestic uplink earth stations, we may not be able to coordinate any such further use of this spectrum in a timely manner, or at all.

        We also need to protect our system from out-of-band emissions from licensees operating in adjacent frequency bands:

  •
  WCS licensees operating in frequency bands adjacent to the satellite radio's S-Band allocation must comply with certain out-of-band emissions limits imposed by the FCC to protect satellite radio systems. These limits, however, are less stringent than those we proposed.

  •
  In July 2002, the FCC requested comment on a report issued by the National Telecommunications and Information Administration ("NTIA") in which NTIA proposed to relocate current Department of Defense ("DOD") operations from the 1710-1755 MHz band to the 2360-2395 MHz band. In the event that these DOD operations are relocated to the 2360-2395 MHz band, we and Sirius Radio have jointly proposed that the FCC apply the same out-of-band emissions limits to these relocated users that are applied to WCS licensees. In November 2002, the FCC released an Order in this proceeding but did not address our concerns. We have filed a Petition for Reconsideration of this decision asking the FCC to consider our concerns. In July 2003, the FCC initiated a rulemaking to implement NTIA's proposal to allow DOD and other Federal government agencies to operate in the 2360-2395 MHz band. The FCC has also proposed to expand the frequency band used for non-governmental aeronautical telemetry from 2360-2385 MHz to 2360-2395 MHz. In this rulemaking, the FCC has sought comment on what out-of-band emissions limit is necessary to protect satellite radio reception from interference. We and Sirius Radio have jointly filed Comments proposing that the FCC apply the same out-of-band emissions limit to new users in the 2360-2395 MHz band that is applied to WCS licensees. Our proposal has been opposed by entities that claim that this out-of-band emissions limit is not necessary to protect satellite radio reception from interference from the new users in this band.

  •
  In February 2002, the FCC initiated a rulemaking proceeding regarding rules for future licensees in the 2385-2390 MHz band, which will be able to provide both fixed and mobile services. We have proposed that the FCC apply the same out-of-band emission limits on these licensees that are applied to WCS licensees. In May 2002, the FCC issued a decision rejecting this proposal. In July 2002, we filed a Petition for Reconsideration of this decision which is pending. In July 2003, the FCC initiated a rulemaking proposing to reverse its previous decision to allow these new licensees to operate in the 2385-2390 MHz band.

        Interference from other devices that operate on an unlicensed basis may also adversely affect our signal:

  •
  In April 1998, the FCC proposed to establish rules for radio frequency ("RF") lighting devices that operate in an adjacent radio frequency band. We opposed the proposal on the grounds that the proliferation of this new kind of lighting and its proposed emissions limits, particularly if used for street lighting, may interfere with XM Radio. Jointly with Sirius Radio, we have proposed to the FCC an emissions limit for these RF lighting devices that we believe will protect DARS receivers from interference. In addition, we have proposed that the FCC require existing RF lighting devices that exceed our proposed limit to cease operations. A manufacturer of RF lights has conducted tests which it claims demonstrate that RF lights do not cause interference to our receivers. While our proposal is pending, these RF lighting devices may continue to be produced and used, which could adversely affect our signal quality. The FCC may not adopt our proposal, a decision which could adversely affect our signal quality. In May 2003, the FCC terminated this proceeding because no party expressed a continuing interest in producing these RF lights. In July 2003, we and Sirius Radio asked the FCC to clarify that, by terminating this proceeding without establishing any rules, the FCC is prohibiting RF lighting devices from operating in the adjacent radio frequency band and that, before the FCC considers permitting any such operations, it will either establish another rulemaking or provide us with ample notice to object to any equipment certification application for an RF light designed to operate in this adjacent radio frequency band.

  •
  In May 2000, the FCC proposed to amend its rules to allow for the operation of devices incorporating ultra-wideband (UWB) technology on an unlicensed basis. We opposed this proposal on the basis that the operation of these devices may interfere with XM Radio. In February 2002, the FCC decided to allow for the operation of these devices and, in doing so, adopted out-of-band emissions limits for these devices that are less stringent than XM Radio proposed. In addition, the FCC has stated that it intends to review and potentially relax these emissions limits and may allow for the operation of additional types of UWB devices in the future. Jointly with Sirius Radio, we have filed a Petition for Reconsideration of this decision and have asked that the FCC impose stricter emissions limits on UWB devices. In February 2003, the FCC denied our Petition for Reconsideration and did not impose the stricter emission limits that we requested. In addition, the FCC has proposed to authorize additional types of UWB devices which may interfere with XM Radio's operations. In August 2003, we and Sirius Radio jointly filed Comments on an FCC proposal to allow UWB vehicular radar systems to operate in the 3.1 to 10.6 GHz band. We have asked the FCC to refrain from adopting its proposal until proponents of this technology demonstrate how they will avoid causing interference to satellite radio. To the extent the FCC adopts its proposal without requiring this information, we have asked the FCC to provide us with notice and opportunity to object to any equipment certification application for a UWB vehicular radar system in the 3.1 to 10.6 GHz band.

  •
  In May 2001, the FCC issued a notice of proposed rulemaking seeking to facilitate the development of new unlicensed spread spectrum wireless devices operating in a frequency band adjacent to XM Radio. XM Radio opposed this proposal on the basis that the operation of these devices pursuant to the FCC's current emissions limits may interfere with XM Radio's operations. In May 2002, the FCC issued a decision rejecting our opposition.

  •
  In October 2001, the FCC initiated a rulemaking proceeding reviewing its rules for unlicensed devices. XM Radio has proposed in this proceeding that the FCC adopt out-of-band emissions limits for certain unlicensed devices sufficient to protect our system. XM Radio has proposed that the FCC apply these emissions limits to products sold 18 months after a final rule is published. Some manufacturers of unlicensed devices have opposed these limits on the grounds that they are too stringent and that it will be costly for them to meet these limits. In July 2003, the FCC rejected our proposal because it was beyond the scope of this proceeding.

  •
  In December 2002, the FCC issued a notice of inquiry seeking input on whether it should authorize an increase in the power of unlicensed devices that operate in rural areas. Jointly with Sirius Radio, we have opposed this proposal because of the potential for unlicensed devices operating with increased power to interfere with satellite radio. The FCC has subsequently initiated a rulemaking proceeding proposing to authorize an increase in the power of unlicensed devices that operate in rural areas.

        We also need to protect our system from in-band emissions of licensees operating in our frequency band:

  •
  In October 2002, the FCC released a notice proposing to allow aeronautical telemetry to continue to operate in our licensed frequency band, but on a non-interference basis. In November 2003, the FCC declined to adopt this proposal and instead decided to no longer allow aeronautical telemetry to operate in our licensed frequency band. This decision is still subject to reconsideration at the FCC or appeal to a federal court of appeals.

        The FCC order granting our license determined that because we are a private satellite system providing a subscription service on a non-common carrier basis, we would not be subject to the FCC's foreign ownership restrictions. However, such restrictions would apply to us if we were to offer non-subscription services, which may appear more lucrative to potential advertisers than subscription services. The FCC also stated in its order that it may reconsider its decision not to subject satellite radio licensees to its foreign ownership restrictions.

Intellectual Property

  System Technology

        Several technology companies have implemented portions of the XM Radio system. These technology companies include Boeing Satellite Systems and Alcatel (satellites); Delphi-Delco, Sony, Pioneer, Alpine, Audiovox and Clarion, among others, (car and home radios); ST Microelectronics (chipsets); Fraunhofer Institute (various technologies); LCC International (design of repeater network) and Hughes Electronics (design and manufacture of terrestrial repeaters). We have not acquired any intellectual property rights in the technology used in constructing and launching our satellites. We do have joint ownership of or a license to use the technology developed by the radio and chipset manufacturers. We also license various other technologies used in our system. We own the design of our system, including aspects of the technology used in communicating from the satellites, the design of the repeater network and certain aspects of the design of and features that may be used in our radios.

        Our system design, our repeater system design and the specifications we supplied to our radio and chipset manufacturers incorporate or may in the future incorporate some intellectual property licensed to us on a non-exclusive basis by WorldSpace, who has used this technology in its own non-United States satellite radio system. We also have the right to sublicense the licensed technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system. Under our agreement with WorldSpace we must pay one time, annual or percentage royalty fees or reimburse WorldSpace for various costs for various elements of the licensed technology that we decide to use in the XM Radio system. We have incurred costs of $7.2 million to WorldSpace under this agreement through September 30, 2003. We will not be required to pay royalties to WorldSpace for licensed technology that we do not use in our system.

        WorldSpace has also granted us royalty-free, non-exclusive and irrevocable license to use and sublicense all improvements to its technology. The technology license from WorldSpace renews automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

        We believe that the intellectual property rights used in our system were independently developed or duly licensed by us or by the technology companies who supplied portions of our system. We cannot assure you, however, that third parties will not bring suit against us for patent or other infringement of intellectual property rights.

        We have an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. As part of the agreement, each company has licensed to the other its intellectual property relating to the unified standard and to its system. We and Sirius recently resolved an arbitration to value the technologies cross-licensed under the agreement, which also resolved prior patent litigation between the two companies.

        As of December 31, 2003, we own 24 patents relating to various aspects of our system, XM radios and their features, and have numerous other patents pending before the United States Patent and Trademark Office.

  Copyrights to Programming

        We must maintain music programming royalty arrangements with and pay license fees to Broadcast Music, Inc. (BMI), the American Society of Composers, Authors and Publishers (ASCAP) and SESAC, Inc. These organizations negotiate with copyright users, collect royalties and distribute them to songwriters and music publishers. We have reached five-year agreements with ASCAP and SESAC which establish the license fee amounts owed to those entities. We expect to establish license fees with BMI through negotiation. The royalty arrangements with BMI may be more costly than anticipated.

        Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, we also have to negotiate royalty arrangements with the copyright owners of the sound recordings. We have recently reached agreement with the Recording Industry Association of America, through its unincorporated division, SoundExchange, establishing royalty payment arrangements for these performance rights.

  The XM Trademark

        We believe that XM Radio will be seen as the complement to AM and FM radio. We have registered the trademark "XM" with the United States Patent and Trademark Office in connection with the transmission services offered by our company. Our brand name and logo is generally prominently displayed on the surface of XM radios together with the radio manufacturer's brand name. This will identify the equipment as being XM Radio-compatible and build awareness of XM Radio. We intend to maintain our trademark and registration. We are not aware of any material claims of infringement or other challenges to our right to use the "XM" trademark in the United States. We have also registered and intend to maintain trademarks of the names of certain of our channels.

Personnel

        As of December 31, 2003, we had 425 employees. In addition, we rely upon a number of consultants and other advisors. The extent and timing of any increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees are represented by a labor union, and we believe that our relationship with our employees is good.

Legal Proceedings

        Except for the FCC proceedings described above under the caption "Business—Regulatory Matters," we are not a party to any material litigation. In the ordinary course of business, we become aware from time to time of claims or potential claims, or may become party to legal proceedings arising out of various matters, such as contract matters, employment related matters, issues relating to our repeater network, product liability issues, and copyright, patent, trademark or other intellectual property matters. Third parties may bring suit relating to such matters. We cannot predict the outcome of any such claim, potential claim or these lawsuits and legal proceedings with certainty. Nevertheless, we believe that the outcome of any such claim, potential claim or proceeding, of which we are currently aware, even if determined adversely, would not have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT

Directors, executive officers and other key employees

        The following table sets forth the name and age of each of our directors, indicating all positions and offices with our company currently held by the director.

Name	Age	Position
Gary M. Parsons(4)	53	Chairman of the Board of Directors
Hugh Panero(4)	47	President, Chief Executive Officer and Member, Board of Directors
Nathaniel A. Davis(1)(3)	49	Member, Board of Directors
Thomas J. Donohue(2)(3)	65	Member, Board of Directors
Thomas G. Elliott	62	Member, Board of Directors
R. Steven Hicks(4)	53	Member, Board of Directors
Chester A. Huber, Jr.(2)	48	Member, Board of Directors
Randall T. Mays(1)(2)	38	Member, Board of Directors
James N. Perry(4)	43	Member, Board of Directors
Pierce J. Roberts, Jr.(1)(3)(4)	57	Member, Board of Directors
Jack Shaw(2)(3)	65	Member, Board of Directors

(1)
Member of the audit committee.
(2)
Member of the compensation committee.
(3)
Member of the nominating committee.
(4)
Member of the finance committee.

        Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he has served as a director.

        Gary M. Parsons has served as our Chairman of the Board of Directors since May 1997. Mr. Parsons was Chairman of the Board of Directors of Motient Corporation from March 1998 to May 2002. Mr. Parsons joined Motient in July 1996 and also served as its Chief Executive Officer and President. He serves on the board of Sorrento Networks Corporation and is Chairman and Chief Executive Officer of Mobile Satellite Ventures L.P. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

        Hugh Panero has served as a member of our Board of Directors and as President and Chief Executive Officer since June 1998. Mr. Panero has over 16 years experience building and managing entertainment distribution services. Most recently, from 1993 to 1998, Mr. Panero served as President and Chief Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team that built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing.

        Nathaniel A. Davis has served as a member of our Board of Directors since October 1999. Until May 2003, Mr. Davis was President and Chief Operating Officer and a member of the board of directors of XO Communications Inc., formerly Nextlink Communications Inc. XO Communications filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in June 2002 and completed its restructuring and emerged from Chapter 11 in January 2003. From October 1998 to

December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel's nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through September 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Mutual of America Capital Management Corporation.

        Thomas J. Donohue has served as a member of our Board of Directors since October 1999. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world's largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association. He serves on the board of directors of Qwest Communications International, Union Pacific Corporation, Sunrise Assisted Living Corporation, Marymount University and the Hudson Institute.

        Thomas G. Elliott has served as a member of our Board of Directors since January 2003. Mr. Elliott is executive vice president, automobile operations and a director of American Honda Motor Co., Inc. Mr. Elliott became senior vice president, automobile operations of American Honda in 1986, and in 1988 was promoted to executive vice president and was named to the American Honda Board of Directors. He was appointed to the Honda North America Board of Directors in 1992. In 1992, additionally, Mr. Elliott became president of Honda Performance Development, Inc., a subsidiary of American Honda, established to manage the Honda Championship Auto Racing Team (CART) racing and race engine development programs. Mr. Elliott is a director of American Honda Finance Corporation, a subsidiary of American Honda that provides financing for the lease and sale of Honda products in the United States, and a director of Honda Performance Development.

        R. Steven Hicks has served as a member of our Board of Directors since January 2003. Mr. Hicks is Chairman of Capstar Partners, Inc., an Austin, Texas investment company. From 1996 to October 1999, he served as President and Chief Executive Officer of Capstar Broadcasting. From October 1999 to August 2000, Mr. Hicks was the Vice Chairman and President of AMFM Inc. Mr. Hicks is a director of Prime Medical Services, Inc.

        Chester A. Huber, Jr. has served as a member of our Board of Directors since January 2002. Mr. Huber has been President of OnStar Corporation since December 1999 and was general manager of the OnStar Division of General Motors Corporation from June 1995 until December 1999. He has held a variety of engineering, operations and marketing roles in his 27-year career with General Motors, including general director of Aftermarket Parts and Services, and general director of Sales, Marketing and Product Support for the Electro-Motive Division.

        Randall T. Mays has served as a member of our Board of Directors since July 1999. Mr. Mays is the Executive Vice President and Chief Financial Officer of Clear Channel Communications. Mr. Mays has been associated with Clear Channel since 1993 when he was elected Vice President and Treasurer. Mr. Mays also serves on the board of directors of Clear Channel Communications.

        James N. Perry has served as a member of our Board of Directors since May 2002. Mr. Perry is a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the communications industry. Mr. Perry also presently serves on the board of directors of Allegiance Telecom, Inc. and Focal Communications Corporation.

        Pierce J. Roberts, Jr. has served as a member of our Board of Directors since August 2000. Mr. Roberts was Managing Director of AEA Investors from September 1999 until July 2003. Previously, he was with Bear Stearns from 1993 to 1998 where he was the head of the Telecom investment banking group. Prior to that, he was Managing Director at The Blackstone Group, Vice

President-Corporate Development at BellSouth Corporation, and founder of his own corporate development business.

        Jack Shaw has served as a member of our Board of Directors since May 1997. Mr. Shaw served as Chief Executive Officer of Hughes Electronics Corporation from January 2000 through his retirement in December 2003 and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987.

        The following table sets forth information concerning our executive officers. Officers are elected by and serve at the discretion of our Board of Directors.

Name	Age	Position
Stephen Cook	48	Executive Vice President, Sales, Marketing and Customer Operations
Joseph J. Euteneuer	48	Executive Vice President, Chief Financial Officer
Steven P. Gavenas	48	Executive Vice President, Programming
Stelios Patsiokas	50	Executive Vice President, Engineering and Technology
Joseph M. Titlebaum	40	Executive Vice President, General Counsel and Secretary

        Set forth below are descriptions of the backgrounds of each of our executive officers, other than Messrs. Parsons and Panero, whose positions and backgrounds are described above.

        Stephen Cook has served as our Senior Vice President, Sales and Marketing since February 1999 and was promoted to Executive Vice President, Sales, Marketing and Customer Operations in January 2002. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE's cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Procter & Gamble and has more than 15 years of experience with launching and marketing new consumer products.

        Joseph J. Euteneuer has served as our Executive Vice President, Chief Financial Officer since June 2002. Mr. Euteneuer is a certified public accountant. Previously, Mr. Euteneuer was Executive Vice President and Chief Financial Officer of Broadnet Europe, a subsidiary of Comcast Corporation, from 2000 to 2002. Mr. Euteneuer joined Comcast in 1989 and served as its Vice President & Corporate Controller prior to joining Broadnet Europe.

        Steven P. Gavenas has served as our Senior Vice President, New Business Development since December 1999 and was promoted to Executive Vice President, Programming in January 2002. Previously, from June 1996 to November 1999, Mr. Gavenas held several positions in WorldSpace International, including VP of Marketing, EVP Corporate Strategy and EVP Commercial Operations. Before joining WorldSpace, from September 1989 to May 1996 Mr. Gavenas was a management consultant with McKinsey and Company, Inc., an international strategy consulting firm.

        Stelios Patsiokas has served as our Senior Vice President, Technology since October 1998 and was promoted to Executive Vice President, Engineering and Technology in January 2002. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola's Messaging Systems Product Group, where he was involved with developing the PageWriterTM 2000 two-way messaging device. Dr. Patsiokas holds over 24 United States patents.

        Joseph M. Titlebaum has served as our Senior Vice President, General Counsel and Secretary since September 1998 and was promoted to Executive Vice President, General Counsel and Secretary in March 2003. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance and mergers and acquisitions transactions.

Director Designation Agreements; Board Observers

        We have director designation agreements with Clear Channel Investments, Hughes Electronics, American Honda, Madison Dearborn Partners and General Motors. These director designation agreements contemplate election to our Board of Directors of members selected by each of General Motors, Clear Channel and American Honda; the Chairman of the Board; a director who also serves as our President and Chief Executive Officer; and two independent directors of recognized industry experience and stature. Mr. Parsons is our Chairman of the Board; Mr. Panero is our President and Chief Executive Officer; Mr. Huber is the director selected by General Motors; Mr. Mays is the director selected by Clear Channel; and Mr. Elliott is the director selected by American Honda. Messrs. Davis and Donohue are the independent directors. The director designation agreements will terminate upon unanimous consent of the parties.

        Under a shareholders and noteholders agreement, General Motors, Clear Channel, American Honda, Columbia Capital and Madison Dearborn Partners have observation rights at meetings of the Board of Directors. As provided in the shareholders and noteholders agreement, these observation rights are subject to these entities maintaining certain minimum percentages of their original investments or certain minimum ownership percentages in our company. The shareholders and noteholders agreement will terminate upon unanimous consent of the parties.

Shareholders and Noteholders Agreement

        We have entered into a shareholders and noteholders agreement with Clear Channel Investments, affiliates of Columbia Capital, Hughes Electronics, American Honda, affiliates of Madison Dearborn Partners, General Motors, DIRECTV and the investors that participated in our January 2003 financing transactions. The shareholders and noteholders agreement grants certain observation rights with respect to meetings of our Board of Directors, as described above under the caption "—Director Designation Agreements; Board Observers." Under the agreement, holders of our 10% senior secured discount convertible notes due 2009 have consent rights similar to, but in addition to, those of our Series C preferred stock. As long as an aggregate of at least 50% of the original aggregate principal amount at maturity of the 10% senior secured discount convertible notes due 2009 continues to be held by the original noteholders, without the consent of 75% of the noteholders and GM, we are not able to: amend our charter and bylaws in a way that materially affects the rights of GM or the noteholders; issue common stock in an amount that increases the amount outstanding on a fully diluted basis by 20% or more; take any action that would restrict our ability to honor the rights of GM or the noteholders; take certain actions under the terms governing the notes issued in January 2003; issue securities that have a preference over the notes or the note issued to GM's subsidiary, OnStar Corporation; incur indebtedness with financial or operational covenants; redeem or repurchase securities that are junior to or on a parity with the notes or the OnStar note; enter into certain transactions with affiliates, merge or sell all or substantially all of our assets; or change the principal nature of our business. The parties to the shareholders and noteholders agreement also have the right to participate in any of our future private financings to the extent necessary to maintain their pro rata fully diluted ownership percentage. The shareholders and noteholders agreement will terminate upon unanimous consent of the parties.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table sets forth the compensation paid to our Chairman, Chief Executive Officer and to each of our other four most highly compensated executive officers for 2003, referred to collectively as the named executive officers:

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position(s)	Year	Salary		Bonus		Other(1)		Class A Shares Underlying Options
Gary Parsons Chairman	2001 2002 2003	$	— — 250,000	425,520 500,000 —	(2) (3)	$	— — —	267,500 182,500 400,000
Hugh Panero President and Chief Executive Officer	2001 2002 2003		340,000 400,000 412,000	354,600 300,000 —	(2) (3)		20,948 5,153 4,500	267,570 332,500 350,000
Steven P. Gavenas Executive Vice President, Programming	2001 2002 2003		233,200 256,520 264,216	122,430 102,608 —	(2) (3)		3,261 4,256 5,500	60,000 80,000 200,000
Stelios Patsiokas Executive Vice President, Engineering and Technology	2001 2002 2003		240,000 264,708 271,920	144,000 116,160 —	(2) (3)		5,100 5,500 5,500	100,000 80,000 200,000
Stephen Cook Executive Vice President, Sales, Marketing and Customer Operations	2001 2002 2003		262,000 288,200 296,846	137,550 115,280 —	(2) (3)		45,769 5,500 5,500	75,000 80,000 200,000
Joseph J. Euteneuer Executive Vice President, Chief Financial Officer	2001 2002 2003		— 170,207 342,207	— 230,000 —	(4) (3)		— 41,920 20,759	— 250,000 200,000

(1)
"Other" compensation includes stock grants, moving expenses, health club memberships, 401(k) plan contributions and other taxable expenses.
(2)
Paid in shares of Class A common stock on April 7, 2003 at $6.04 per share, net of tax withholding charges and 401(k) contributions.
(3)
Bonuses related to 2003 performance will be awarded in the first quarter of 2004.
(4)
Includes a $100,000 signing bonus in accordance with Mr. Euteneuer's employment agreement and $130,000 paid in shares of Class A common stock on April 7, 2003 at $6.04 per share, net of tax withholding charges and 401(k) contributions.

Employment Agreements

        Chairman of the Board.    Gary Parsons is employed as our Chairman of the Board of Directors for a term of three years under an employment agreement effective July 1, 2001 and amended March 20, 2003. His employment agreement calls for Mr. Parsons to receive a base salary of at least $250,000. In future years, Mr. Parsons' base salary and bonus will be determined by our board of directors, based upon the recommendation of the Compensation Committee. Mr. Parsons' bonus for 2002 was paid in shares of Class A common stock, net of tax withholding charges.

        Under Mr. Parsons' employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, we granted to Mr. Parsons a 10-year option to purchase 400,000 shares of Class A common stock at an exercise price of $5.34 per share. This option vests in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. In addition, Mr. Parsons may not sell shares issued upon exercise of this option until the first to occur of: (i) the average closing price of the Class A common stock over a twenty trading day period equaling or exceeding $10, or (ii) seven years having elapsed since the date of grant.

        In the event of termination of Mr. Parsons' employment without cause or if Mr. Parsons resigns for good reason, including a change of control, we will continue to pay Mr. Parsons' base salary, if any, and discretionary bonus and will continue to make available all applicable benefits for two years from the date of termination. In addition, all options granted to Mr. Parsons would vest immediately and remain exercisable for eighteen months. If we offer to renew Mr. Parsons' employment agreement but his employment nevertheless terminates, all vested options, including those scheduled to vest on July 1, 2004, will remain exercisable for three months but all other non-vested options would be forfeited. If we do not offer to renew Mr. Parsons' employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months. Mr. Parsons is entitled to reimbursement for any excise taxes incurred by him on payments made by us to him in connection with a change of control.

        Mr. Parsons' employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

        President and Chief Executive Officer.    Hugh Panero is employed as our President, Chief Executive Officer and member of the Board of Directors for a term of three years under an employment agreement effective June 1, 2001 and amended March 20, 2003. Under his employment agreement, Mr. Panero received a base salary of $412,000 in 2003, subject to increase from time to time by our Board of Directors. In future years, Mr. Panero's base salary and bonus will be determined by our board of directors, based upon the recommendation of the Compensation Committee. Mr. Panero's bonus for 2002 was paid in shares of Class A common stock, net of tax withholding charges and 401(k) contributions.

        Under Mr. Panero's employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, we granted to Mr. Panero a 10-year option to purchase 350,000 shares of Class A common stock at an exercise price of $5.34 per share. This option vests in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. In addition, Mr. Panero may not sell shares issued upon exercise of this option until the first to occur of: (i) the average closing price of the Class A common stock over a twenty trading day period equaling or exceeding $10, or (ii) seven years having elapsed since the date of grant.

        In the event of termination of Mr. Panero's employment without cause or if Mr. Panero resigns for good reason, including a change of control, we will continue to pay Mr. Panero's base salary and pro-rated leadership bonus and will continue to make available all applicable benefits for two years from the date of termination. We will also pay to Mr. Panero a pro-rated discretionary bonus, based on the percentage of base salary awarded as a discretionary bonus in the previous year, for the portion of the year prior to termination. In addition, all options granted to Mr. Panero would vest immediately and remain exercisable for eighteen months. If we offer to renew Mr. Panero's employment agreement but his employment nevertheless terminates, all vested options, including those scheduled to vest on June 1, 2004, will remain exercisable for three months but all other non-vested options would be forfeited. If we do not offer to renew Mr. Panero's employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months. Mr. Panero is entitled to reimbursement for any excise taxes incurred by him on payments made by us to him in connection with a change of control.

        Mr. Panero's employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

        Chief Financial Officer.    Joseph J. Euteneuer is employed as Executive Vice President, Chief Financial Officer under an employment agreement effective June 21, 2002. His employment agreement provides for a signing bonus of $100,000 and an annual base salary of $325,000 for the first year, $357,500 in the second year and $393,250 in the third year, subject to increase from time to time by our Board of Directors. Mr. Euteneuer is eligible for a discretionary annual bonus to be determined by the Board of Directors according to Mr. Euteneuer's personal job performance and mutually agreed upon corporate goals and objectives. The bonus target guideline is 40% of Mr. Euteneuer's annual base salary. In connection with signing his employment agreement, Mr. Euteneuer also received 50,000 restricted shares of our Class A common stock, 25,000 of which vested on January 1, 2003 and 25,000 of which vested on January 1, 2004. Mr. Euteneuer's bonus for 2002 was paid in shares of Class A common stock, net of tax withholding charges and 401(k) contributions.

        Under Mr. Euteneuer's employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, on June 21, 2002, we granted to Mr. Euteneuer a 10-year option to purchase 200,000 shares of Class A common stock at an exercise price of $6.55 per share. One half of these options vested on the date of grant, and one sixth will vest on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions.

        In the event of termination of Mr. Euteneuer's employment without cause or if Mr. Euteneuer resigns for good reason, including a change of control, we will continue to pay Mr. Euteneuer's base salary and will continue to make available all applicable benefits for one year from the date of termination. We will also pay to Mr. Euteneuer a discretionary bonus, based on the percentage of base salary awarded as a discretionary bonus in the previous year. In addition, all options granted to Mr. Euteneuer would vest immediately and remain exercisable for eighteen months. If we do not offer to extend Mr. Euteneuer's employment beyond the end of its term on terms no less favorable than those of his current employment agreement and Mr. Euteneuer's employment terminates, we will continue to pay Mr. Euteneuer's then current base salary and make available all applicable benefits for one year from the date of termination. If Mr. Euteneuer's employment terminates at the end of its term, all vested options, including those scheduled to vest on June 21, 2005, will remain exercisable for eighteen months but all other non-vested options would be forfeited.

        Mr. Euteneuer's employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

Stock Plans

  Shares Award Plan

        In 1998, our Board of Directors adopted a 1998 Shares Award Plan for employees, consultants and non-employee directors. The plan is administered by the board's compensation committee.

        We can grant options, stock appreciation rights, restricted stock, phantom shares or other stock-based awards under the plan. The aggregate number of shares of our Class A common stock with respect to which awards may be granted under the shares award plan is 25,000,000 shares. We may not grant awards of more than 1,000,000 shares of our common stock to any participant in any calendar year. Options granted under the shares award plan may be either incentive or non-incentive stock options within the meaning of the Internal Revenue Code. Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant. Stock appreciation rights may be granted in tandem with another award, in addition to another award or unrelated to any other award.

  Employee Stock Purchase Plan

        We have an employee stock purchase plan that provides for the issuance of 1,000,000 shares of Class A common stock.

  Talent Option Plan

        We have an incentive compensation plan known as the "XM Talent Option Plan" that permits the grant of nonqualified stock options. This plan became effective on May 31, 2000 and a total of 500,000 shares of Class A common stock have been reserved for issuance under this plan.

        The purpose of the Talent Option Plan is to promote the success and enhance the value of our company by attracting selective talent in a competitive market where equity-based awards such as stock options have become commonplace. The Talent Option Plan is available to non-employee service providers to our company and is administered by the Talent Option Committee.

        Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant. If we engage in a corporate transaction, which consists of a merger, a consolidation, a dissolution, a liquidation, or a sale of all or substantially all of our assets, then the holder of an outstanding award will have the right immediately prior to the effective date of the transaction to exercise such awards without regard to any installment provision regarding exercisability. All such awards that are not so exercised will be forfeited as of the effective time of the transaction. If we have had a change of control, each participant will be entitled to receive an equivalent award. An equivalent award is defined as a continuation of the awards, an agreement by the person acquiring us to honor or assume the award, or the substitution of a new award with an inherent value at least equivalent to the original award, and on terms at least as beneficial to the participant as is the original award. If it is not possible to grant such an equivalent award, we may grant a cash equivalent, calculated as described in the Talent Option Plan. If the participant's service with us is terminated by reason of involuntary termination within one year following the change of control, the equivalent award may be exercised in full beginning on the date of such termination.

  Stock Option Grants in 2003

        The following table sets forth information as of December 31, 2003 concerning the stock options we granted to named executive officers under the 1998 Shares Award Plan in 2003.

					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Stock Term
	Individual Grants
	Number of Common Shares Underlying Option Granted	Percent of Total Options Granted to Employees
			Exercise Price Per Share	Expiration Date
					5%	10%
Gary Parsons	400,000	7.3%	$5.34	3/20/2013	1,343,319	3,404,234
Hugh Panero	350,000	6.4%	$5.34	3/20/2013	1,175,404	2,978,705
Steven Gavenas	200,000	3.6%	$5.34	3/20/2013	671,659	1,702,117
Stephen Cook	200,000	3.6%	$5.34	3/20/2013	671,659	1,702,117
Stelios Patsiokas	200,000	3.6%	$5.34	3/20/2013	671,659	1,702,117
Joseph Euteneuer	200,000	3.6%	$5.34	3/20/2013	671,659	1,702,117

  Stock Option Exercises in 2003

        The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2003 and the number of shares of Class A common stock subject to exercisable and unexercisable stock options held as of December 31, 2003 by each of the named executive officers. Value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 2003, which was $26.29.

Aggregate Option Exercises in 2003 and Values at December 31, 2003

			Number of Securities Underlying Unexercised Options at December 31, 2003
					Value of Unexercised In-the-Money Options December 31, 2002
	Number of Shares Acquired On Exercise
		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gary Parsons	—	—	628,404	589,166	$7,470,572	$11,188,077
Hugh Panero	—	—	717,571	599,999	9,733,910	10,590,614
Steven Gavenas	—	—	120,167	291,166	1,369,952	5,199,546
Stephen Cook	—	—	180,181	278,333	2,293,392	4,982,725
Stelios Patsiokas	—	—	196,848	286,666	2,420,103	5,046,077
Joseph Euteneuer	—	—	158,334	291,666	3,125,513	5,999,487

Bonus Compensation Plan

        In 2003, we adopted the 2003 XM Radio Bonus Compensation Program. Now that we have more than a year of operating experience, bonuses for employees can be tied more closely to corporate operating results. This program applies to all employees eligible for an annual bonus. Under the program, bonuses are based on operating targets in certain categories, including subscriber growth, revenues and control of expenses. Bonuses for 2003 will be paid in cash during the first quarter of 2004.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with General Motors and OnStar

  Distribution Agreement

        Distribution of XM Radio through the new automobile market is central to our business strategy. Since June 1999, we have been a party to a long-term distribution agreement with OnStar Corporation, a subsidiary of General Motors, providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which runs for 12 years from commencement of our commercial operations in November 2001, General Motors has agreed to distribute our service to the exclusion of other satellite digital radio services that broadcast in the S-Band. General Motors will factory-install XM radios, purchased exclusively from our authorized manufacturers, in certain new General Motors vehicles and not install any radios which receive broadcasts by Sirius Radio, our primary competitor, as the only satellite radio service. We will have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States. General Motors is currently offering over 40 XM Radio-equipped cars, light trucks and SUVs under the Buick, Chevrolet, Cadillac, Pontiac, GMC and Saturn brand names during the 2004 model year.

        We have agreed to make significant payments to General Motors for serving as a distributor of XM Radio. Annual fixed payment obligations range from approximately $10 million to approximately $130 million through 2009, aggregating approximately $400 million. As described below under the heading "—Financing Agreements," we have issued to OnStar a 10% Senior Secured Convertible Note due 2009 with an aggregate principal amount of approximately $89 million in lieu of making approximately $115 million in payments to OnStar otherwise due in 2003 through 2006. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service within 12 months of purchasing a General Motors vehicle equipped with an XM radio. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. We will also make available to General Motors a limited amount of bandwidth for audio and/or data transmission by General Motors to owners of General Motors vehicles equipped with XM radios. The distribution agreement was amended in June 2002 and January 2003 to clarify certain terms in the agreement, including extending the dates when certain initial payments are due to GM, confirming the date of our commencement of commercial operations (November 2001), and providing that we may make certain payments to GM in the form of indebtedness or shares of our Class A common stock.

        This agreement is subject to renegotiation if, four years after the commencement of commercial operations (November 2005) and at two-year intervals thereafter, General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. There can be no assurance as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after we commenced commercial operations and at two-year intervals thereafter, our mobile aftermarket share falls below 40% if there are two satellite radio providers in the United States, or below 33% if there are three satellite radio providers in the United States.

        In February 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase one radio capable of receiving both companies' services. In accordance with the terms of the agreement, we expect to work with General Motors to integrate the new standard under the terms of the distribution agreement with General Motors. The agreement with General Motors provides that if General Motors elects to install radios that are capable of receiving broadcasts from other satellite radio providers, in the absence of any regulatory requirements to do so, we may seek to renegotiate the distribution agreement. If the FCC requires the installation of interoperable radios, we will renegotiate the distribution agreement on mutually acceptable terms.

  Financing Agreements

        In January 2003, we entered into a series of transactions to defer or provide for the financing of various payments to GM and OnStar concurrently with new investors investing a total of $225 million in our company.

        OnStar Note.    In lieu of making $114,972,000 of annual fixed payment obligations under the distribution agreement for 2003 through 2006, we have issued to OnStar a 10% Senior Secured Convertible Note due December 31, 2009 with a principal amount of $89,042,000. We and XM Satellite Radio Inc. are co-obligors on the OnStar note. Interest on the note, which is due semiannually on June 30 and December 31 of each year, is payable, at our option in cash or shares of our Class A common stock having an aggregate fair market value equal to the amount of interest due. The fair market value will be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due.

        OnStar will be able to convert the note into shares of Class A common stock pursuant to a vesting schedule so that on each date prior to and including December 31, 2006 that we would have been obligated to make scheduled guaranteed payments under the distribution agreement, a pro rata portion of the OnStar note corresponding to the scheduled guaranteed payment will become convertible at the option of OnStar at a conversion price equal to 90% of the fair market value of a share of Class A common stock (calculated as described above) on the vesting date; provided that, the conversion price will be not less than $5 per share nor greater than $10 per share during 2003, not less than $5 per share nor greater than $15 per share during 2004, and not less than $5 per share nor greater than $20 per share thereafter.

        Under the terms of the OnStar note, we are subject to restrictive covenants that are substantially similar to the voting provisions in our shareholder and noteholder agreement. These covenants limit our ability to pay dividends and make other types of restricted payments, incur indebtedness, enter into transactions with our affiliates, use proceeds from certain asset sales and enter into sale and leaseback transactions. We are also required to offer to repurchase the OnStar note at a purchase price equal to 101% of the principal amount upon a change of control.

        The OnStar note is equal in right of payment to, and secured by substantially all of our assets on a shared basis with, our other senior secured indebtedness. XM Satellite Radio Inc.'s subsidiary, XM Equipment Leasing LLC, guarantees our obligations under the OnStar note.

        GM Credit Facility.    General Motors has provided us with a $100.0 million Senior Secured Credit Facility, maturing in December 2009, that enables us to make monthly draws to finance payments that become due under the distribution agreement and other GM payments. We amended this facility in January 2004 to permit us to repay and reborrow under the facility and reduce the interest rate from a rate of 10% over LIBOR to 8% over LIBOR. We and XM Satellite Radio Inc. are co-borrowers under this credit facility. We have drawn $39,089,000 under this facility as of September 30, 2003 and expect the amount to increase based on activity in the fourth quarter. The outstanding principal amount of all draws will be due December 31, 2009 and bear interest at LIBOR plus 8%. We will be able to make interest payments semi-annually in shares of Class A common stock having an aggregate fair market value at the time of payment equal to the amount of interest due. The fair market value will be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due. We have the option to prepay all draws in cash in whole or in part at any time and re-borrow any prepaid amounts. Beginning in 2005, we will be required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of our excess cash and (ii) the amount necessary to prepay the draws in full.

        In order to make draws under the credit facility, we are required to have a certain minimum number of subscribers that are not originated by GM and a minimum pre-marketing cash flow.

        This credit facility is equal in right of payment to, and secured by substantially all of our assets on a shared basis with, our other senior secured indebtedness. XM's subsidiary, XM Equipment Leasing LLC, guarantees our obligations under this credit facility.

        As consideration for GM entering into the credit facility, we issued to GM a warrant to purchase 10 million shares of our Class A common stock at an exercise price equal to $3.18 per share. The GM warrant is fully vested and expires after five years.

        Subscriber Acquisition Payments.    Under the distribution agreement, we are required to make a subscriber acquisition payment to OnStar for each person who becomes and remains an XM subscriber through the purchase of a GM vehicle. We are now able to make up to $35.0 million in such subscriber acquisition payments semiannually in shares of our Class A common stock, valued at fair market value at the time of payment.

  Other Transactions

        We have granted to OnStar a certain amount of time to use our studios on an annual basis. In addition, we have agreed to provide certain of our audio content for distribution on OnStar's telematics services. We also have a director designation agreement with GM, which is described under the heading "Management—Director Designation Agreements; Board Observers." During November 2002, we initiated joint promotional activities with General Motors, targeted at new GM car buyers who subscribe to XM service. During 2002, approximately 31,000 subscribers benefited from the joint promotion, most of whom received three months of free service, partially paid for by GM, and GM purchased XM service for approximately 7,000 of their dealers.

January 2003 Private Placement

        In January 2003, we completed a private placement of $279.3 million aggregate principal amount at maturity of 10% Senior Secured Discount Convertible Notes due 2009, jointly issued by us and XM Satellite Radio Inc. Hughes Electronics purchased $13.3 million aggregate principal amount at maturity of notes; Black Bear Offshore Master Fund Ltd., $33.2 million; affiliates of Eastbourne Capital Management LLC (other than Black Bear Offshore Master Fund Ltd.), $17.0 million; George Haywood, $9.3 million; American Honda, $66.5 million; AEA XM Investors IA LLC, $1.1 million; AEA XM Investors IIA LLC, $9.1 million; Columbia Capital Equity Partners II (QP), L.P., $4.1 million; Columbia XM Radio Partners, LLC, $4.5 million; Columbia Capital Equity Partners III (QP), L.P., $1.5 million; and Columbia XM Satellite Partners III, LLC, $1.3 million. Hughes is one of the selling stockholders in this offering and will be converting its notes into shares of Class A common stock. The shares to be sold by Hughes will include the shares of Class A common stock issued upon such conversion.

        Interest on the notes is payable semiannually and accretes through December 31, 2005, so that at that date, the aggregate accreted value of the notes will be $279.3 million. Beginning June 30, 2006, interest will be payable semiannually in arrears in cash or by the issuance of additional notes on the same terms as these notes. If all interest is paid in additional notes, the notes would aggregate $412.6 million when they matured in December 2009. At any time, a holder of notes may convert all or part of the accreted value of its notes at a conversion price of $3.18 per share.

        We are not able to prepay or redeem the notes. Beginning four years after the issuance of the notes, we will be able to convert all, but not less than all of the notes at the conversion price if:

(i) shares of our Class A common stock have traded on The Nasdaq National Market or a national securities exchange for the previous 30 trading days at 200% of the conversion price, (ii) we have reported earnings before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization greater than $0 for the immediately preceding quarterly period for which we report our financial results, (iii) immediately following such conversion, the aggregate amount of our and our subsidiaries' indebtedness is less than $250 million, and (iv) no shares of our Series C preferred stock remain outstanding.

        Under the terms of the notes, we are subject to restrictive covenants, similar to those of the OnStar note, that limit our ability to pay dividends and make other types of restricted payments, incur indebtedness, enter into transactions with our affiliates, use proceeds from certain asset sales and enter into sale and leaseback transactions. We are also required to offer to repurchase the notes at a purchase price equal to 101% of the principal amount upon a change of control.

        The notes are equal in right of payment to, and secured on a shared basis with XM Satellite Radio Inc.'s 12% Senior Secured Notes due 2010 and 14% Senior Secured Discount Notes due 2009, the OnStar note and our indebtedness under the GM credit facility. The notes are secured by substantially all of our assets. XM Satellite Radio Inc.'s subsidiary, XM Equipment Leasing LLC, guarantees our obligations under the notes.

        In connection with this transaction, R. Steven Hicks and Thomas G. Elliott joined our board of directors. We issued to Mr. Hicks a warrant to purchase 900,000 shares of our Class A common stock at an exercise price of $3.18 per share.

Operational Agreements

        Bandwidth.    We have agreed to make 128.0 kilobits per second of our bandwidth available to OnStar Corporation under our distribution agreement with OnStar for audio and data transmissions to owners of XM-enabled GM vehicles, regardless of whether they are XM subscribers. We can use the bandwidth until it is actually used by OnStar. OnStar's use of our bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with our business, and must meet our quality standards. OnStar has not yet used any of our bandwidth available to it. We have also granted to OnStar a certain amount of time to use our studios on an annual basis. In addition, we will provide certain of our audio content for distribution on OnStar's telematics services.

        We have agreed to make a certain amount of our bandwidth available to American Honda. We can use the bandwidth until it is actually used by American Honda. American Honda's use of our bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with our business, and must meet our quality standards. American Honda has not yet used any of our bandwidth available to it. This agreement remains in effect so long as American Honda holds a certain amount of its investment in us. We believe that this allocation of our bandwidth to affiliates will not adversely affect our ability to provide the XM Radio service.

        We have agreements with Clear Channel, DIRECTV and the TCM Group (which is owned by Columbia Capital, Telcom Ventures (an XM stockholder) and Madison Dearborn Partners) under which we have agreed to make available to such companies up to 406.6 kilobits per second, 204.8 kilobits per second, 64.0 kilobits per second each, respectively, of our bandwidth, for such companies to supply programming to us with content reasonably acceptable to us, on terms (including revenue sharing) no less favorable than those offered to similar commercial programmers who provide similar programming. Only Clear Channel has taken advantage of its agreement to provide programming on our system. Until these options are exercised and this bandwidth is actually used by such companies, we can use the bandwidth. Any use of our bandwidth by these companies must be in compliance with applicable laws, must not interfere with our business or obligations to other content providers, and must meet our quality standards. These agreements remain in effect so long as Clear Channel,

DIRECTV, and Columbia Capital, Telcom Ventures and Madison Dearborn Partners hold at least 5% of our fully diluted ownership or their original investments in us.

        Technology License.    We have granted to Clear Channel, DIRECTV, and TCM Group under the agreements described above a royalty-free, non-transferable, non-exclusive license to use, sell, manufacture and have manufactured any and all technology we develop relating to the XM Radio system worldwide for any purpose other than one related to digital audio radio service.

        Advertising and Distribution.    We provide Clear Channel and DIRECTV with access to our advertising at the lowest available commercial rates. Clear Channel must make good faith efforts to give us access to its advertising at the lowest available commercial rates.

        The agreements provide for further good faith negotiations with respect to other arrangements, including advertising barter arrangements, marketing of XM Radio service by Clear Channel and DIRECTV, and technology cooperation.

Registration Rights Agreement

        Under a registration rights agreement with Clear Channel Investments, Columbia Capital, Hughes Electronics, American Honda, Madison Dearborn Partners, General Motors, DIRECTV and the investors that participated in our January 2003 financing transactions, we have filed registration statements covering the Class A common stock underlying the securities issued to these parties and other investors. This prospectus supplement and the prospectuses attached hereto relating to such stockholders are delivered under two of those registration statements. Most of these investors are subject to securities law restrictions in selling our securities without an effective registration statement in place. A party to the registration rights agreement will cease to have registration rights at such time that its securities are subject to an effective registration statement, or may be sold under Rule 144(k) under the Securities Act of 1933, as amended, or without restriction under Rule 144 of the Securities Act. These parties may have additional rights to demand registration, subject to certain exceptions.

Director Designation Agreements

        We have entered into director designation agreements under which members selected by Clear Channel, General Motors and American Honda have been elected to our Board of Directors. These provisions are described above under the caption "Management—Director Designation Agreements; Board Observers."

Shareholders and Noteholders Agreement

        We have entered into a shareholders and noteholders agreement with Clear Channel Investments, affiliates of Columbia Capital, Hughes Electronics, American Honda, affiliates of Madison Dearborn Partners, General Motors, DIRECTV and the investors that participated in our January 2003 financing transactions, which is further described above under the caption "Management—Shareholders and Noteholders Agreement."

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table presents, as of December 31, 2003, information based upon our records and filings with the SEC regarding each of the selling stockholders and each person known to us to be the beneficial owner of more than 5% of our Class A common stock on an actual basis and after giving effect to this offering. The information presented below regarding beneficial ownership of the common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days of December 31, 2003 through the exercise of any stock option or other right.

        As of December 31, 2003, there were 160,665,194 shares of Class A common stock outstanding and 308,639,830 shares of common stock outstanding on a fully diluted basis.

	Number of Class A Shares Beneficially Owned Prior To the Offering		Percentage of Total Class A Shares Prior to the Offering	Number of Class A Shares Offered Hereby	Number of Class A Shares Beneficially Owned Following the Offering		Percentage of Total Class A Shares Following the Offering	Voting Percentage Following the Offering
Beneficial Owners of More Than 5%:
American Honda Motor Co., Inc. 1919 Torrance Blvd. Torrance, CA 90501	24,397,745	(1)	13.2%	—	24,397,745		12.0%	3.8%
Hughes Electronics Corporation 2250 E. Imperial Highway El Segundo, CA 90245	18,979,234	(2)	11.4%	8,500,000	10,479,234		5.8%	3.8%
Eastbourne Capital Management, LLC 1101 Fifth Avenue Suite 160 San Rafael, CA 94901	17,277,080	(3)	10.0%	—	17,277,080		10.3%	2.4%
General Motors Corporation 100 Renaissance Center 3031 West Grand Boulevard PO Box 100 Detroit, MI 48265-1000	16,533,922	(4)	9.3%	—	15,553,252	(5)	8.0%	*
Clear Channel Investments, Inc. 200 Concord Plaza, Suite 600 San Antonio, TX 78216	8,329,877	(6)	5.2%	—	8,329,877		4.7%	4.4%
Black Bear Offshore Master Fund Ltd. c/o Eastbourne Capital Management 1101 Fifth Avenue Suite 160 San Rafael, CA 94901	9,394,753		5.5%	—	9,394,753		4.99%	*
Black Bear Fund I, L.P. c/o CITCO Fund Services (Cayman Islands) Limited Corporate Centre West Bay Road PO. Box 31106-SMB Grand Cayman, Cayman Islands	9,136,577		5.5%	—	9,136,577		4.97%	2.4%
Madison Dearborn Capital Partners III, L.P. Madison Dearborn Special Equity III, L.P. 3 First National Plaza, Suite 3800 Chicago, IL 60602	7,191,246	(7)	4.3%	2,500,000	4,691,246		2.6%	2.5%

*
Less than 1%.

(1)
Includes 17,206,499 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 and 7,191,246 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends.

(2)
Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock, 2,876,498 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends and 3,441,300 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009.

(3)
Includes 8,455,269 shares owned by Black Bear Offshore Master Fund Ltd., 8,210,269 shares owned by Black Bear Fund I, L.P., and 611,542 shares owned by Black Bear Fund II, L.L.C., each of which disclaims beneficial ownership of any shares not held directly by such entity. Excludes 939,484 shares issuable to Black Bear Offshore Master Fund Ltd. and 926,308 shares issuable to Black Bear Fund I, L.P. upon conversion of 10% senior secured discount convertible notes due 2009 that are not convertible to the extent such entity would own greater than 4.999% of our Class A common stock.

(4)
Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 980,670 shares issuable upon conversion of the vested portion of a convertible note. Under our agreements with General Motors, the convertible note issued to General Motors is not convertible and the warrant issued to General Motors is not exercisable to the extent General Motors would own more than 19.9% of our Class A common stock. The number of shares that may be issued in lieu of subscriber acquisition payments or as payment of interest cannot be determined at the present time because they depend on fair market values in the future.

(5)
Includes prepayment of the $89.0 million 10% Senior Secured Convertible Note in full. However, $7.8 million of the Note may be converted into 980,670 shares of Class A common stock.

(6)
We have been informed by Clear Channel Investments, Inc. that Clear Channel has entered into a derivatives contract with respect to the hedging of its shares of our Class A common stock.

(7)
Includes 7,191,246 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends.

Security Ownership of Directors and Executive Officers

        The following table presents, as of December 31, 2003, information regarding the beneficial ownership of Class A common stock by each of our directors and named executive officers and all of our directors and executive officers as a group:

Name	Number of Class A Shares Beneficially Owned		Percentage of Total Class A Shares
Directors and Named Executive Officers
Gary M. Parsons	714,835	(1)	*
Hugh Panero	772,964	(2)	*
Randall T. Mays	56,757		*
Chester A. Huber, Jr.	—		*
Jack Shaw	26,757		*
James N. Perry, Jr.	10,000	(3)	*
Nathaniel Davis	70,257		*
Thomas R. Donohue	56,757		*
Pierce J. Roberts, Jr.	73,295	(4)	*
Thomas G. Elliott	—		*
R. Steven Hicks	—		*
Joseph J. Euteneuer	155,773	(5)
Steven Gavenas	168,985	(6)	*
Stephen Cook	240,615	(7)	*
Stelios Patsiokas	270,559	(8)	*
All directors and executive officers as a group (16 persons)	2,791,988	(9)	1.7%

*
Less than 1%.

(1)
Does not include 589,166 shares issuable upon exercise of options that are not exercisable within 60 days. A trust for the benefit of Mr. Parsons' minor children, of which Mr. Parsons' spouse is the trustee, owns 16,179 shares and a minority membership interest in Columbia Capital. Mr. Parsons disclaims beneficial ownership of these interests.

(2)
Does not include 550,000 shares issuable upon exercise of options that are not exercisable within 60 days.

(3)
Mr. Perry is a partner in each of Madison Dearborn Capital Partners III, L.P. and Madison Dearborn Special Equity III, L.P., which are selling stockholders and collectively own 7,191,246 shares. Mr. Perry disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)
Includes 2,500 shares issuable upon exercise of Series B convertible preferred stock.

(5)
Does not include 325,000 shares issuable upon exercise of options that are not exercisable within 60 days.

(6)
Does not include 226,666 shares issuable upon exercise of options that are not exercisable within 60 days.

(7)
Does not include 226,666 shares issuable upon exercise of options that are not exercisable within 60 days.

(8)
Does not include 226,666 shares issuable upon exercise of options that are not exercisable within 60 days.

(9)
Does not include 2,144,164 shares issuable upon exercise of options that are not exercisable within 60 days.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 600,000,000 shares of Class A common stock, $.01 par value per share, 15,000,000 shares of Class C common stock, $.01 par value per share, 15,000,000 shares of Series A convertible preferred stock, $.01 par value per share, 3,000,000 shares of 8.25% Series B convertible redeemable preferred stock, $.01 par value per share, 250,000 shares of 8.25% Series C convertible redeemable preferred stock, $.01 par value per share and 250,000 shares of Series D junior participating preferred stock, $.01 par value per share. The following summary description of our capital stock is subject to our Restated Certificate of Incorporation and Restated Bylaws and the Delaware General Corporation Law.

Common Stock

        As of December 31, 2003, there were 160,655,194 shares of Class A common stock outstanding and no shares of Class C common stock outstanding.

  Class A Common Stock

        Holders of our Class A common stock are entitled

  •
  to one vote for each share held on any matter submitted for stockholder approval;

  •
  to receive on a pro rata basis, dividends and distributions, if any, as the board of directors may declare out of legally available funds; and

  •
  upon the liquidation, dissolution, winding up or insolvency of the company, to share ratably in the net assets of our company available after we pay our liabilities and any preferential amounts to which holders of the Series A convertible preferred stock may be entitled.

        Holders of our Class A common stock have no preemptive, redemption or sinking fund rights.

  Anti-Takeover Protections

        Our stockholder rights plan and certain provisions of our certificate of incorporation may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. This could limit the price that certain investors might be willing to pay in the future for shares of our Class A common stock.

        In November 2001, our board of directors adopted a stockholder rights plan, which we implemented in August 2002 and amended in January 2003. Pursuant to the stockholder rights plan, we made a dividend distribution of one "right" on each share of Class A common stock, Series A preferred stock and Series C preferred stock (as converted) outstanding. Under the plan, if a person or group acquires 15% or more of our outstanding common stock or commences a tender offer or exchange offer for 15% or more of our outstanding common stock, each right not owned by the acquiror or its affiliates will entitle its holder to pay to us $50 and receive newly issued shares of common stock worth $100. This ability of stockholders other than the acquiror to purchase additional shares at a 50% discount from market, among other provisions in the plan, would cause an unapproved takeover to be much more expensive to an acquiror, resulting in a strong incentive to negotiate with our board of directors to redeem the rights or approve the transaction instead of pursuing a hostile strategy. The rights may be redeemed by us at $0.005 per right within 10 days (or such later date as may be determined by a majority of continuing directors) after the accumulation of 15% or more of our outstanding common stock by a single acquiror or group.

        Our certificate of incorporation provides that we may issue preferred stock without the further approval of stockholders. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any stockholder for a period of three years unless the transaction meets certain conditions. Our certificate of incorporation requires unanimous written consent of stockholders to the taking of corporate action of stockholders without a meeting of stockholders.

  Class C Common Stock

        Holders of our Class C common stock are entitled to the same rights as holders of Class A common stock except that the holders of our Class C common stock are not entitled to vote on any matter submitted for stockholder approval.

Preferred Stock

        Our board of directors may issue preferred stock in one or more series and may fix the designations, powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions on the preferred stock, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and may fix the number of shares to be included in any such series. Any of our preferred stock may rank senior to our common stock for the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any shares of our preferred stock may have class or series voting rights. Issuances of our preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of our common stock. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of our common stock.

  Series A Convertible Preferred Stock

        Our Series A convertible preferred stock has the following characteristics:

  •
  a right to receive dividends and distributions ratably with the holders of our common stock;

  •
  a $9.52 per share payment preference over our common stock in the event of our liquidation, dissolution, winding up or insolvency;

  •
  a right to convert, at the election of the holder, one share of the Series A convertible preferred stock into one share of our Class A common stock; and

  •
  shares of our Series A convertible preferred stock do not have

  •
  voting rights;

  •
  any preference with respect to dividends and distributions;

  •
  preemptive rights;

  •
  sinking fund rights; or

  •
  redemption rights.

        Following the occurrence of a recapitalization, each share of our Series A convertible preferred stock will be convertible into the kind and number of shares of securities or other property to which the holders of such share of Series A convertible preferred stock would have been entitled to receive if the holder had converted such share of Series A convertible preferred stock into our Class A common stock immediately prior to the recapitalization.

        As of December 31, 2003, there were 10,786,504 shares of our Series A convertible preferred stock outstanding, all held by General Motors and Hughes Electronics.

  Series B Convertible Preferred Stock

        General.    Each share of Series B convertible preferred stock has a "liquidation preference" of $50, which is the amount a holder of one share of Series B convertible preferred stock would be entitled to receive if we were liquidated. We will pay cumulative dividends on the Series B convertible preferred stock at a rate per annum equal to 8.25% of the liquidation preference per share quarterly in arrears commencing May 1, 2000. Dividends will be payable in cash or, at our option, in shares of Class A common stock, or a combination thereof.

        Optional Conversion by Holders.    Holders of the Series B convertible preferred stock have the right to convert some or all of their shares of Series B convertible preferred stock into shares of our Class A common stock, unless we have already redeemed them. The conversion price is $40 per share. At that price, holders of the Series B convertible preferred stock would receive 1.25 shares of our Class A common stock for each $50 liquidation preference of Series B convertible preferred stock. Holders of Series B convertible preferred stock are not entitled to any accrued dividends upon conversion. The conversion price will be adjusted if specified dilutive events occur.

        Upon the occurrence of a change of control (as defined in the certificate of designation governing the Series B convertible preferred stock), holders will have the option, during the period commencing on the date that the applicable change of control notice is mailed to holders and ending at the close of business on the 45th day thereafter, to convert all, but not less than all, of their shares of Series B convertible preferred stock into Class A common stock at a conversion rate equal to $50 (the liquidation preference per share of Series B convertible preferred stock) divided by a special conversion price which will be based upon a formula dependent upon the market value of our Class A common stock.

        Redemption of the Series B Convertible Preferred Stock by Holdings.    Beginning on February 3, 2003, we will have the right to redeem some or all of the Series B convertible preferred stock at a redemption price equal to 105.775% of the liquidation preference, or $52.89 per share, plus accrued dividends, if any, to the date of redemption. The redemption price will decline until it equals 100.0% on February 2, 2010, and will remain at 100.0% thereafter until redeemed. We may pay this redemption price in cash or shares of our Class A common stock (subject to some restrictions) or a combination of the two.

        We will be required to redeem any Series B convertible preferred stock still outstanding on February 1, 2012, at a redemption price equal to 100% of the total liquidation preference plus accrued dividends, if any, to that date. We must pay this redemption price in shares of our Class A common stock.

        Method of Dividends and Redemption Payments.    We may, at our option, make any dividend payments due on our Series B convertible preferred stock in cash, by delivery of freely tradable shares of our Class A common stock or through any combination of cash and freely tradable shares of our Class A common stock. Any optional redemption payments on our Series B convertible preferred stock must be paid in cash. Mandatory redemption payments due on the Series B convertible preferred stock must be paid by delivery of shares of Class A common stock. Shares of Class A common stock issued to make dividend or mandatory redemption payments on the Series B convertible preferred stock shall be valued at 95% of the average market value (as defined in the certificate of designation) if such shares of Class A common stock are freely tradable, or 90% of the average market value if such shares of Class A common stock are not freely tradable.

        Ranking.    The Series B convertible preferred stock ranks:

  •
  junior to all our existing and future indebtedness and other obligations,

  •
  junior to any of our capital stock or preferred stock which provides that it be ranked senior to the Series B convertible preferred stock and which receives the requisite approval of the holders of Series B convertible preferred stock,

  •
  equal with any of our preferred stock issued in the future which provides that it be ranked equal with the Series B convertible preferred stock, and

  •
  senior to all Series A convertible preferred stock and all shares of our other capital stock, unless the other stock expressly provides otherwise.

        Limited Voting Rights.    Holders will generally not be entitled to any voting rights, unless we have not declared or paid dividends on the Series B convertible preferred stock for a total of six quarterly periods.

        Trading.    We have not applied and do not intend to apply for the listing of the Series B convertible preferred stock on any securities exchange.

        As of December 31, 2003, there were 474,289 shares of Series B convertible preferred stock outstanding.

  Series C Convertible Preferred Stock

        Voting Rights.    The holders of Series C preferred stock are entitled to vote on all matters on which the holders of common stock are entitled to vote, in the same manner and with the same effect as the holders of common stock, voting together with the holders of common stock as a single class. In any vote with respect to which the Series C preferred stock vote with the holders of common stock as a single class, each holder of Series C preferred stock shall have a number of votes per share of Series C preferred stock equal to the number of shares of common stock into which such shares of Series C preferred stock are convertible. The holders of Series C preferred stock are entitled to notice of all stockholder meetings in accordance with our bylaws.

        In addition, the affirmative vote or consent of holders of at least 60% of the outstanding Series C preferred stock is required for the following:

  •
  any change to our certificate of incorporation or bylaws or any of our subsidiaries material to the Series C holders or any change to any certificate of designation relating to securities senior to or pari passu with the Series C preferred stock;

  •
  the authorization, creation, reclassification or issuance of any series or class of securities senior to or pari passu with the Series C preferred stock, except that we may issue up to $250 million in aggregate liquidation preference of Series C preferred stock and securities pari passu with the Series C preferred stock, which amount includes the Series C preferred stock issuance;

  •
  any increases in the outstanding number of shares of our Series A convertible preferred stock or Series B preferred stock and the Series C preferred stock other than increases in connection with anti-dilution adjustments in accordance with the terms of such securities;

  •
  any increase or decrease in the authorized number of shares of Series C preferred stock;

  •
  the issuance of common stock or securities convertible into common stock which would increase the number of shares of common stock outstanding by 20% or more, except for the Series C preferred stock issuance and issuances in respect of securities convertible into or exercisable for common stock already outstanding (securities issued in connection with any high yield issuance and common stock paid as a dividend on the Series B preferred stock in accordance with the terms thereof are not counted in the above 20% calculation);

  •
  the incurrence by us or any of our subsidiaries of indebtedness or issuance of securities that contain financial, operational or subscriber maintenance or milestone covenants which if not met would put us or any of our subsidiaries in default under the terms of the indebtedness;

  •
  the declaration and payment of any dividends on any securities junior to or pari passu with the Series C preferred stock other than dividends consisting solely of common stock to the holders of Series B preferred stock to the extent required by the terms thereof and dividends consisting solely of common stock, subject to the 20% limitation described above;

  •
  any merger or liquidation of us or any of our subsidiaries;

  •
  any action that results in us or our subsidiaries entering into an agreement that would impose material restrictions on our ability to honor the exercise of any rights of Series C holders, or violate, or be in conflict with, the rights of Series C holders;

  •
  the purchase or redemption of any of our or our subsidiaries' securities except that we can exercise our option to repurchase up to 35% of our subsidiary's 14% senior secured notes due 2010 and any similar option to repurchase contained in future high yield issuances, redeem the Series B preferred stock and the Series C preferred stock in accordance with their terms, and redeem equity securities in an aggregate amount up to $5 million;

  •
  the making of loans or advances to, transferring properties to, or guaranteeing any indebtedness of our subsidiaries other than subsidiaries related to the our satellite radio business;

  •
  any change in the principal nature of our or our subsidiaries' business to a business other than the satellite radio business or a business related thereto;

  •
  any transactions with affiliates, other than those on an arm's length basis and as to which approval of a majority of the disinterested directors has been received for transactions in excess of $5 million, and a fairness opinion has been received for transactions in excess of $20 million (transactions with affiliates do not include transactions (including employment agreements or arrangements or employee benefit plans) in the ordinary course of business approved by a majority of the disinterested directors, transactions between or among us and our wholly-owned subsidiaries, payment of reasonable directors' fees and provisions of customary indemnification for our directors, officers and employees, and pre-existing contractual arrangements and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Series C holders and that have been approved by a majority of the disinterested directors);

  •
  the sale or transfer of all or substantially all of our assets and the assets of our subsidiaries;

  •
  entering into any transaction that would result in any of our subsidiaries not being wholly owned by us other than pledges of common stock in connection with any financing transaction; and

  •
  our agreement or commitment to do any of the foregoing.

        Redemption.    The Series C preferred stock may not be required to be redeemed before February 8, 2005. The Series C preferred stock may be redeemed for cash, or, at the holder's option, in shares of our Class A common stock issued at the conversion price or in a combination thereof, at our option after four and a half years at redemption prices ranging from 100.000% to 105.775% of the liquidation preference plus accumulated and unpaid dividends. Unless it has already been redeemed or converted, the Series C preferred stock will be mandatorily redeemed by us, in common stock, on February 1, 2012, at a redemption price equal to 100% of the liquidation preference, together with accumulated and unpaid dividends to the mandatory redemption date.

        Dividends.    The holders of Series C preferred stock will be entitled to receive, when, as and if dividends are declared by the board of directors out of funds legally available therefor, cumulative dividends from the issue date of the Series C preferred stock accruing at the rate per annum of 8.25% of the liquidation preference per share, payable in arrears. The affirmative vote of the primary Series C investor and holders of at least 60% of the outstanding Series C preferred stock will be required for any declaration or payment of dividends on the Series C preferred stock, except during a liquidation event. Dividends are payable in cash. Holders of Series C preferred stock are also entitled to receive dividends, on an as converted basis, at any time that a dividend is declared with respect to our common stock and will receive such dividend before any dividend is paid on the common stock. If we fail to make required payments on the Series C preferred stock, or, after a 30-day notice and cure period, fails to observe the Series C voting requirements or perform under its covenants with the Series C holders, the dividend rate increases to 10.25% during the first year of the event of noncompliance and to 12.25% thereafter. Once the noncompliance is cured, the dividend rate reverts to 8.25%.

        Conversion.    The shares of Series C preferred stock are convertible at the holders' option at any time into shares of our Class A common stock at the conversion price then in effect. Currently the conversion price is $8.90. The conversion price is subject to adjustment upon stock splits and combinations, certain dividend payments and distributions in common stock, indebtedness, securities or assets. The conversion price is also subject to weighted average anti-dilution adjustments if we issue common stock or common stock-linked securities at a price less than 100% of the Series C conversion price. Upon a change of control, each holder of Series C preferred stock has the option to convert all, but not less than all, of such holder's shares of Series C preferred stock at the applicable redemption price. Upon the fiftieth consecutive day that the common stock trading price equals or exceeds $50 per share, we have the option to convert each share of Series C preferred stock at a conversion rate equal to the liquidation preference plus accumulated and unpaid dividends for four and a half years multiplied by 105.775% divided by the conversion price.

        Liquidation Rights.    Each share of Series C preferred stock has a "liquidation preference" of $1,000, which is the amount a holder of one share of Series C preferred stock would be entitled to receive if we were liquidated, plus any accrued dividends. Upon our voluntary or involuntary liquidation, dissolution, winding up or sale or reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, holders of the Series C preferred stock will be entitled to be paid, out of our assets available for distribution, the greater of (i) the liquidation preference per share plus an amount equal to all accumulated and unpaid dividends multiplied by the applicable redemption price per share and (ii) the amount the holders of Series C preferred stock would have been entitled to receive if such holders had converted upon a liquidation event before any distribution is made on any junior securities, including common stock.

        Ranking.    The Series C preferred stock ranks senior to all classes of common stock, the Series A preferred stock and any other class or series of common or preferred stock issued hereafter, the terms of which do not expressly provide that it will rank senior to the Series C preferred stock. The Series C preferred stock ranks on a parity with the our Series B preferred stock and any other class or series of common or preferred stock issued hereafter, the terms of which expressly provide that it will rank on a parity with the Series C preferred stock. The Series C preferred stock ranks junior to each class or series of preferred stock issued hereafter, the terms of which expressly provide that such class or series will rank senior to the Series C preferred stock.

        Registration Rights.    Holders of the Series C preferred stock have the right to demand registration of the shares of Class A common stock issuable upon conversion of their Series C preferred stock beginning one year after the Series C issuance. This right is subject to our right to defer the timing of a demand registration statement and an underwriters' right to cut back shares in an underwritten offering. In certain instances, if a demand registration is cut back by more than 75% of the number of shares originally requested to be registered, then the party requesting registration shall be entitled to one additional demand registration request. The Series C holders also have rights to demand registration upon a change of control and to include their Class A common stock in special registered offerings initiated by us, other than an offering relating to high yield debt.

        Trading.    We have not applied and do not intend to apply for the listing of the Series C preferred stock on any securities exchange.

        As of December 31, 2003, there were 120,000 shares of our Series C preferred stock outstanding.

  Series D Junior Participating Preferred Stock

        In August 2002, we adopted a stockholder rights plan, as described above under the heading "—Anti-Takeover Protections," in which rights to purchase our Series D Junior Participating Preferred Stock were granted as a dividend at the rate of one right for each share of Class A common stock held of record as of the close of business on August 15, 2002. The rights would be exercisable only upon the occurrence of certain events relating to an unsolicited take-over or change of control. As December 31, 2003, there were no shares of Series D Junior Participating Preferred Stock outstanding.

Warrants

        In March 2000, we and XM completed a unit offering, which units included a warrant to purchase 8.779770 shares of our Class A common stock at a current exercise price of $45.24 per share.

        As part of the January 2003 exchange offer relating to XM's 14% Senior Secured Notes, we issued warrants to acquire an aggregate of 25,514,960 shares of our Class A common stock at an exercise price of $3.18 per share. The exercise price of each warrant may be paid either in cash or without the payment of cash, by reducing the number of shares of Class A common stock that would be obtainable upon the exercise of a warrant. The warrants expire December 31, 2009.

        As consideration for GM providing a credit facility to us in January 2003, we issued to GM a warrant to purchase 10 million shares of our Class A common stock at an exercise price equal to $3.18 per share. The GM warrant is fully vested and expires after five years.

Certain Provisions of Our Certificate of Incorporation and Bylaws

  Certificate of Incorporation

        Our certificate of incorporation permits our board of directors without stockholder approval to issue shares of preferred stock up to the number of shares authorized for issuance in our certificate of incorporation, except as limited by Nasdaq rules. We could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these shares of preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Federal communications law prohibits the holding of a broadcast license by a corporation of which more than 20.0% of the capital stock is owned directly or beneficially by aliens. Where a corporation controls another entity that holds such an FCC license, such corporation may not have more than 25.0% of its directors as aliens and may not have more than 25.0% of its capital stock owned directly or beneficially by aliens, in each case, if the FCC finds that the public interest would be served by such prohibitions. Failure to comply with these requirements may result in the FCC issuing an order requiring divestiture of alien ownership to bring a company into compliance with federal law. In addition, fines or a denial of renewal, or revocation of the license are possible. Although we are not currently subject to these foreign ownership restrictions, in order to provide flexibility should our regulatory status change our restated certificate of incorporation permits the redemption of common stock from stockholders where necessary to protect our license.

  Bylaws

        As currently in effect, our bylaws require that the number of directors be between three and fifteen. Our bylaws provide that special meetings of the stockholders may be called by the board of directors, by stockholders holding at least 15% of the outstanding common stock or by the chief executive officer or the president. The bylaws may be amended or repealed, or new bylaws may be adopted, by the stockholders or the board of directors, subject to our shareholders' agreement.

Stockholder Actions

        Except as otherwise expressly provided in our certificate of incorporation or bylaws, resolutions may be adopted at stockholders' meetings by the affirmative vote of a simple majority of the aggregate number of votes represented by all shares entitled to vote thereon and represented, in person or by proxy, at the meeting. Our bylaws establish special advance notice procedures for stockholders who wish to make director nominations or bring other business before a stockholder meeting. In addition, stockholders may act by written consent without a meeting if approved by all shares entitled to vote thereon.

        Directors may be elected by a plurality of votes cast by stockholders at a meeting or by written consent, assuming a quorum is present, in person or by proxy, or acting by written consent. The quorum required for a meeting or action by written consent of stockholders consists of stockholders holding a majority of the issued and outstanding shares present in person or by proxy and entitled to vote. Stockholders' meetings are convened upon advance notice of at least 10 days and not more than 60 days.

Limitation of Liability and Indemnification Matters

        Our certificate of incorporation provides that directors shall not be personally liable to us or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under a provision of Delaware General Corporation Law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

  •
  for any transaction from which such director derived an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

        In addition, our certificate of incorporation and bylaws provide for the indemnification of directors and officers and any director or officer who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent authorized or permitted by the laws of Delaware against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is made a party or is threatened to be made a party by reason of serving in any of the foregoing capacities. The indemnification includes, to the full extent authorized or permitted by the Delaware General Corporation Law, payment by us of the expenses in advance of any proceeding. In addition, we have entered or will enter into indemnification agreements with our directors and executive officers that provide indemnification in addition to the indemnification provided in our bylaws. Under the bylaws, we may, but are not obligated to, maintain insurance, at their expense, for our benefit and the benefit of any person to be indemnified by us.

Transfer Agent and Registrar

        The transfer agent and registrar for the Class A common stock is EquiServe Trust Company, N.A.

UNDERWRITING

        Subject to the terms and conditions of an underwriting agreement, dated January    , 2004, the underwriters named below have severally agreed to purchase from us and the selling stockholders the respective number of shares of Class A common stock set forth opposite their respective names below.

Name	Number of Shares
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Credit Suisse First Boston LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC

Total

        The underwriting agreement provides that the obligations of the underwriters are several and are subject to approval of certain legal matters by their counsel and various other conditions. The nature of the underwriters' obligation is such that they are committed to purchase all shares of Class A common stock offered hereby if any of the shares are purchased.

        The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 2,700,000 shares of our Class A common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any, in connection with the sale of the Class A common stock offered hereby. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase up to 2,700,000 additional shares of our Class A common stock from the selling stockholders as discussed in the underwriting agreement.

        The following table summarizes the underwriting discounts to be paid by us and the selling stockholders to the underwriters and the expenses payable by us for each share of our and the selling stockholders' Class A common stock and in total. This information is presented assuming either no exercise or full exercise of the underwriters' option to purchase additional shares of Class A common stock.

	Per Share	Aggregate Without Option	Aggregate With Option
Public offering price
Underwriting discounts payable by us and the selling stockholders
Expenses payable by us

        We have been advised that the underwriters propose to offer the shares of our Class A common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                  per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $                  per share to certain other dealers. The offering of the shares of Class A common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares, in whole or in part.

        We, our directors, executive officers and a number of our stockholders have each agreed under lock-up agreements not to, directly or indirectly, subject to certain exceptions, offer, sell, or otherwise dispose of any shares of Class A common stock or any securities which may be converted into or exchanged for shares of Class A common stock without the prior written consent of Bear, Stearns & Co. Inc. on behalf of the underwriters for a period of 90 days from the date of this prospectus supplement.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the underwriters may be required to make in respect thereof.

        The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchase for the purpose of pegging, fixing or maintaining the price of common stock, in accordance with Regulation M under the Securities Act of 1934:

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Stabilizing transactions consist of bids to purchase the underlying security in the open market which are subject to a specified maximum.

  •
  Syndicate covering transactions involve purchase of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that might otherwise exist in the open market. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock, which may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        In connection with the offering, the underwriters and selling group members may exchange in passive market making transactions in the Class A common stock on The Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of Class A common stock and extending through the completion of the distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid, that bid must be lowered when specified purchase limits are exceeded.

        The underwriters may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their business.

        The prospectus supplement and accompanying prospectuses in electronic format may be made available on internet sites maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. Other than the prospectus supplement and accompanying prospectuses in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement or the registration statements of which this prospectus supplement forms a part, has not been endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied on by investors in deciding whether to purchase any shares of Class A common stock. The underwriters and selling group members are not responsible for information contained in internet websites that they do not maintain.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters with respect to communications regulatory issues will be passed upon for us by Shaw Pittman L.L.P., Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedules of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been included herein, in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP contain an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as of January 1, 2002.

INCORPORATION OF INFORMATION FILED WITH THE SEC

        The SEC allows us to "incorporate by reference" in this prospectus supplement certain information we file with the SEC, which means that we may disclose important information in this prospectus supplement by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus supplement is completed:

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 filed with the SEC on May 15, 2003;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, filed with the SEC on August 14, 2003;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, filed with the SEC on November 12, 2003;

  •
  Our Proxy Statement, filed with the SEC on April 21, 2003;

  •
  Our Current Reports on Form 8-K, filed with the SEC on:

  •
  January 15, 2003;

  •
  January 29, 2003;

  •
  May 8, 2003;

  •
  June 3, 2003;

  •
  June 11, 2003;

  •
  August 7, 2003; and

  •
  September 9, 2003.

        In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

WHERE TO FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet site at http://www.sec.gov.

        In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

                XM Satellite Radio Holdings Inc.
                1500 Eckington Place, N.E.
                Washington, DC 20002
                Attn: Investor Relations
                (202) 380-4000

        Our reports and amendments filed with the SEC can be accessed free of charge, through our website at http://www.xmradio.com/investor/investor_financial_and_company.html on the same day that they are electronically filed with the SEC.

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
RECENT DEVELOPMENTS
RISK FACTORS
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DILUTION
PRICE RANGE OF OUR CLASS A COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
UNDERWRITING
LEGAL MATTERS
EXPERTS
INCORPORATION OF INFORMATION FILED WITH THE SEC
WHERE TO FIND ADDITIONAL INFORMATION